AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1998
                                      REGISTRATION NO. 333-42411 & 333-42411-01
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                UNITED STATESSECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 -------------

                              GLENOIT CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     2257                     13-3862561
    (STATE OR OTHER           (PRIMARY STANDARD            (I.R.S. EMPLOYER
    JURISDICTION OF               INDUSTRIAL            IDENTIFICATION NUMBER)
    INCORPORATION OR         CLASSIFICATION CODE
     ORGANIZATION)                 NUMBER)

                           GLENOIT ASSET CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     2257                     51-0343206
    (STATE OR OTHER           (PRIMARY STANDARD            (I.R.S. EMPLOYER
    JURISDICTION OF               INDUSTRIAL            IDENTIFICATION NUMBER)
    INCORPORATION OR         CLASSIFICATION CODE
     ORGANIZATION)                 NUMBER)

                             111 WEST 40TH STREET
                           NEW YORK, NEW YORK 10018
                           TELEPHONE: (212) 391-3915
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 -------------

                              THOMAS J. O'GORMAN
                              GLENOIT CORPORATION
                             111 WEST 40TH STREET
                           NEW YORK, NEW YORK 10018
                           TELEPHONE: (212) 391-3915
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:

                                 LANCE C. BALK
                               KIRKLAND & ELLIS
                             153 EAST 53RD STREET
                         NEW YORK, NEW YORK 10022-4675
                           TELEPHONE: (212) 446-4800

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  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

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  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER SECURITIES LAWS OF ANY +
+SUCH STATE.                                                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1998

PRELIMINARY PROSPECTUS

  OFFER FOR ALL OUTSTANDING 11% SENIOR SUBORDINATED NOTES DUE 2007 IN EXCHANGE
                 FOR 11% SENIOR SUBORDINATED NOTES DUE 2007 OF

                              GLENOIT CORPORATION

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON       ,
                             1998, UNLESS EXTENDED.

  GLENOIT CORPORATION (the "Company"), a wholly owned subsidiary of Glenoit Universal, Inc. ("Holdings"), together with its wholly owned subsidiary, Glenoit Asset Corporation ("GAC"), hereby offers to exchange an aggregate principal amount of up to $100,000,000 of its 11% Senior Subordinated Notes due 2007 (the "New Notes") for a like principal amount of its 11% Senior Subordinated Notes due 2007 (the "Old Notes") outstanding on the date hereof upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"). ALTHOUGH THE NEW NOTES ARE TITLED "SENIOR"; (A) THE COMPANY HAS NOT ISSUED, AND DOES NOT HAVE ANY CURRENT FIRM ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT ADDITIONAL INDEBTEDNESS TO WHICH THE NEW NOTES WOULD BE SENIOR IN RIGHT OF PAYMENT, AND (B) THE NEW NOTES ALSO WILL BE EFFECTIVELY SUBORDINATE TO ESSENTIALLY ALL OF THE OUTSTANDING INDEBTEDNESS OF THE COMPANY AND THE SUBSIDIARY GUARANTORS. The New Notes and the Old Notes are collectively hereafter referred to as the "Notes." The terms of the New Notes are identical in all material respects to those of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of the Indenture governing the Old Notes dated April 1, 1997 (the "Indenture"). The New Notes will be general unsecured obligations of the Company subordinated in right of payment to all present and future Senior Indebtedness (as defined) of the Company and will rank senior in right of payment to all of the Company's present and future Subordinated Obligations (as defined). The Notes will be fully and unconditionally guaranteed (the "Subsidiary Guaranties") on an unsecured, senior subordinated basis by GAC and each future Domestic Restricted Subsidiary (as defined) of the Company (collectively, the "Subsidiary Guarantors"). The Subsidiary Guarantor is a guarantor of the New Credit Facility (as defined), which ranks senior to the New Notes, and the obligations of the New Credit Facility are secured by substantially all of the assets of the Company and the Subsidiary Guarantor. As of October 4, 1997, (i) Senior Indebtedness of the Company and the Subsidiary Guarantor is approximately $8.1 million (excluding trade payables, accrued liabilities and unused commitments under the New Credit Facility) and, (ii) the Company and its Subsidiaries have no Senior Subordinated Indebtedness outstanding other than these Notes and no Indebtedness outstanding that is subordinate in right of payment to these Notes. See "Description of Notes-- Subordination." The terms of the Indenture permits the Company and Subsidiary Guarantors to incur additional indebtedness, including Senior Indebtedness and Indebtedness that will rank pari passu with the New Notes, although the Company has not issued, and does not have any current firm arrangements to issue, any significant Indebtedness to which the New Notes would rank Senior or pari passu in right of payment. Other than increases in working capital in the ordinary course of business, the Company has no current or pending arrangements or agreements to incur any additional significant indebtedness to which the New Notes would be subordinate or rank pari passu in right of payment.

  Upon a Change of Control, each holder of the Notes may require the Company to repurchase such holder's Notes at a stated price. See "Description of Notes-- Change of Control." The New Credit Facility will prohibit the purchase of outstanding Notes prior to repayment of borrowings thereunder. Thus, there can be no assurance that in the event of a Change of Control, the Company will have sufficient funds to repurchase any of the Notes or will be permitted under the terms of its other indebtedness to repurchase or redeem the Notes. See "Description of New Credit Facility."

  The Company will accept for exchange any and all Notes validly tendered and
not withdrawn prior to 5:00 p.m., New York City time, on       , 1998, unless
extended by the Company in its sole discretion (the "Expiration Date"). Notwithstanding the foregoing, the Company will not extend the Expiration Date
beyond       , 1998. Tenders of Notes may be withdrawn at any time prior to
5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Notes were sold by the Company on March 26, 1997 to the Initial Purchasers (as defined) in a transaction (the "Initial Offering") not registered under the Securities Act in reliance upon an exemption under the Securities
                                                        (continued on next page)

  SEE "RISK FACTORS" COMMENCING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS       , 1998.

(continued from previous page)

Act. The Initial Purchasers subsequently placed the Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy certain obligations of the Company and the Subsidiary Guarantor contained in the Registration Agreement dated March 26, 1997 (the "Registration Rights Agreement"), among the Company, the Subsidiary Guarantor and Salomon Brothers, Inc. and CIBC Wood Gundy Securities Corp. (the "Initial Purchasers"), with respect to the Initial Offering. See "The Exchange Offer."

  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company or its subsidiaries within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Notes. If a holder of Notes is not a broker-dealer, the holder must represent that it is not engaged in and does not intend to engage in a distribution of the New Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer-- Resale of the New Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

  Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indentures and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

                                ---------------

  Prior to the Exchange Offer, there has been no public market for the Old Notes. If a market for the New Notes should develop, such New Notes could trade at a discount from their principal amount. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system and no active public market for the New Notes is currently anticipated. There can be no assurance that any public market for the New Notes will develop. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer. See "Risk Factors-- Absence of a Public Market." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

                             AVAILABLE INFORMATION

  The Company and the Subsidiary Guarantor have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company, the Subsidiary Guarantor and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such Statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is: http://www.sec.gov.

  As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. In the event the Company ceases to be subject to the informational requirements of the Exchange Act, the Company will be required under the Indenture to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the information requirements of the Exchange Act. The Company will also furnish such other reports as may be required by law.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE "PROSPECTUS SUMMARY," "THE COMPANY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors are urged to read this Prospectus in its entirety. Unless the context otherwise requires, references in this Prospectus to (i) the "Company" or "Glenoit" are to Glenoit Corporation (the issuer of the New Notes) and its consolidated subsidiaries, and (ii) "Holdings" are to Glenoit Universal, Ltd., the sole shareholder of the Company. See "--Corporate Organization." References to fiscal 1994, fiscal 1995 and fiscal 1996 are to the Company's fiscal years ended December 31, 1994, December 30, 1995 and January 4, 1997, respectively.

                                  THE COMPANY

OVERVIEW

  Glenoit, founded in 1954, is a domestic manufacturer and marketer of specialty fabrics known as "sliver-knit" pile fabrics and a domestic manufacturer of printed rugs for the home. Through its Fabric Division, the Company produces an extensive line of sliver (pronounced "sly-ver") knit pile fabrics, principally made from acrylic, which are used in the manufacture of performance-oriented outerwear, sportswear, coats, accessories, home textiles, automotive interiors, military uniforms, toys and a variety of other end-use products. The Company principally manufactures fabrics on a made-to-order basis and currently has over 1,100 customers. Sliver-knit pile fabrics are produced through a specialized process in which fabric is manufactured directly from loose fibers, in contrast to the more traditional knitting process in which fibers are first spun into yarn and then knit into fabric. Through its Consumer Products Division, the Company manufactures a wide variety of printed kitchen rugs, welcome mats, bath rugs and children's area rugs sold primarily through national discount retailers. The Company also manufactures rugs designed specifically for use in the kitchen. The Fabric Division and Consumer Products Division accounted for approximately 65% and 35%, respectively, of the Company's net sales of $121.7 million in fiscal 1996.

  The Company has experienced rapid growth in sales, operating income and earnings before interest, taxes, depreciation and amortization ("EBITDA") over the past five years. In connection with this growth, the Company has incurred significant debt. As of October 4, 1997, the Company has outstanding Indebtedness of $108.1 million (excluding trade payables, accrued liabilities and unused commitments under the New Credit Facility.) From fiscal 1992 to fiscal 1996, the Company's net sales have grown from $56.4 million to $121.7 million, representing a compound annual growth rate ("CAGR") of 21.2%, operating income has grown from $8.1 million to $17.2 million, representing a CAGR of 20.9%, and EBITDA has grown from $9.3 million to $19.7 million, representing a CAGR of 20.6%. This growth has principally occurred in the Fabric Division and is attributable to the Company's development and introduction of branded, performance-oriented sliver-knit fabrics. These fabrics were developed to target the increasing consumer preference towards more casual and comfortable dress and a growing emphasis on outdoor activities and styling related to outdoor activities. Beginning with Glenaura(TM) in 1993, the Company has introduced a series of branded, performance-oriented fabrics which have transformed the Company's Fabric Division from a traditional deep-pile fabric manufacturer dependent upon the coat market into a diversified fabric producer serving a broader range of faster growing end-use markets. Today, the Company's performance-oriented fabrics are principally manufactured from acrylic micro-fiber and are marketed under the brand names Berber by Glenoit(TM), Glenaura(TM), Zendura(TM)and GlenPile(TM).

  The Company believes that its performance-oriented sliver-knit fabrics offer apparel manufacturers greater design flexibility and superior performance characteristics in comparison with competing fleece fabrics. These qualities include the enhanced design and color capability of "Jacquard" knitting (which allows the fabrics to have intricate and colorful designs knitted into the fabric rather than printed onto the surface), added versatility in texture and feel and greater warmth-to-weight ratios and the ability to promote the evaporation of perspiration, thereby providing greater warmth to the wearer. These performance-oriented fabrics have been introduced by the Company's customers into sportswear lines marketed under brand names such as Liz Claiborne, Jones New York, Ralph Lauren and Anne Klein; outerwear lines marketed under brand names such as L.L. Bean, Lands' End, Columbia, Woolrich and Bogner; and private label programs for retailers such as Saks Fifth Avenue, Nordstrom, Lord & Taylor, Banana Republic, Victoria's Secret and The Gap.

  In addition to performance-oriented sliver-knit fabrics, the Company is a manufacturer and marketer of faux furs in the United States. Faux fur synthetically replicates animal fur such as mink, beaver and leopard and is typically used in women's and children's coats. The Company also manufactures fabrics used to cover audio speakers in certain models of General Motors cars, fireproof fabric marketed under the Glentec(TM) name used by the United States Navy, and a wide variety of other fabrics used in the manufacture of toys, golf club head covers, powder puffs, case linings and other end-use products.

  The Company believes that it is currently the principal domestic manufacturer of sliver-knit fabrics made from micro-fiber. The Company's ability to produce these fabrics is a result of its (i) manufacturing expertise in the sliver-knitting process which is more complex and difficult to utilize than traditional knitting, (ii) state-of-the-art sliver-knitting equipment with proprietary manufacturing enhancements, (iii) experienced sliver-knitting workforce and (iv) exclusive supply agreement for Microsupreme (R) acrylic micro-fiber with Sterling Fibers, Inc. Over the last six years, the Company has replaced or substantially upgraded all of its knitting equipment. In addition, in September 1995 the Company acquired a 140,000 square-foot sliver- knitting manufacturing facility through its acquisition of the Borg Textile Corporation (the "Borg Acquisition") which the Company successfully upgraded and converted to produce higher-margin micro-fiber fabrics. In addition, effective August 30, 1997 the Company, through its wholly-owned subsidiary, Glenoit Corporation of Canada ("GCC"), acquired certain assets and liabilities of Collins & Aikman Canada, Inc.

  The Consumer Products Division manufactures a wide variety of printed kitchen rugs, welcome mats, bath rugs and children's area rugs which are sold to national discount retailers including Wal-Mart, Kmart and Target, which typically sell such rugs at retail prices ranging from $3.99 to $9.99. The Company's kitchen rugs are manufactured under an exclusive licensing agreement with Barth and Dreyfuss of California, Inc. ("B&D"), a major manufacturer of kitchen textiles such as towels and potholders. Under the licensing agreement, the Company has the exclusive right to use B&D's designs on the Company's kitchen rugs, which are marketed jointly with B&D's kitchen textile products.

  The Company believes that its vertically integrated, state-of-the-art manufacturing and design operations provide the Consumer Products Division with efficient design capabilities, a low-cost, high-quality product line, and the ability to manufacture and ship large orders in a short time period. The Company's technology allows it to take a customer's design and produce numerous rug samples in as little as two hours, without incurring the expense and the one month time delay associated with full scale production. The Company's heat transfer and screen printing capabilities allow it to produce printed rugs that have an appearance similar to that of woven rugs but cost significantly less to produce. The Company has the ability to produce over 500,000 rugs per week and generally ships rugs within five business days after receiving an order.

                               BUSINESS STRATEGY

  Principal elements of the Company's strategy are:

    Capitalize on Trend Towards Performance Outerwear and Sportswear. In each of the last four years, the Company has successfully introduced new performance-oriented fabrics designed to target the consumer trend toward more casual and comfortable dress and the greater emphasis on physical fitness and the outdoors. With its current line of performance-oriented fabrics, the Company believes that it is well positioned to continue to capitalize on this trend and will seek to continue to penetrate additional outerwear and sportswear lines. Furthermore, the Company plans to capitalize on the demand for performance-oriented fabrics in international markets such as Japan and Europe through its distribution agreements with third party sales organizations in these regions.

    Build Brand Awareness. The Company has been building brand awareness for its performance-oriented fabrics by promoting Glenoit's brand names through garment hang-tags, a print advertising campaign undertaken jointly with its supplier of acrylic micro-fiber and designers' advertisements and retailers' catalogs which mention the Company's fabric by name.

    Increase Penetration of Home Textile Market with Innovative New Products. The Company plans to continue to develop innovative fabric products for the home textile market, a relatively small but fast growing segment of the Fabric Division. The Company believes that its micro-fiber fabrics are well suited for use in products for the home textile market, and the Company recently began selling its micro-fiber fabrics for use in throws, covered pillows and comforters.

    Leverage Existing Distribution Channels. The Company seeks to utilize its strong distribution relationships with large national discount retailers such as Wal-Mart, Kmart and Target to expand distribution of consumer products. Today, the Company primarily sells kitchen rugs through this distribution channel; however, the Company is planning to expand its distribution of welcome mats through this channel. In addition, the Company seeks to expand distribution of its rugs through other channels such as hardware and specialty retail stores.

    Make Selective Acquisitions. The Company intends to pursue selective strategic acquisitions in order to increase fabric manufacturing capacity and broaden fabric and consumer product offerings. The Company believes that the Borg Acquisition demonstrates its ability to re-train personnel and upgrade an existing manufacturing operation to produce higher margin micro-fiber products.

                             CORPORATE ORGANIZATION

  The Company is a wholly-owned subsidiary of Holdings. On August 8, 1997, the Company merged (the "Internal Merger") with its principal operating subsidiary, Glenoit Mills ("Mills"), with Glenoit Corporation as the surviving entity. In addition, the Company formed Glenoit Corporation of Canada ("GCC") as its wholly-owned subsidiary. Effective August 30, 1997, GCC acquired certain assets and liabilities of Collins & Aikman Canada, Inc. As a result of this restructuring, the Company now consists of Glenoit Corporation and its two principal subsidiaries, Glenoit Asset Corporation ("GAC") and GCC. The Company does not anticipate that the Internal Merger will impact its business in any material respect.

  In December 1995, the Company consummated a leveraged recapitalization (the "Recapitalization") pursuant to which, among other things, (i) Holdings redeemed a portion of its common stock from Stirling Investment Holdings, Inc. (the "Seller") for consideration consisting of cash, notes (the "Seller Notes") and the right to receive additional notes (the "Earn-Out Note") and (ii) Citicorp Venture Capital, Ltd. ("CVC"), certain members of senior management of CVC and the Company and certain related investors acquired common stock and junior subordinated pay-in-kind notes of Holdings. For a description of the Seller Notes, see "Description of Capital Stock and Indebtedness of Holdings-- Seller Notes." The Earn-Out Note has been issued by the Company in satisfaction of the earn-out obligation of Holdings and such note was repaid with a portion of the proceeds of the Initial Offering. For information regarding the ownership of securities of Holdings, see "Principal Stockholders."

  The Company is incorporated under the laws of the State of Delaware. The Company's principal executive offices are located at 111 West 40th Street, New York, New York 10018, and its telephone number is (212) 391-3915.

                                THE REFINANCING

  On March 26, 1997, the Company completed the Initial Offering pursuant to which the Company issued $100,000,000 aggregate principal amount 11% Senior Subordinated Notes due 2007. The net proceeds of the Initial Offering (after deducting the discount to the Initial Purchasers and expenses in connection with the Initial Offering and certain related transactions) were $95.4 million. Such proceeds were used as follows: (i) $26.8 million was used by the Company to prepay all outstanding Tranche A term loans under the Company's existing revolving credit and term loan facility (the "Old Credit Facility"), including accrued and unpaid interest thereon; (ii) $25.0 million was used to prepay all outstanding Tranche B term loans under the Old Credit Facility, including accrued and unpaid interest thereon, (iii) $16.6 million was used by the Company to prepay its 12 1/2% Senior Subordinated Note due December 13, 2003 (the "Equitable Note"), including a prepayment penalty and accrued and unpaid interest thereon; (iv) $5.7 million was used by the Company to prepay the Earn-Out Note, including accrued and unpaid interest thereon; (v) $0.8 million was used to pay fees and expenses in connection with the New Credit Facility; and
(vi) $20.5 million was used to prepay outstanding revolving credit borrowings under the Old Credit Facility.

  Concurrently with the Initial Offering, the Company entered into a $70 million senior credit facility (the "New Credit Facility") with a syndicate of lenders led by Banque Nationale de Paris ("BNP"), pursuant to which the Company has available (i) up to $45 million for working capital and general corporate purposes, subject to a Borrowing Base (as defined in the New Credit Facility), and (ii) up to $25 million for acquisitions. See "Description of New Credit Facility." As of October 4, 1997, there is $7.1 million indebtedness and $55.3 million of available borrowing capacity under the New Credit Facility. Additionally, borrowing under the New Credit Facility is limited under the terms of the Indenture. See "Description of Notes--Certain Covenants-- Limitation on Indebtedness."

                              THE INITIAL OFFERING

NOTES.....................  $100,000,000 aggregate principal amount of 11%
                            Senior Subordinated Notes due 2007 (the "Old
                            Notes") were sold by the Company on March 26, 1997 (the "Initial Offering") to Salomon Brothers, Inc. and CIBC Wood Gundy Securities Corp. (the "Initial Purchaser") pursuant to a Purchase Agreement dated March 26, 1997 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to a limited number of institutional accredited investors who agreed to comply with certain transfer restrictions and other conditions.

REGISTRATION RIGHTS         Pursuant to the Purchase Agreement, the Company and
 AGREEMENT................  the Initial Purchaser entered into a Registration
                            Agreement dated March 26, 1997 (the "Registration
                            Rights Agreement"), which granted the holder of the Notes certain exchange and registration rights. The
                            Exchange Offer is intended to satisfy such exchange rights which shall then terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED........  Up to $100,000,000 aggregate principal amount of
                            11% Senior Subordinated Notes due 2007 (the "New Notes"). The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes.

THE EXCHANGE OFFER........  The New Notes are being offered in exchange for a like principal amount of Old Notes. Old Notes may be exchanged only in integral multiples of $1,000. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement.

                            The Company will issue the New Notes to holders on or promptly after the Expiration Date.

                            Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. If a holder of Notes is not a broker-dealer, the holder must represent that it is not engaged in and does not intend to engage in a distribution of the New Notes. See "The Exchange Offer--Certain Conditions to the Exchange Offer."

                            Each Participating Broker-Dealer that receives the New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make the Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                            In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered for sale unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities of blue sky laws of such jurisdictions as any holder of the

                            Notes reasonably requests in writing. If a holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered for sale, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer. See "The Exchange Offer-- Consequences of Failure to Exchange; Resales of New Notes."

                            The Old Notes are currently eligible for trading in Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Old Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.

                            Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

EXPIRATION DATE...........  5:00 p.m., New York City time, on      , 1998
                            unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

ACCRUED INTEREST ON THE
 EXCHANGE NOTES AND THE     Each New Note will bear interest from its issuance
 NOTES....................  date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the New Notes. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

CONDITIONS TO THE           The Exchange Offer is subject to certain customary
 EXCHANGE OFFER...........  conditions, which may be waived by the Company.
                            Such conditions include the Company's ability to terminate the Exchange Offer if the Company determines that it violates applicable law or if a stop order has been issued or threatened with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. See "The Exchange Offer--
                            Conditions."

PROCEDURES FOR TENDERING
 NOTES....................  Each holder of Notes wishing to accept the Exchange
                            Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Notes, whether or not such person is the holder, and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If a holder of Notes is not a broker-dealer, the holder must also represent that it is not engaged in and does not intend to engage in a distribution of the New Notes, nor has any arrangement with any person to participate in such a distribution. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

UNTENDERED NOTES..........  Following the consummation of the Exchange Offer, holders of Notes eligible to participate but who do not tender their Notes will not have any further exchange rights and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.



CONSEQUENCES OF FAILURE
 TO EXCHANGE..............  The Notes that are not exchanged pursuant to the
                            Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer--Consequences of Failure to Exchange."



SHELF REGISTRATION
 STATEMENT................  If any holder of the Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                            Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has provided information regarding such holder and the distribution of such holder's Notes to the Company for use therein, the Company has agreed to register the Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Notes held by any such holders.

SPECIAL PROCEDURES FOR
 BENEFICIAL OWNERS........  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than twenty days in order to provide for the transfer of registered ownership.

GUARANTEED DELIVERY
 PROCEDURES...............  Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer-- Guaranteed Delivery Procedures."



WITHDRAWAL RIGHTS.........  Tenders may be withdrawn at any time prior to 5:00
                            p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

ACCEPTANCE OF NOTES AND
 DELIVERY OF NEW NOTES....
                            The Company will accept for exchange any and all Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."


USE OF PROCEEDS...........  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

EXCHANGE AGENT............  The United States Trust Company of New York is
                            serving as the Exchange Agent in connection with the Exchange Offer.

FEDERAL INCOME TAX
 CONSEQUENCES.............  The exchange of Notes pursuant to the Exchange
                            Offer will not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

                                 THE NEW NOTES

GENERAL...................  The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) the holders of New Notes will not be entitled to certain rights under the Registration

                            Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate as a general matter when the Exchange Offer is consummated. See "The Exchange Offer-- Purpose and Effect of the Exchange Offer." The New Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

ISSUER....................  Glenoit Corporation

SECURITIES OFFERED........  $100,000,000 aggregate principal amount of 11%
                            Senior Subordinated Notes due 2007.

MATURITY DATE.............  April 15, 2007

INTEREST PAYMENT DATES....  April 15 and October 15 of each year.

SUBORDINATION OF NOTES
 AND SUBSIDIARY
 GUARANTIES...............  The New Notes will be general unsecured senior subordinated obligations of the Company
                            subordinated in right of payment to the prior payment in full of all present and future Senior Indebtedness, pari passu with all present and future Senior Subordinated Indebtedness and senior to all present and future subordinated indebtedness of the Company. The Notes will be fully and unconditionally guaranteed on an unsecured, senior subordinated basis by the Subsidiary Guarantors under the Subsidiary Guaranties. As of October 4, 1997, after the application of the net proceeds of the Initial Offering thereof, (i) Senior Indebtedness of the Company and the Subsidiary Guarantors is approximately $8.1 million (excluding trade payables, accrued liabilities and unused commitments under the New Credit Facility) and (ii) the Company and its subsidiaries have no Senior Subordinated Indebtedness outstanding (other than the Notes) and no Indebtedness outstanding that was subordinate in right of payment to the Notes. See "Description of Notes--Subordination." ALTHOUGH THE NEW NOTES ARE TITLED "SENIOR", (A) THE COMPANY HAS NOT ISSUED, AND DOES NOT HAVE ANY CURRENT FIRM ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT ADDITIONAL INDEBTEDNESS TO WHICH THE NEW NOTES WOULD BE SENIOR IN RIGHT OF PAYMENT, AND (B) THE NEW NOTES ALSO WILL BE EFFECTIVELY SUBORDINATE TO ESSENTIALLY ALL OF THE OUTSTANDING INDEBTEDNESS OF THE COMPANY AND THE SUBSIDIARY GUARANTORS.

OPTIONAL REDEMPTION.......  The Notes will be redeemable at the option of the
                            Company, in whole or in part, at any time on or after April 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, at any time and from time to time prior to April 15, 2000, the Company may redeem in aggregate up to 25% of the original principal amount of the Notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the proceeds of one or more Public

                            Equity Offerings following which there is a Public Market; provided, however, that at least 75% of the original principal amount of the Notes remains outstanding immediately after any such redemption.

CHANGE OF CONTROL.........  Upon a Change of Control, each holder of the Notes may require the Company to repurchase such holder's Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. See "Description of Notes--Change of Control." There are significant restrictions, however, on the Company's ability to repurchase the Notes upon a Change of Control. The occurrence of certain of the events which would constitute a Change of Control, for example, would constitute a default under the New Credit Facility. Moreover, the New Credit Facility will prohibit the purchase of outstanding Notes prior to repayment of the borrowings thereunder. Thus, in the event of a Change of Control, there can be no assurance that the Company will have sufficient funds to repurchase any of the Notes or be permitted under the terms of its other indebtedness to repurchase or redeem the Notes. See "Description of New Credit Facility."

CERTAIN COVENANTS.........  The Indenture (as defined) contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness; make certain Restricted Payments and Investments; create Liens; enter into certain transactions with Affiliates; consummate certain merger, consolidation or similar transactions; sell assets; issue or sell capital stock; or incur Indebtedness which is both subordinated to Senior Indebtedness and senior to the Notes. In addition, in certain circumstances, the Company is required to offer to purchase Notes at a purchase price equal to 100% of the principal amount thereof with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications. See "Description of Notes--Certain Covenants."

TRANSFER RESTRICTIONS;
 ABSENCE OF A PUBLIC
 MARKET FOR THE NOTES
 COVENANTS................  The New Notes are new securities and there is currently no established market for the New Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes. However, they are not obligated to do so, and any market-making with respect to the New Notes may be discontinued without notice. The Company does not intend to apply for listing of the New Notes on any national securities exchange or for their quotation through the National Association of Securities Dealers Automated Quotation System. See "Risk Factors--Transfer Restrictions; Absence of Public Market."


  For additional information regarding the New Notes, see "Description of Notes."

  The address for the Company is 111 West 40th Street, New York, New York 10018 and the telephone number is (212)391-3915.

                                  RISK FACTORS

  Holders of Old Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors under "Risk Factors" beginning on page 16 for risks in connection with the Exchange Offer. Such Risk Factors include, but are not limited to, the following: Substantial Leverage; Subordination of the Notes and Subsidiary Guaranties; Restrictive Loan Covenants; Customer Concentration; Controlling Shareholders; Change of Control; Stringent Environmental Safety and Health Regulation; Absence of Public Market and Competition.

                      SUMMARY CONSOLIDATED HISTORICAL AND
                            PRO FORMA FINANCIAL DATA

  Set forth below are summary historical consolidated financial data and certain pro forma ratios of the Company for the periods indicated. The historical consolidated financial data of the Company prior to December 13, 1995 reflect the historical results of Mills. The summary historical financial data of the Company as of and for the years ended December 30, 1995 and January 4, 1997 have been derived from the Consolidated Financial Statements of the Company included elsewhere herein, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The summary historical financial data of the Company as of and for the year ended December 31, 1994 have been derived from the Consolidated Financial Statements of the Company included elsewhere herein, which have been audited by BDO Seidman, LLP, independent accountants. The summary historical financial data of the Company as of and for the years ended January 2, 1993 and January 1, 1994 have been derived from the Consolidated Financial Statements of the Company not included herein, which have been audited by BDO Seidman, LLP. The information for the nine month periods ended September 28, 1996 and October 4, 1997 is unaudited, but, in the opinion of the Company's management, includes all adjustments (consisting only of normal recurring accruals) necessary for the fair statement of the results for the periods presented. The results for the nine month period ended October 4, 1997 are not necessarily indicative of the results for the entire year since the Company's business is seasonal with historically better results in the second and third quarters. The summary historical and pro forma financial data set forth below should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data--Pro Forma Consolidated Statement of Income," and the Consolidated Financial Statements of the Company and related notes thereto included elsewhere in this Registration Statement.

                                        FISCAL YEAR                               NINE MONTHS ENDED
                          ------------------------------------------------     ------------------------
                                                                               SEPTEMBER 28, OCTOBER 4,
                           1992     1993       1994     1995        1996           1996         1997
                          -------  -------    -------  -------    --------     ------------- ----------
                                                                                     (UNAUDITED)
                                               (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME
 DATA:
Net sales...............  $56,443  $62,527    $72,469  $93,840    $121,751        $95,633     $120,822
Cost of sales...........   39,319   43,035     49,594   67,249      86,525         66,450       77,959
                          -------  -------    -------  -------    --------        -------     --------
Gross profit............   17,124   19,492     22,875   26,591      35,226         29,183       42,863
Operating expenses......    9,070   13,691(a)  12,550   16,235      18,045         13,146       17,859
                          -------  -------    -------  -------    --------        -------     --------
Income from operations..    8,054    5,801     10,325   10,356      17,181         16,037       25,004
Interest expense, net...    1,007      973      2,208    3,745       9,125          6,858        8,094
Other expense (income)..      120     (171)        83      166         589            605          586
Income tax expense......    2,550    2,050      2,850    3,083       3,354          3,605        6,542
                          -------  -------    -------  -------    --------        -------     --------
Income before
 extraordinary loss.....    4,377    2,949      5,184    3,362       4,113          4,969        9,782
Extraordinary loss, net
 of tax benefit.........      --       --         --     2,407(b)      --             --         2,857(c)
                          -------  -------    -------  -------    --------        -------     --------
Net Income..............  $ 4,377  $ 2,949    $ 5,184  $   955    $  4,113        $ 4,969     $  6,925
                          =======  =======    =======  =======    ========        =======     ========
OTHER DATA:
Depreciation and
 amortization...........  $ 1,368  $ 1,124    $ 1,491  $ 1,946    $  3,097        $ 2,262     $  2,617
Capital expenditures....      706      838      1,394    5,239       1,679          1,284       13,315
Cash flows from
 operating activities...    4,377    7,013        142      181       6,429           (514)      11,714
Cash flows used in
 investing activities...     (976)    (838)    (1,201) (13,076)     (1,388)        (1,083)     (21,302)
Cash flow from financing
 activities.............   (3,179)  (6,259)     1,247   13,533      (6,014)         2,366       10,426
EBITDA(d)...............    9,302    7,096     11,733   12,136      19,689         17,693       27,035
Adjusted EBITDA(e)......    9,302   10,532     11,733   12,136      20,990         17,693       27,035
Ratio of earnings to
 fixed charges(f).......     5.24x    3.84x      3.21x    2.30x       1.68x          2.03x        2.71x
PRO FORMA RATIOS:
Ratio of Adjusted EBITDA
 to pro forma interest
 expense(g).............                                              1.79x                       2.99x
Ratio of pro forma net
 debt to Adjusted
 EBITDA.................                                              4.56x(h)                    3.98x(i)
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $   279  $   196    $   384  $ 1,023    $     49        $ 1,792     $    887
Working capital(j)......      540    2,844      5,925   17,735      13,340         24,926       26,473
Total assets............   15,909   14,860     21,317   50,946      49,497         70,269       90,306
Total debt(k)...........    7,804    5,906     27,547   97,857      92,295        112,211      133,410
Stockholder's equity
 (deficit)..............    8,105    8,954     (6,231) (46,911)    (42,798)       (41,942)     (43,104)

--------
(a) Included in "Operating expenses" during fiscal 1993 is a one time charge of $3,436,000 relating to the charge-off of a product supply agreement with a related party and an investment in a related party. BDO Seidman, LLP issued a qualified opinion related to the Company's financial statements as of and for the period ended January 2, 1993 relating to the carrying value of the product supply agreement.
(b) During fiscal 1995, the Company recognized an extraordinary loss, net of income tax benefit of $1,240,000, as a result of the early retirement of the Company's debt obligations. See Notes 4 and 7 to the Consolidated Financial Statements.
(c) During April 1997, the Company recognized an extraordinary loss, net of income tax benefit of $1,527,000, as a result of the refinancing of the Company's debt in connection with the Initial Offering. See Note 7 of the Consolidated Financial Statements.
(d) EBITDA represents income before extraordinary loss plus income tax expenses, interest expense (net), depreciation and amortization. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity. The definition of EBITDA presented herein differs from the definition of EBITDA in the Indenture. EBITDA has not been adjusted to reflect certain costs and expenses payable to related parties prior to fiscal 1996, which were substantially reduced as a result of the Recapitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Notes--Certain Definitions."
(e) Adjusted EBITDA represents EBITDA (See Note (d) above), plus (i) for fiscal 1993, a one time charge of $3,436,000 relating to the charge-off of a product supply agreement with a related party and an investment in a related party (See Note (a) above) and (ii) for fiscal 1996, (A) moving expenses of approximately $320,000 incurred to relocate the Company's Consumers Products Division and (B) fees of approximately $980,000 for a consulting project related to process improvement and cash flow management. Adjusted EBITDA is presented because the Company believes that it provides useful information regarding the Company's ability to incur and service debt; however, Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity.
(f) For purposes of computing the ratio of earnings to fixed charges, earnings include income before income taxes and extraordinary loss, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and the portion of rental expense which the Company believes is representative of the interest component of rental expense.
(g) Represents Adjusted EBITDA divided by pro forma interest expense (excluding pro forma amortization of deferred loan cost of $600,000 and $419,000 for the periods ending January 4, 1997 and October 4, 1997, respectively). See "Unaudited Pro Forma Financial Data--Pro Forma Consolidated Statement of Income."
(h) Represents pro forma net debt of $95,617,000 divided by Adjusted EBITDA. Pro forma net debt represents total debt and capital lease obligations, less cash and cash equivalents, on a pro forma basis as of January 4, 1997, after giving effect to the Initial Offering and the application of the proceeds thereof.
(i) Represents net debt of $107,189,000 as of October 4, 1997 divided by Adjusted EBITDA. Net debt represents the sum of long term debt, the line of credit, and capital lease obligations, less cash and cash equivalents.
(j) Working capital represents consolidated current assets less consolidated current liabilities.
(k) The Company's fiscal 1994 balance sheet includes indebtedness of Holdings which has been accounted for as indebtedness of the Company under the "push-down" method of accounting. This debt was paid off on December 13, 1995. The "push-down" method requires that debt of Holdings, which was guaranteed and collateralized by the assets of the Company, be treated for accounting purposes as debt of the Company. See Note 1 to the Consolidated Financial Statements.

                                 RISK FACTORS

  Holders of Old Notes should carefully consider the following factors in addition to the other information set forth in this Prospectus in connection with the Exchange Offer. The risk factors set forth below are generally applicable to the Old Notes as well as the New Notes.

SUBSTANTIAL LEVERAGE

  The Company has incurred significant debt in connection with the Initial Offering. As of October 4, 1997, the Company has outstanding Indebtedness of $108.1 million (excluding trade payables, accrued liabilities and unused commitments under the New Credit Facility). The Company's leveraged financial position poses substantial consequences to holders of the Notes, including the risks that: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on the Notes and the payment of principal and interest under other Indebtedness; (ii) the Company's highly leveraged position may impede its ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, including acquisitions; (iii) the Company's highly leveraged financial position may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures; (iv) to the extent that the Company incurs additional Indebtedness under the New Credit Facility, which Indebtedness will be at variable rates, the Company may be vulnerable to increases in interest rates; and (v) the Company's flexibility in planning for or reacting to changes in market conditions may be limited. There can be no assurance, however, that the future cash flow of the Company will be sufficient to meet the Company's obligations and commitments. If the Company is unable to generate sufficient cash flow from operations in the future to service its Indebtedness and to meet its other commitments, the Company will be required to adopt one or more alternatives, such as refinancing or restructuring its Indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable the Company to continue to satisfy its capital requirements. In addition, the terms of existing or future debt agreements, including the Indenture and the New Credit Facility, may prohibit the Company from adopting any of these alternatives. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Notes" and "Description of New Credit Facility."

SUBORDINATION OF THE NOTES AND THE SUBSIDIARY GUARANTIES; COMPANY STRUCTURE

  The Notes will be subordinated in right of payment to all present and future Senior Indebtedness of the Company, including the principal, premium (if any) and interest with respect to the Senior Indebtedness of the Company under the New Credit Facility. The Notes will rank pari passu with all present and future Senior Subordinated Indebtedness of the Company and will rank senior to all other subordinated indebtedness of the Company. In addition, the Subsidiary Guaranties will be subordinated in right of payment to all existing and future Senior Indebtedness of the Subsidiary Guarantors, will rank pari passu with all existing and future Senior Subordinated Indebtedness of the Subsidiary Guarantors and will rank senior to all other subordinated indebtedness of the Subsidiary Guarantors. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company or any Subsidiary Guarantor, assets of the Company or such Subsidiary Guarantor will be available to pay obligations of the Notes only after all Senior Indebtedness of the Company or such Subsidiary Guarantor has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on all or any of the Notes. See "Description of Notes--Subordination."

  The Notes are also unsecured and will be effectively subordinated to any Secured Indebtedness of the Company. The Indebtedness outstanding under the New Credit Facility will be secured by liens on substantially all of the assets of the Company. The ability of the Company to comply with the provisions of the New Credit Facility may be affected by events beyond the Company's control. The breach of any such provisions could result in a default under the New Credit Facility, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under the New Credit Facility, together with accrued interest, to be due and payable, and the Company could be prohibited from making payments of interest and principal on the Notes until the default is cured or all Senior Indebtedness is paid or satisfied in full. If the Company were unable to repay such borrowings, such lenders could proceed against the collateral. If the Indebtedness under the New Credit Facility were accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such Indebtedness and the other Indebtedness of the Company, including the Notes. See "Description of New Credit Facility" and "Description of Notes-- Subordination."

  The Company is an operating company which derives a portion of its operating income from its subsidiaries. The holders of the Notes will have no direct claim against such subsidiaries other than the claim created by the Subsidiary Guaranties, which may be subject to legal challenge. See "--Risk of Fraudulent Transfer." If such a challenge were upheld, the Subsidiary Guaranties could be invalidated and unenforceable. To the extent that any Subsidiary Guaranty is not enforceable, the rights of holders of the Notes to participate in any distribution of assets of the applicable Subsidiary Guarantor upon liquidation, bankruptcy, reorganization or otherwise would, as is the case with other creditors of the Company, be subject to prior claims of creditors of that Subsidiary Guarantor. The ability of the Company's subsidiaries to pay dividends and make other payments may be or become subject to certain statutory, contractual and other restrictions.

  Although the terms of the Indenture will restrict dividends and distributions to Holdings, the Company will be permitted to make certain payments to Holdings, including payments (i) in respect of principal and interest on the Seller Notes; (ii) to cover certain administrative and operating expenses of Holdings, and (iii) to cover certain tax liabilities allocable to the Company, subject in each case to certain conditions. The Indenture does not restrict Holdings or its activities. See "Description of Notes--Certain Covenants--Limitation on Restricted Payments."

  As of October 4, 1997, (i) Senior Indebtedness of the Company and the Subsidiary Guarantors is approximately $8.1 million (excluding trade payables, accrued liabilities and unused commitments under the New Credit Facility) and
(ii) the Company and its subsidiaries have no Senior Subordinated Indebtedness outstanding (other than the Notes) and no indebtedness outstanding that was subordinate in right of payment to the Old Notes. The Subsidiaries have other liabilities, including contingent liabilities, which could be substantial.

RESTRICTIVE LOAN COVENANTS

  The New Credit Facility includes certain covenants that, among other things, restrict the Company's ability to: (i) pay dividends and make certain other restricted payments; (ii) incur additional indebtedness; (iii) grant liens, other than liens created pursuant to the New Credit Facility and certain permitted liens; and (iv) sell material assets. The New Credit Facility also requires the Company to maintain certain financial ratios, including leverage, interest coverage, fixed charge coverage and minimum net worth. There can be no assurance that these requirements will be met in the future. If they are not, the holders of the indebtedness under the New Credit Facility would be entitled to declare such Indebtedness immediately due and payable. See "Description of New Credit Facility."

CUSTOMER CONCENTRATION

  Approximately 20% of the Company's total net sales (57% of the Consumer Products Division's net sales) in fiscal 1996 were to three national discount retailers: Wal-Mart, Kmart and Target. The loss of any of these customers or a significant reduction in the amount of their business with the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF ACQUISITIONS

  The Company's strategy contemplates the pursuit of additional acquisition opportunities, and the Company is currently pursuing several acquisition opportunities. See "Business--Business Strategy." Each of these acquisition opportunities will require the devotion of substantial management resources and may require significant capital investment. Furthermore, such acquisitions will be subject to the many risks inherent in the integration of new business enterprises into the Company's existing operations. There can be no assurance that any of these acquisition opportunities will be consummated. Moreover, the Company may incur significant costs and expenses in connection with such projects. There can be no assurance that these expenditures will ultimately result in the integration of profitable operations with the Company's existing operations.

COMPETITION

  The textile industry is highly competitive and no single company is dominant. The Company's products compete with products offered by large, vertically integrated textile companies which have greater financial resources than the Company. The Company also competes with numerous smaller companies specializing in limited segments of the market. The primary competitive factors in the textile industry are price, product styling and differentiation, quality, manufacturing flexibility, delivery time and customer service. The importance of these factors is determined by the needs of particular customers and the characteristics of particular products. There could be a material adverse effect on the Company's business to the extent that one or more of the Company's competitors gains an advantage with respect to any key competitive factor. See "Business--Competition." In addition, imports of foreign-made textile and apparel products are a significant source of competition for many domestic textile manufacturers. The Company believes that its United States manufacturing presence and its emphasis on shortening production and lead times allows the Company to respond more quickly than foreign producers to changing fashion trends and to its domestic customers' requirement that suppliers meet tight production schedules and provide rapid delivery. The Company's continued success, however, will be affected by the ability of certain of the Company's customers to remain competitive, which may be affected by the level of imports.

  The extent of import protection afforded by the United States government to domestic textile producers has been, and is likely to remain, subject to considerable domestic and international political deliberation. In view of the labor cost advantages and the number of foreign producers of textile products that compete with certain of the Company's products, substantial elimination of import protection for domestic textile manufacturers could have a material adverse effect on the Company's business. In January 1995, a new multilateral trade organization, the World Trade Organization ("WTO"), was formed by the members of the General Agreement on Tariffs and Trade ("GATT") to replace GATT. This new body has set forth the mechanisms by which world trade in textiles and clothing will be progressively liberalized with the elimination of quotas and the reduction of duties. The implementation began in January 1995 with the phasing-out of quotas and the reduction of duties to take place over a 10-year period. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: yarns, fabrics, made-up textiles and apparel. As it implements the WTO mechanisms, the United States government is negotiating bilateral trade agreements with developing countries (which are generally exporters of textile products) that are members of the WTO to get them to reduce their tariffs on imports of textiles and apparel. The elimination of quotas and the reduction of tariffs under the WTO may result in increased imports of certain textile products and apparel into North America. These factors could make the Company's products less competitive against low cost imports from third world countries. See "Business--Competition."

  The North American Free Trade Agreement ("NAFTA") among Canada, Mexico and the United States, which became effective on January 1, 1994, has created the world's largest free-trade zone. NAFTA will phase out all trade restrictions and tariffs on textiles and apparel among the three countries. There can be no assurance that the removal of these barriers to trade will not have a material adverse effect on the Company's business, financial condition and results of operations.

IMPORTANCE OF B&D LICENSE AGREEMENT; CVC'S INTEREST IN B&D; POSSIBLE SALE OF
B&D

  A substantial majority of the products sold by the Consumer Products Division are manufactured, marketed and sold under a license agreement with B&D. See "Business--Licenses and Trademarks." Although the Company has the right to perpetually renew the license agreement for successive one-year terms (subject to certain conditions), the loss of this license or a deterioration in B&D's business could have a material adverse effect on the Company's business, financial condition and results of operations.

  Citicorp Venture Capital, Ltd. ("CVC"), the Company's largest shareholder, has an interest in B&D as a result of CVC's purchase in 1991 of certain notes of Papercraft Corporation ("Papercraft"), the then-parent company of B&D, while Papercraft was the subject of a bankruptcy proceeding in the Western District of Pennsylvania. During the bankruptcy proceeding, a committee of certain other creditors of Papercraft (the "Committee") sought to have CVC's claim equitably subordinated to the claims of other creditors. In October 1995, the bankruptcy court denied the Committee's request for equitable subordination, but limited CVC's claim to the purchase price of the Papercraft notes (resulting in CVC receiving an 11% interest in the reorganized entity, which emerged from bankruptcy as BDK Holdings Inc. ("BDK")), rather than the face value of the notes (which would result in CVC receiving a 41% interest in BDK). CVC has appealed the bankruptcy court's decision, asserting that the court erred in establishing and applying a new and previously unrecognized rule which prohibited CVC from purchasing the notes without first disclosing to the sellers and the other creditors that it intended to purchase the notes and that it had a representative on the Papercraft board. The Committee has also filed an appeal contesting the bankruptcy court's decision not to equitably subordinate CVC's claim. In addition, CVC believes that the board of directors of BDK may be seeking to sell the company and has filed a complaint with the bankruptcy court seeking to prohibit any sale of the disputed interest in BDK until all appeals of the bankruptcy court's decision have been exhausted.

PRICE AND UNAVAILABILITY OF RAW MATERIALS

  The Company's principal raw materials are acrylic and polyester, which the Company purchases from several large chemical companies. The Company's largest supplier is Sterling Fibers, Inc., which is the exclusive supplier of acrylic micro-fiber used in the Company's fabrics. The Company seeks to purchase sufficient amounts of acrylic and polyester to cover existing order commitments. The Company does not speculate on the price of raw materials. Any shortage or interruption in the supply, variations in the quality or fluctuations in the cost of raw materials could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Raw Materials and Suppliers."

CYCLICAL NATURE OF TEXTILE INDUSTRY

  Like all manufacturers of textile and textile-related products, the Company's financial performance tends to fluctuate with the general economic cycle and respond to market influences such as fashion trends. Reflecting the cyclical nature of the textile industry, many textile producers tend to increase capacity during years in which sales are strong. Such increases in capacity tend to accelerate a general economic downturn in the Company's textile markets. Any future increases in the capacity to manufacture pile and other competing fabrics could have a material adverse effect on the Company's business, financial condition and results of operations.

  The popularity and demand for particular textiles and textile-related products may vary significantly from year to year based on prevailing fashion trends which cannot be predicted. Due to the highly competitive nature of the industry, any failure by the Company to rapidly respond to changing fashion trends could have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROLLING STOCKHOLDERS

  CVC and certain members of senior management of the Company and CVC beneficially own a majority of the outstanding common stock of Holdings and, as a result, collectively control the affairs and policies of the Company. Circumstances may occur in which the interests of these stockholders could be in conflict with the interests of the holders of the Notes. In addition, these stockholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the Notes. See "--Importance of B&D Licensing Agreement; CVC's Interest in B&D; Possible Sale of B&D," "Principal Stockholders" and "Certain Relationships and Related Transactions."

CHANGE OF CONTROL

  In the event of a Change of Control, each holder of the Notes will have the right to require the Company to make an offer for cash to repurchase all or any part of such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase. A Change of Control will result in an event of default under the New Credit Facility and may result in a default under other indebtedness of the Company that may be incurred in the future. The New Credit Facility will prohibit the purchase of outstanding Notes prior to repayment of the borrowings under the New Credit Facility. Finally, there can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Description of Notes--Change of Control."

RISK OF FRAUDULENT TRANSFER

  Under applicable provisions of the United States Bankruptcy Code and comparable provisions of state fraudulent transfer or conveyance laws, if the Company, at the time it issued the Notes, (i) incurred such indebtedness with intent to hinder, delay or defraud creditors, or (ii)(a) received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (b)(1) was insolvent at the time of incurrence, (2) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (3) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its businesses, or (4) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each case, a court of competent jurisdiction could void, in whole or in part, the Notes, or, in the alternative, subordinate the Notes to existing and future indebtedness of the Company. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured. The Company believes that, for purposes of all such insolvency, bankruptcy and fraudulent transfer or conveyance laws, the Notes are being issued without the intent to hinder, delay or defraud creditors and for fair value and that the Company, after the issuance of the Notes and the application of the proceeds thereof, will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with the Company's view.

  In addition, the Subsidiary Guaranties may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any of the Subsidiary Guarantors. In such a case, the analysis set forth above would generally apply, except that the Subsidiary Guaranties could also be subject to the claim that, since the Subsidiary Guaranty was incurred for the benefit of the Company (and only indirectly for the benefit of the Subsidiary Guarantors), the obligations of the Subsidiary Guarantor thereunder was incurred for less than reasonably equivalent value or fair consideration. A court could void a Subsidiary Guarantor's obligation under the Subsidiary Guaranties, subordinate the Subsidiary Guaranties to other indebtedness of a Subsidiary Guarantor or take other action detrimental to the holders of the Notes.

STRINGENT ENVIRONMENTAL, SAFETY AND HEALTH REGULATION

  The Company's operations are subject to increasingly stringent federal, state and local laws and regulations governing environmental, health and safety matters. Pursuant to these requirements, the Company's facilities maintain environmental operating permits that are subject to revocation, modification and renewal. Violations of such permit requirements could give rise to substantial fines and/or civil or criminal sanctions. In addition, the Company may be liable under environmental laws for the cleanup of contamination that occurs on or from the Company's properties, including contamination that occurred prior to the Company's ownership or operation of the properties, or for clean-up of contamination on any off-site location to which the Company shipped hazardous substances for disposal. There can be no assurance that the Company is at all times in full compliance with applicable environmental, safety and health requirements or that the costs or liabilities related to such requirements that may be imposed in the future will not result in a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Environmental, Safety and Health Regulation."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

  Prior to the Exchange Offer, there has not been any public market for the Notes. The Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchange for New Notes by holders who are entitled to participate in this Exchange Offer. The holders of Old Notes (other than any such holder that is an "affiliate"of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Notes. The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes, but it is not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statements. Accordingly, no assurance can be given that an active public market or other market will develop for the New Notes or as to the liquidity of the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time.

  If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements concerning the Company's operations, economic performance and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. The foregoing description of risk factors specifies the principal contingencies and uncertainties to which the Company believes it is subject. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect the Company's results.

EXCHANGE OFFER PROCEDURES

  Issuance of New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of the Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. See "Plan of Distribution." To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offer. The net proceeds of the Initial Offering (after deducting the discount to the Initial Purchasers and expenses in connection with the Initial Offering and certain related transactions) were $95.4 million. Such proceeds were used as follows: (i) $26.8 million was used by the Company to prepay all outstanding Tranche A term loans under the Company's existing revolving credit and term loan facility (the "Old Credit Facility"), including accrued and unpaid interest thereon; (ii) $25.0 million was used to prepay all outstanding Tranche B term loans under the Old Credit Facility, including accrued and unpaid interest thereon, (iii) $16.6 million was used by the Company to prepay its 12 1/2% Senior Subordinated Note due December 13, 2003 (the "Equitable Note"), including a prepayment penalty and accrued and unpaid interest thereon; (iv) $5.7 million was used by the Company to prepay the Earn-Out Note, including accrued and unpaid interest thereon; (v) $0.8 million was used to pay fees and expenses in connection with the New Credit Facility; and (vi) $20.5 million was used to prepay outstanding revolving credit borrowings under the Old Credit Facility. See "The Refinancing."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  Set forth below are selected historical consolidated financial data of the Company for the periods indicated. The historical consolidated financial data of the Company prior to December 13, 1995 reflect the historical results of Mills. The selected historical financial data of the Company as of and for the years ended December 30, 1995 and January 4, 1997 has been derived from the Consolidated Financial Statements of the Company included elsewhere herein, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected historical financial data of the Company as of and for the year ended December 31, 1994 has been derived from the Consolidated Financial Statements of the Company included elsewhere herein, which have been audited by BDO Seidman, LLP, independent accountants. The selected historical financial data of the Company as of and for the years ended January 2, 1993 and January 1, 1994 has been derived from the Consolidated Financial Statements of the Company not included herein, which have been audited by BDO Seidman, LLP. The information for the nine month periods ended September 28, 1996 and October 4, 1997 is unaudited, but, in the opinion of the Company's management, includes all adjustments (consisting only of normal recurring accruals) necessary for the fair statement of the results for the periods presented. The results for the nine month period ended October 4, 1997 are not necessarily indicative of the results for the entire year, since the Company's business is seasonal with historically better results in the second and third quarters. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes thereto included elsewhere in this Registration Statement.

                                         FISCAL YEAR                            NINE MONTHS ENDED
                          -------------------------------------------------  ------------------------
                                                                             SEPTEMBER 28, OCTOBER 4,
                           1992     1993       1994      1995        1996        1996         1997
                          -------  -------    -------  --------    --------  ------------- ----------
                                                                                   (UNAUDITED)
                                                (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME
 DATA:
Net sales...............  $56,443  $62,527    $72,469  $ 93,840    $121,751    $ 95,633     $120,822
Cost of sales...........   39,319   43,035     49,594    67,249      86,525      66,450       77,959
                          -------  -------    -------  --------    --------    --------     --------
Gross profit............   17,124   19,492     22,875    26,591      35,226      29,183       42,863
Operating expenses......    9,070   13,691(a)  12,550    16,235      18,045      13,146       17,859
                          -------  -------    -------  --------    --------    --------     --------
Income from operations..    8,054    5,801     10,325    10,356      17,181      16,037       25,004
Interest expense, net...    1,007      973      2,208     3,745       9,125       6,858        8,094
Other expense (income)..      120     (171)        83       166         589         605          586
Income tax expense......    2,550    2,050      2,850     3,083       3,354       3,605        6,542
                          -------  -------    -------  --------    --------    --------     --------
Income before
 extraordinary loss.....    4,377    2,949      5,184     3,362       4,113       4,969        9,782
Extraordinary loss, net
 of tax benefit.........      --       --         --      2,407(b)      --          --         2,857(c)
                          -------  -------    -------  --------    --------    --------     --------
Net income..............  $ 4,377  $ 2,949    $ 5,184  $    955    $  4,113    $  4,969     $  6,925
                          =======  =======    =======  ========    ========    ========     ========
OTHER DATA:
Depreciation and
 amortization...........  $ 1,368  $ 1,124    $ 1,491  $  1,946    $  3,097    $  2,262     $  2,617
Capital expenditures....      706      838      1,394     5,239       1,679       1,284       13,315
Cash flows from
 operating activities...    4,377    7,013        142       181       6,429        (514)      11,714
Cash flows from
 investing activities...     (976)    (838)    (1,201)  (13,076)     (1,388)     (1,083)     (21,302)
Cash flow from financing
 activities.............   (3,179)  (6,259)     1,247    13,533      (6,014)      2,366       10,426
EBITDA(d)...............    9,302    7,096     11,733    12,136      19,689      17,693       27,035
Adjusted EBITDA(e)......    9,302   10,532     11,733    12,136      20,990      17,693       27,035
Ratio of earnings to
 fixed charges(f).......     5.24x    3.84x      3.21x     2.30x       1.68x       2.03x        2.71x
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $   279  $   196    $   384  $  1,023    $     49    $  1,792     $    887
Working capital(g)......      540    2,844      5,925    17,735      13,340      24,926       26,473
Total assets............   15,909   14,860     21,317    50,946      49,497      70,269       90,306
Total debt(h)...........    7,804    5,906     27,547    97,857      92,295     112,211      133,410
Stockholder's equity
 (deficit)..............    8,105    8,954     (6,231)  (46,911)    (42,798)    (41,942)     (43,104)

--------
(a) Included in "Operating expenses" during fiscal 1993 is a one time charge of $3,436,000 relating to the charge-off of a product supply agreement with a related party and an investment in a related party. BDO Seidman, LLP issued a qualified opinion related to the Company's financial statements as of and for the period ended January 2, 1993 relating to the carrying value of the product supply agreement.
(b) During fiscal 1995, the Company recognized an extraordinary loss, net of income tax benefit of $1,240,000, as a result of the early retirement of the Company's debt obligations. See Notes 4 and 7 to the Consolidated Financial Statements.

(c) During April 1997, the Company recognized an extraordinary loss, net of income tax benefit of $1,527,000, as a result of the refinancing of the Company's debt in connection with the Initial Offering. See Note 7 to the Consolidated Financial Statements.
(d) EBITDA represents income before extraordinary loss plus income tax expense, interest expense (net), depreciation and amortization. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity. The definition of EBITDA presented herein differs from the definition of EBITDA in the Indenture. EBITDA has not been adjusted to reflect certain costs and expenses payable to related parties prior to fiscal 1996, which were substantially reduced as a result of the Recapitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Notes--Certain Definitions."
(e) Adjusted EBITDA represents EBITDA (See Note (d) above), plus (i) for fiscal 1993, a one time charge of $3,436,000 relating to the charge-off of a product supply agreement with a related party and an investment in a related party (See Note (a) above) and (ii) for fiscal 1996, (A) moving expenses of approximately $320,000 incurred to relocate the Company's Consumers Product Division and (B) fees of approximately $980,000 for a consulting project related to process improvement and cash flow management. Adjusted EBITDA is presented because the Company believes that it provides useful information regarding the Company's ability to incur and service debt; however, Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity.
(f) For purposes of computing the ratio of earnings to fixed charges, earnings include income before income taxes and extraordinary loss, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and the portion of rental expense which the Company believes is representative of the interest component of rental expense.
(g) Working capital represents consolidated current assets less consolidated current liabilities.
(h) The Company's fiscal 1994 balance sheet includes indebtedness of Holdings which has been accounted for as indebtedness of the Company under the "push-down" method of accounting. This debt was paid off on December 13, 1995. The "push-down" method requires that debt of Holdings, which was guaranteed and collateralized by the assets of the Company, be treated for accounting purposes as debt of the Company. See Note 1 to the Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company's net sales grew from $72.5 million in fiscal 1994 to $121.7 million in fiscal 1996 primarily as a result of rapidly growing demand for the Company's performance-oriented pile fabrics, which were first introduced in 1993. This demand has been driven by a growing emphasis on outdoor activities and styling related to outdoor activities. The Company has responded by developing a line of performance-oriented micro-fiber fabrics, which the Company believes offer superior performance characteristics in comparison to competing fleece fabrics. The Company has also invested heavily to upgrade its fabric manufacturing facilities and increase capacity. In September 1995, the Company increased manufacturing capacity by 140,000 square feet with the addition of the Jacksboro, Tennessee facility acquired in the Borg Acquisition, which the Company upgraded and converted to produce higher margin micro-fiber products. This facility generated net sales of $24.1 million in fiscal 1996 and $5.7 million in fiscal 1995. In addition, effective August 30, 1997 the Company, through its wholly-owned subsidiary, Glenoit Corporation of Canada ("GCC"), acquired certain assets and liabilities of Collins & Aikman Canada, Inc.

RESULTS OF OPERATIONS

  The following table sets forth selected results of operations expressed in millions of dollars and as a percentage of total net sales for fiscal years 1994, 1995 and 1996 and the nine month periods ended September 28, 1996 and October 4, 1997.

                                      FISCAL YEAR                     NINE MONTHS ENDED
                          --------------------------------------  ---------------------------
                                                                  SEPTEMBER 28,   OCTOBER 4,
                             1994         1995          1996          1996           1997
                          -----------  -----------  ------------  -------------  ------------
Net sales:
 Fabric Division........  $32.3  44.6% $50.2  53.5% $ 79.4  65.2% $ 62.7   65.6% $ 89.9  74.4%
 Consumer Products
  Division..............   40.2  55.4   43.6  46.5    42.3  34.8    32.9   34.4    30.9  25.6
                          ----- -----  ----- -----  ------ -----  ------ ------  ------ -----
 Total net sales........   72.5 100.0   93.8 100.0   121.7 100.0    95.6  100.0   120.8 100.0
Cost of sales...........   49.6  68.4   67.2  71.7    86.5  71.1    66.4   69.5    77.9  64.5
                          ----- -----  ----- -----  ------ -----  ------ ------  ------ -----
 Gross profit...........   22.9  31.6   26.6  28.3    35.2  28.9    29.2   30.5    42.9  35.5
Operating expenses......   12.6  17.3   16.2  17.3    18.0  14.8    13.2   13.7    17.9  14.8
                          ----- -----  ----- -----  ------ -----  ------ ------  ------ -----
 Income from
  operations............   10.3  14.3   10.4  11.0    17.2  14.1    16.0   16.8    25.0  20.7
Interest expense, net...    2.2   3.1    3.7   4.0     9.1   7.5     6.8    7.2     8.1   6.7
Other expense...........    0.1   0.1    0.2   0.1     0.6   0.5     0.6    0.6     0.6   0.5
Income tax expense......    2.8   3.9    3.1   3.3     3.4   2.7     3.6    3.8     6.5   5.4
                          ----- -----  ----- -----  ------ -----  ------ ------  ------ -----
Income before
 extraordinary loss.....    5.2   7.2    3.4   3.6     4.1   3.4     5.0    5.2     9.8   8.1
Extraordinary loss......    --    --     2.4   2.6     --    --      --     --      2.9   2.4
                          ----- -----  ----- -----  ------ -----  ------ ------  ------ -----
 Net income.............  $ 5.2   7.2% $ 1.0   1.0% $  4.1   3.4% $  5.0    5.2% $  6.9   5.7%
                          ===== =====  ===== =====  ====== =====  ====== ======  ====== =====

NINE MONTHS ENDED OCTOBER 4, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 28,
1996

  Net sales to date through October 4, 1997 increased to $120.8 million or 26.3% compared to $95.6 million for the first nine months of the prior year. Fabric Division sales increased significantly due to both increased unit volume and an improved average selling price which reflects an improved sales mix over the prior year. Sales in the Fabric Division were also positively impacted by the acquisition made by GCC which generated sales of $1.7 million from the acquisition date through October 4, 1997. Fabric Division sales offset a decline in sales in the Consumer Products Division which occurred primarily in the second quarter as a result of a unit volume shortfall. Open orders for the Company at October 4 were $15.0 million compared to $13.5 million at the same time last year.

  Gross profit year to date through October 4, 1997 was $42.9 million or 35.5% of net sales compared with $29.2 million or 30.5% of net sales for the first nine months of the prior year. This increase of $13.7 million or

46.9% resulted from increased unit volume and higher average selling prices in the Fabric Division. The improved results in the Fabric Division were partially offset by the margin effect of a second quarter decline in sales volume and a third quarter promotional mix in the Consumer Products Division.

  Operating expenses year to date through October 4, 1997 were $17.9 million or 14.8% of net sales compared to $13.1 million or 13.7% of net sales. Dollar increases over the prior year were primarily in sales related categories such as commissions and credit collection expense. Accruals for pension, professional fees, and profit related compensation plans increased over the prior year.

  Operating income was $25.0 million for the nine months ended October 4, 1997 compared to $16.0 million in the prior year. This increase, resulting from the factors described above, represents an increase of $9.0 million or 55.9%.

  Interest expense for the nine months ended October 4, 1997 was $8.1 million compared to $6.9 million for the same period last year. Interest expense has increased due to higher levels of debt and a higher effective borrowing rate as a result of the Initial Offering.

  Net income for the nine months ended October 4, 1997 was $9.8 million (excluding the effect of an extraordinary loss on early extinguishment of debt of $2.9 million, net of an income tax benefit, related to the refinancing of the company's debt which took place at April 1, 1997) compared to $5.0 million for the first nine months of the prior year.

FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

  Net sales for fiscal 1996 were $121.7 million, an increase of $27.9 million or 29.7% over 1995. This sales growth resulted from increased sales in the Fabric Division which was partially offset by a small sales decline in the Consumer Products Division. Fabric Division sales increased by $29.2 million, or 58.2%, primarily driven by increased unit sales of the Company's performance-oriented fabrics in sportswear, outerwear, accessories and home textile products, as well as increased unit sales of faux fur fabrics for the women's and children's coat markets. In addition, the Fabric Division's average sales price increased as higher-priced performance fabrics became a larger portion of the sales mix. The addition of the Jacksboro facility for a full year provided the Company with the capacity for an additional $18.4 million of fabric sales over 1995. In the Consumer Products Division, unit volume remained stable but unit average sales prices declined slightly due to increased sales of promotional items by certain of the Company's major customers.

  Gross profit for fiscal 1996 was $35.2 million, an increase of $8.6 million or 32.5% over 1995. As a percent of net sales, gross profit was 28.9% compared with 28.3% in the prior year. The Company derived benefits from lower raw material prices and increased sales volume. Additionally, the Company's purchase of a facility in Tarboro, North Carolina (which was formerly leased from a related party) in connection with the Recapitalization resulted in net lease cost savings of approximately $0.4 million in fiscal 1996. These factors more than offset the costs of integrating the Jacksboro facility and moving the operations of the Consumer Products Division into a separate facility in Tarboro. The cost of this move was approximately $0.3 million.

  Operating expenses for fiscal 1996 were $18.0 million, an increase of $1.8 million or 11.1% over fiscal 1995. Operating expenses as a percent of net sales declined from 17.3% in fiscal 1995 to 14.8% in fiscal 1996. The dollar increase in operating expenses resulted from growth in sales-related expenses (primarily commissions), increased research and development expenditures in the Consumer Products Division, and costs of approximately $1.0 million for consulting services. Operating expenses declined as a percent of net sales primarily due to the reduction of certain costs following the Recapitalization. These costs primarily consisted of management fees and consulting fees to related parties and associated travel and other expenses of approximately $1.4 million in fiscal 1995 which were not incurred in fiscal 1996.

  Income from operations for fiscal 1996 was $17.2 million, an increase of $6.8 million over fiscal 1995. Income from operations as a percent of net sales was 14.1% in fiscal 1996 compared with 11.0% in fiscal 1995. The increase in operating income as a percent of net sales was attributable to the factors resulting in the increase in gross margin and the decrease in operating expenses as a percent of net sales discussed above.

  Net interest expense for fiscal 1996 was $9.1 million compared with $3.7 million in fiscal 1995. The increase of $5.4 million resulted from increased borrowing incurred in connection with the Recapitalization.

  Net income for fiscal 1996 was $4.1 million, an increase of $3.2 million over fiscal 1995. Net income in 1995 was reduced by an extraordinary loss of $2.4 million, net of taxes, related to early extinguishment of debt as a part of the Recapitalization.

 Comparison of Fiscal Year 1995 Compared to Fiscal Year 1994

  Net sales for fiscal 1995 were $93.8 million, an increase of $21.4 million or 29.5% over fiscal 1994. The majority of the increase came from the Fabric Division where sales increased by $17.9 million or 55.4%. Fabric sales grew primarily as a result of increased unit sales and average sales price for the Company's higher-priced performance-oriented fabrics. The addition of the Jacksboro facility for the last three months of the year provided the Company with the capacity for an additional $5.7 million of fabric sales. Sales in the Consumer Products Division increased by $3.4 million due to increased unit sales of both kitchen rugs and welcome mats with stable average unit prices.

  Gross profit for fiscal 1995 was $26.6 million, an increase of $3.7 million or 16.2% over the prior year. As a percent of net sales, gross profit in fiscal 1995 was 28.3% compared to 31.6% for fiscal 1994. The decrease in gross margin resulted from significant raw material price increases for polyester fiber and, to a lesser extent, acrylic fiber, which was partially offset by production efficiencies associated with increased sales.

  Operating expenses for fiscal 1995 were $16.2 million, an increase of $3.7 million or 29.4% over the prior year. As a percent of net sales, operating expenses were 17.3% in fiscal 1995 which was unchanged from fiscal 1994. The dollar increases in operating expenses resulted mainly from sales-related expenditures, primarily commissions.

  Income from operations for fiscal 1995 was $10.4 million, a slight increase over the prior year. As a percent of net sales, income from operations in fiscal 1995 was 11.0% compared to 14.3% in fiscal 1994. The decrease in operating income as a percent of net sales was attributable to the factors resulting in the decrease in gross margin discussed above.

  Interest expense for fiscal 1995 was $3.7 million compared to $2.2 million for fiscal 1994. The increase in interest expense was due primarily to additional borrowings in support of increased working capital requirements as a result of the higher level of sales, as well as significant capital expenditures to upgrade the Jacksboro facility acquired in the Borg Acquisition.

  Net income for fiscal 1995 was $1.0 million, a decrease of $4.2 million compared to fiscal 1994. Net income in fiscal 1995 was reduced by an extraordinary loss of $2.4 million, net of taxes, related to early extinguishment of debt as part of the Recapitalization.

LIQUIDITY AND CAPITAL RESOURCES

  The Company relies on internally generated cash flow from operations, supplemented by borrowings under its senior credit facility and vendor financing to meet its debt service requirements, capital expenditures and working capital needs. The Company is highly leveraged.

  On April 1, 1997, the Company issued $100 million of senior subordinated notes (the "Initial Offering"). Concurrently with the Initial Offering, the Company entered into the New Credit Facility with a syndicate of lenders led by BNP, pursuant to which the Company obtained available credit
(i) up to $45.0 million for working capital and general corporate purposes, subject to a Borrowing Base, and (ii) up to $25.0 million for acquisitions. The Company also prepaid all outstanding indebtedness under the Old Credit Facility. At October 4, 1997, there were borrowings of $7.1 million under the senior credit facility and approximately $55.3 million available to borrow subject of the terms of the senior credit agreement. A detailed description of the senior subordinated notes and the senior credit agreement may be found in the notes to consolidated financial statements.

  Principal and interest payments in respect of the Notes and the New Credit Facility will represent significant liquidity requirements for the Company. In addition, the Company will be permitted (but will not be obligated) to make certain payments to Holdings, including payments (i) in respect of principal and interest of the Seller Notes, (ii) to cover certain administrative and operating expenses of Holdings and (iii) to cover certain tax liabilities allocable to the Company, subject in each case to certain conditions as described under "Description of Notes--Certain Covenants--Limitation on Restricted Payments."

  The Company believes that cash generated from operations, together with vendor financing and amounts available under the New Credit Facility, will be adequate to meet its debt service requirements, capital expenditures and working capital needs for the foreseeable future, although no assurance can be given in this regard. The Company's future operating performance and ability to service or refinance the Notes and to extend or refinance its other indebtedness will be subject to future economic conditions and to financial, business and other factors beyond the Company's control.

  The Company's Parent is a holding company and as a result does not have any substantive assets or operations that generate revenues or cashflows. Accordingly, the Company's Parent relies on the Company's distribution of dividends to fund its operations and meet its obligations, including interest and principal payments. As of October 4, 1997, the Company's Parent has obligations with a face amount of $24 million, bearing interest at stated rates between 5% to 12.5%, to shareholders with principal due in 2004 and 2005. For further discussion, see Note 8 of the Consolidated Financial Statements.

  During the nine months ending October 4, 1997, net cash provided by operating activities was $11.7 million. Operating assets increased resulting in a use of $17.6 million for working capital needs to support seasonal growth. Accounts receivable increased by $17.1 million, inventories and other current assets increased by $530,000. Accrued liabilities increased by $10.5 million, due primarily to accrued interest on senior subordinated notes and accrued taxes. Accounts payable increased by $4.6 million.

  On March 5, 1997, the Company declared a dividend and issued a note in the amount of approximately $5.8 million (the "Note") to a shareholder of the Company's Parent in satisfaction of a contingent earnout obligation of the Company's Parent related to the Recapitalization discussed in the January 4, 1997 financial statements. Additionally, on June 14, 1997, the Company paid a dividend in the amount of $1.6 million to enable its parent to exercise an option to repurchase stock and to retire a related note due to the shareholder from whom the stock was repurchased. This transaction took place pursuant to a leveraged recapitalization agreement consummated in December 1995 and was anticipated in both the bond indenture and the senior credit agreement now in effect.

  During fiscal 1996, cash provided by operating activities was $6.4 million. Changes in operating assets resulted in a use of $0.5 million. Increases in receivables and a decrease in payables required $2.3 million and $3.0 million, respectively. Cash was provided by changes in accrued expenses of $1.3 million, changes in inventories and prepaid expenses totaling $1.0 million and a change in the amount due to/from parent of $2.6 million.

  During fiscal 1995 net cash provided by operating activities was $0.2 million. Changes in operating assets resulted in a use of $6.6 million which consisted of increases in inventory of $2.1 million, increases in receivables of $3.2 million, and increases in prepaid expenses and receivables due from parent of $2.4 million. These were offset by increases in accounts payable and accrued expenses of $1.1 million.

  During fiscal 1994 net cash provided by operating activities was $0.1 million. Changes in operating assets resulted in a use of $7.4 million consisting of an increase of $6.2 million in receivables, an increase in inventory of $1.2 million, and an increase of $0.7 million in prepaid expenses, offset by an increase of $0.7 million in accounts payable and accrued expenses.

 Capital Improvements

  Capital expenditures for the nine month period ended October 4, 1997 were $13.3 million. These additions were primarily in the Fabric Division for additions of knitting and blending equipment to increase capacity. Expenditures were also made for upgrades to management information systems.

  During fiscal 1994, 1995 and 1996, the Company's capital expenditures were $1.4 million, $5.2 million and $1.7 million, respectively. In fiscal 1994 through 1996, the Company made total capital additions of approximately $18.3 million (including the estimated fair market value of leased equipment). These additions included upgrading equipment in the Fabric Division (including the Jacksboro, Tennessee facility acquired in the Borg Acquisition) to accommodate the growth in micro-fiber products, as well as upgrading plant and equipment in the Consumer Products Division. Minimum future lease payments under capitalized and operating leases for equipment under leases at January 4, 1997 were as follows: 1997--$4.4 million, 1998--$4.4 million, 1999--$3.6 million, 2000--$3.3 million, and thereafter--$6.7 million.

SEASONALITY

  The Company's business is seasonal in nature. Generally, there is increased retail demand for garments and rugs during the fall (back-to-school) and December holiday selling seasons. Consequently, demand for the Company's products is generally higher during the Company's second and third fiscal quarters when such products are produced for these selling seasons.

INFLATION

  The Company believes that inflation has not had a material impact on its results of operations for the three fiscal years ended January 4, 1997 and the nine months ended October 4, 1997 due to the relatively low rates of inflation during this period.

                                   BUSINESS

GENERAL

  Glenoit, founded in 1954, is the leading domestic manufacturer and marketer of specialty fabrics known as "sliver-knit" pile fabrics and a leading domestic manufacturer of printed rugs for the home. Through its Fabric Division, the Company produces an extensive line of sliver (pronounced "sly-ver") knit pile fabrics, principally made from acrylic, which are used in the manufacture of performance-oriented outerwear, sportswear, coats, accessories, home textiles, automotive interiors, military uniforms, toys and a variety of other end-use products. The Company principally manufactures fabrics on a made-to-order basis and currently has over 1,100 customers. Sliver-knit pile fabrics are produced through a specialized process in which fabric is manufactured directly from loose fibers, in contrast to the more traditional knitting process in which fibers are first spun into yarn and then knit into fabric. Through its Consumer Products Division, the Company manufactures a wide variety of printed kitchen rugs, welcome mats, bath rugs and children's area rugs sold primarily through national discount retailers. The Company believes that it is the largest producer in the United States of rugs designed specifically for use in the kitchen. The Fabric Division and Consumer Products Division accounted for approximately 65% and 35%, respectively, of the Company's net sales of $121.7 million in fiscal 1996.

  The Company has experienced rapid growth in sales, operating income and earnings before interest, taxes, depreciation and amortization ("EBITDA") over the past five years. In connection with this growth, the Company has incurred significant debt. As of October 4, 1997, the Company has outstanding indebtedness of $108.1 million (excluding trade payables, accrued liabilities and unused commitments under the New Credit Facility). From fiscal 1992 to fiscal 1996, the Company's net sales have grown from $56.4 million to $121.7 million, representing a compound annual growth rate ("CAGR") of 21.2%, operating income has grown from $8.1 million to $17.2 million, representing a CAGR of 20.9%) and EBITDA has grown from $9.3 million to $19.7 million, representing a CAGR of 20.6%. This growth has principally occurred in the Fabric Division and is attributable to the Company's development and introduction of branded, performance-oriented sliver-knit fabrics. These fabrics were developed to target the increasing consumer preference towards more casual and comfortable dress and a growing emphasis on outdoor activities and styling related to outdoor activities. Beginning with Glenaura(TM) in 1993, the Company has introduced a series of branded, performance-oriented fabrics which have transformed the Company's Fabric Division from a traditional deep-pile fabric manufacturer dependent upon the coat market into a diversified fabric producer serving a broader range of faster growing end-use markets. Today, the Company's performance-oriented fabrics are principally manufactured from acrylic micro-fiber and are marketed under the brand names Berber by Glenoit(TM), Glenaura(TM), Zendura(TM)and GlenPile(TM).

  The Company believes that its performance-oriented sliver-knit fabrics offer apparel manufacturers greater design flexibility and superior performance characteristics in comparison with competing fleece fabrics. These qualities include the enhanced design and color capability of "Jacquard" knitting (which allows the fabrics to have intricate and colorful designs knitted into the fabric rather than printed onto the surface), added versatility in texture and feel and greater warmth-to-weight ratios and moisture wickability. These performance-oriented fabrics have been introduced by the Company's customers into sportswear lines marketed under brand names such as Liz Claiborne, Jones New York, Ralph Lauren and Anne Klein; outerwear lines marketed under brand names such as L.L. Bean, Lands' End, Columbia, Woolrich and Bogner; and private label programs for retailers such as Saks Fifth Avenue, Nordstrom, Lord & Taylor, Banana Republic, Victoria's Secret and The Gap.

  In addition to performance-oriented sliver-knit fabrics, the Company believes that it is also the leading manufacturer and marketer of faux furs in the United States. Faux fur synthetically replicates animal fur such as mink, beaver and leopard and is typically used in women's and children's coats. The Company also manufactures fabrics used to cover audio speakers in certain models of General Motors cars, fireproof fabric marketed under the Glentec(TM) name used by the United States Navy, and a wide variety of other fabrics used in the manufacture of toys, golf club head covers, powder puffs, case linings and other end-use products.

  The Company believes that it is currently the principal domestic manufacturer of sliver-knit fabrics made from micro-fiber (which is defined as fiber having a diameter of less than one denier). The Company's ability to produce these fabrics is a result of its (i) manufacturing expertise in the sliver-knitting process which is more complex and difficult to utilize than traditional knitting, (ii) state-of-the-art sliver-knitting equipment with proprietary manufacturing enhancements, (iii) experienced sliver-knitting workforce and (iv) exclusive supply agreement for Microsupreme(R) acrylic micro-fiber with Sterling Fibers, Inc. Over the last six years, the Company has replaced or substantially upgraded all of its knitting equipment. In addition, in September 1995 the Company acquired a 140,000 square-foot sliver-knitting manufacturing facility through its acquisition of the Borg Textile Corporation (the "Borg Acquisition") which the Company successfully upgraded and converted to produce higher-margin micro-fiber fabrics.

  The Consumer Products Division manufactures a wide variety of printed kitchen rugs, welcome mats, bath rugs and children's area rugs which are sold to national discount retailers including Wal-Mart, Kmart and Target, which typically sell such rugs at retail prices ranging from $3.99 to $9.99. The Company's kitchen rugs are manufactured under an exclusive licensing agreement with Barth and Dreyfuss of California, Inc. ("B&D"), a major manufacturer of kitchen textiles such as towels and potholders. Under the licensing agreement, the Company has the exclusive right to use B&D's designs on the Company's kitchen rugs, which are marketed jointly with B&D's kitchen textile products.

  The Company believes that its vertically integrated, state-of-the-art manufacturing and design operations provide the Consumer Products Division with efficient design capabilities, a low-cost, high-quality product line, and the ability to manufacture and ship large orders in a short time period. The Company's technology allows it to take a customer's design and produce numerous rug samples in as little as two hours, without incurring the expense and the one month time delay associated with full scale production. The Company's heat transfer and screen printing capabilities allow it to produce printed rugs that have an appearance similar to that of woven rugs but cost significantly less to produce. The Company has the ability to produce over 500,000 rugs per week and generally ships rugs within five business days after receiving an order.

BUSINESS STRATEGY

  Principal elements of the Company's strategy are:

  Capitalize on Trend Towards Performance Outerwear and Sportswear. In each of the last four years, the Company has successfully introduced new performance-oriented fabrics designed to target the consumer trend toward more casual and comfortable dress and the greater emphasis on physical fitness and the outdoors. With its current line of performance-oriented fabrics, the Company believes that it is well positioned to continue to capitalize on this trend and will seek to continue to penetrate additional outerwear and sportswear lines. Furthermore, the Company plans to capitalize on the demand for performance-oriented fabrics in international markets such as Japan and Europe through its distribution agreements with third party sales organizations in these regions.

  Build Brand Awareness. The Company has been building brand awareness for its performance-oriented fabrics by promoting Glenoit's brand names through garment hang-tags, a print advertising campaign undertaken jointly with its supplier of acrylic micro-fiber and designers' advertisements and retailers' catalogs which mention the Company's fabric by name.

  Increase Penetration of Home Textile Market with Innovative New
Products. The Company plans to continue to develop innovative fabric products for the home textile market, a relatively small but fast growing segment of the Fabric Division. The Company believes that its micro-fiber fabrics are well suited for use in products for the home textile market, and the Company recently began selling its micro-fiber fabrics for use in throws, covered pillows and comforters.

  Leverage Existing Distribution Channels. The Company seeks to utilize its strong distribution relationships with large national discount retailers such as Wal-Mart, Kmart and Target to expand distribution of consumer products. Today, the Company primarily sells kitchen rugs through this distribution channel; however, the Company is planning to expand its distribution of welcome mats through this channel. In addition, the Company seeks to expand distribution of its rugs through other channels such as hardware and specialty retail stores.

  Make Selective Acquisitions. The Company intends to pursue selective strategic acquisitions in order to increase fabric manufacturing capacity and broaden fabric and consumer product offerings. The Company believes that the Borg Acquisition demonstrates its ability to re-train personnel and upgrade an existing manufacturing operation to produce higher margin micro-fiber products.

PRODUCTS

 Fabric Division

  The Fabric Division manufactures a diverse line of sliver-knit pile fabrics used in the manufacture of performance-oriented outerwear, sportswear, coats, accessories, home textiles, automotive interiors, military clothing and other products. The Fabric Division's largest and fastest growing segment is a line of performance-oriented micro-fiber fabrics which are principally made from Microsupreme(R) micro-fiber produced by Sterling Fibers, Inc. In 1993, the Company introduced the first of its performance-oriented fabrics, Glenaura(TM), and has since introduced Berber by Glenoit(TM) (1994), Zendura(TM) (1995) and GlenPile(TM) (1996). These fabrics are primarily used in the manufacture of outerwear, sportswear, and accessories, including coats, pullovers, heavy shirts, hats, gloves, scarves, robes and slippers, and are sold to manufacturers of sportswear marketed under brand names such as Liz Claiborne, Jones New York, Ralph Lauren and Anne Klein; manufacturers of outerwear marketed under brand names such as L.L. Bean, Lands' End, Columbia, Woolrich and Bogner; and private label programs for retailers such as Saks Fifth Avenue, Nordstrom, Lord & Taylor, Banana Republic, Victoria's Secret and The Gap. In addition, the Company sells micro-fiber fabrics in the home textile market for use in throws, covered pillows and comforters manufactured and marketed by Revman Industries Inc. under the brand name Indoor Outfitters(TM).

  The Fabric Division's second largest product category is faux fur which is composed of fabrics with a heavier, deeper pile than performance-oriented fabrics and is used in women's and children's coats and linings, which was the Fabric Division's principal business prior to 1993. Faux fur is typically used to replicate traditional animal fur such as mink, beaver, seal and leopard. The Company believes that it is the leading domestic supplier of faux fur and sells its fabrics to manufacturers of garments that are sold through retailers such as Saks Fifth Avenue, Bloomingdale's, Nordstrom, Neiman Marcus, Kmart and JC Penney.

  In the automotive market, the Company's fabrics, which allow for greater sound penetration than other knit or woven fabrics, are used to cover audio speakers in the interiors of automobiles produced by the Cadillac, Buick and Oldsmobile divisions of General Motors Corporation. The Company also sells fabric to the U.S. Government, including a fireproof fabric marketed under the brand name Glentec(TM), which is used by the United States Navy. In addition, the Company's fabrics are used in the manufacture of toys, golf club head covers, powder puffs, linings for golf bags and musical instrument cases and other end-use products.

 Consumer Products Division

  The Consumer Products Division produces a wide variety of printed kitchen rugs, welcome mats, bath rugs and children's area rugs which are typically two-feet by three-feet in size. The Consumer Product Division's largest product category is kitchen rugs, which accounted for a substantial majority of its fiscal 1996 net sales. The Company's kitchen rugs are manufactured under an exclusive license agreement with B&D. Under this agreement, the Company has the exclusive right to use B&D copyrighted designs to produce kitchen rugs that are coordinated with B&D's towels, pot holders and other kitchen textiles. These products are marketed jointly to retailers as a coordinated package. In the children's area rug category, the Company produces rugs decorated with licensed cartoon characters for Couristan, Inc., a major manufacturer and distributor of area rugs. The Company's rugs have various surface textures and are made primarily from polyester. The Company also produces cotton and polypropylene rugs. The Consumer Products Division sells its rugs directly to national discount retailers such as Wal-Mart, Kmart and Target, which typically sell such rugs at retail prices ranging from $3.99 to $9.99.

SALES AND MARKETING

 Fabric Division

  The Fabric Division's marketing efforts are handled by an in-house sales force supported by a customer service department. The Fabric Division supplements its sales coverage with several experienced commissioned, outside sales organizations specializing in certain markets. The Fabric Division maintains a showroom at the Company's headquarters in New York. The Fabric Division has its own design and research and development departments that develop exclusive designs for the Company and certain of the Company's customers. No single customer accounted for more than 4% of the Fabric Division's net sales in fiscal 1996, reflecting the diversity of its customer base.

  The Fabric Division principally manufactures fabrics on a made-to-order basis, thereby minimizing its inventory. The Company's performance-oriented fabrics are marketed principally under the brand names Berber by Glenoit(TM), Glenaura(TM), Zendura(TM) and GlenPile(TM), and are being increasingly promoted through garment hang-tags and through a print advertising campaign undertaken jointly with the Company's supplier of Microsupreme micro-fiber. As a result of growing consumer recognition of the Company's branded fabrics, designers and retailers are increasingly using the Company's brand names in their advertising and catalogs.

 Consumer Products Division

  The B&D sales force, supervised by the Consumer Products Division's marketing management, acts as representative agents for substantially all of the Consumer Products Division's products. In return, the Company pays B&D a variable royalty on the sale of all rugs printed with B&D designs and also contributes to the compensation of the B&D sales force. The Consumer Products Division's marketing management maintains active relationships with key customers, and marketing calls to these customers are made jointly by the Company and B&D employees. The Consumer Products Division markets its products primarily to national discount retailers such as Wal-Mart, Kmart and Target, which collectively accounted for approximately 57% of the Consumer Products Division's net sales in fiscal 1996. The Consumer Products Division has recently entered into strategic marketing relationships in order to increase distribution of the Company's rugs through hardware stores and specialty retail gift shops.

  In order to support its sales force and respond promptly to the delivery requirements of its customers, the Consumer Products Division utilizes Electronic Data Interchange ("EDI") with most of its principal customers. EDI minimizes the lead time for customer orders, permits a more efficient, targeted manufacturing schedule, and improves communication, planning and processing times at each stage of the production cycle. EDI, combined with the Company's manufacturing capabilities, allows the customer to place an order on Monday and in most cases have the products shipped by Friday. This rapid order turn-around has resulted in an expanded relationship with Wal-Mart, Kmart, Target and other major customers.

MANUFACTURING FACILITIES AND OPERATIONS

  The Company operates two manufacturing facilities located in Tarboro, North Carolina, one manufacturing facility located in Jacksboro, Tennessee, and one manufacturing facility located in Elmira, Ontario, Canada. The North Carolina and Canadian facilities are owned by the Company. The Tennessee facility is leased with an expiration date in September 2005, and an annual rental cost of approximately $340,000. The Company also maintains a 10,000-square-foot administrative office and sales showroom at 111 West 40th Street in New York City's garment district, providing easy access to the Company's major customers. The lease on the New York office expires on July 31, 2005, and has an annual rental cost of approximately $296,000. The Company is currently in the process of increasing its capacity in the Fabric Division through a plant expansion and installation of new manufacturing equipment at its three fabric facilities. In the opinion of management, with the completion of this expansion, the Company's manufacturing capacity is sufficient to meet the Company's requirements for the foreseeable future. The following table sets forth certain information relating to the Company's facilities:

   LOCATION                   APPROXIMATE SQUARE FEET            USE
   --------                   -----------------------            ---
Tarboro, North Carolina
  Plant #1...................         427,000         Fabric Division
  Plant #2...................         281,000         Consumer Products Division
Jacksboro, Tennessee.........         140,000         Fabric Division
Elmira, Ontario..............         135,000         Fabric Division
New York, New York...........          10,000         Headquarters and Showroom

 Fabric Division

  The Company is a vertically integrated manufacturer involved in all aspects of the sliver-knitting process including dyeing, carding, knitting and finishing. Sliver-knit fabrics are produced using a process in which the fabric is knit directly from loose fibers, in contrast with the more traditional knitting process in which fibers are first spun into yarn before being knit into fabric. In the sliver-knitting process, pile is constructed by attaching loose fibers to a lightweight knit backing. Tufts of fibers are caught in the tight loops of the knit, allowing their loose ends to stand free from the backing to form the pile. Because the fibers are added individually, various colors and types of fiber can be mixed. This allows for versatility in fabric texture, appearance and technical features. In addition, the Company's computer controlled sliver-knitting machines have the capability of creating intricate "Jacquard" patterns by mixing various fibers and colors. The Company's equipment also performs a number of finishing processes that create different surface textures from sheared and velvet-like to curled "sherpa" to "hi-low" patterns with a subtle embossed look. With the Company's state-of-the-art equipment and experienced research and production personnel, the Company manufactures a wide variety of fabrics that can be used in a range of end-use products.

  The sliver-knitting process begins with loose fibers that have been selected for the aesthetic and technical qualities they will lend to the finished fabric. Most of the fibers used by the Company are pre-dyed by the supplier and then mixed to create the required shade. The loose fibers are blown together in air chambers mixing their color and fiber type. The mixed fibers are subsequently sent through a series of carding machines that aligns them in the same direction, producing a soft rope called "roving" or "sliver." The sliver is fed into the sliver- knitting machine where portions of the fibers are blown by small air jets into the high speed needles. As the needles knit the lightweight but strong knit backing, the fibers are caught securely into each of the loops. The high-speed, computerized needles can be programmed to knit a large variety of patterns using multiple slivers simultaneously. After knitting, the pile fabric is sent to the finishing area and sheared to the desired height. The fabric is subsequently placed through a series of technical finishing processes developed by the Company to control the weight, thickness and surface texture of the final fabric.

  Since 1991, under a new management team, the Company has replaced or upgraded substantially all of its knitting machines, including those from the Jacksboro facility acquired in the Borg Acquisition. In addition, the Company has replaced or upgraded its blending and carding machines and made modifications to its dyeing and finishing equipment.

 Consumer Products Division

  The Consumer Products Division's rug manufacturing operations are vertically integrated. The rug manufacturing process begins with fabric formation (although the Company purchases certain pre-formed fabrics on the open market). The fabric is then coated with a durable textured backing. Next, the fabric is printed with a design and cut into individual rugs. After cutting, the rugs are "serged" and inspected for quality. The customer's unique price tag and bar code are attached, and the rugs are packaged for shipment.

  The Company's technology allows it to take a customer's design and produce numerous rug samples in as little as two hours without incurring the expense and one month delay associated with full scale production. Accordingly, the Company commences full production only after it has received confirmed orders from its customers. The Company has the ability to produce over 500,000 rugs per week and generally ships rugs within five business days after receiving an order. The Company believes that its production capabilities are an important competitive advantage.

  The Company uses a high-speed, continuous heat transfer printing process that results in deep and permanent colors which will withstand machine washing and drying. In addition, heat transfer printed rugs have an appearance similar to that of rugs woven from dyed yarn, yet can be produced at a substantially lower cost than woven rugs. In 1995, the Company added screen printing to its manufacturing capabilities to enable the printing of designs on cotton and polypropylene rugs as well as to facilitate shorter production runs.

LICENSES AND TRADEMARKS

  The Company's principal trademarks are Glenoit(TM), Berber by Glenoit(TM), Glenaura(TM), Zendura(TM), GlenPile(TM) and Glentec(TM).

  Under an agreement with B&D, the Company has the exclusive right to use B&D copyrighted designs on its printed kitchen rugs in all countries worldwide except Canada. Under the licensing agreement, the Company is required to pay B&D a variable royalty (subject to a $250,000 annual minimum) on all products utilizing B&D designs. This agreement terminates in November 1998 and may be extended indefinitely at the Company's option in successive one-year periods by giving written notice to B&D at least 90 days before the expiration of each term. Under this agreement, the Company is required to maintain a high level of quality and style and to comply with certain reporting obligations. B&D can terminate the agreement in the event of a material default by the Company (including a failure to pay the $250,000 minimum annual royalty).

RAW MATERIALS AND SUPPLIERS

  The Company's principal raw materials are acrylic and polyester, which the Company purchases from several large chemical companies. The Company's largest supplier is Sterling Fibers, Inc., which is the exclusive supplier of acrylic micro-fiber used in the Company's fabrics. The Company seeks to purchase sufficient amounts of acrylic and polyester to cover existing order commitments. The Company does not speculate on the price of raw materials. Although the Company has always been able to obtain sufficient supplies of raw materials, any shortage or interruption in the supply, variations in the quality or fluctuations in the cost of raw materials could have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors--Price and Availability of Raw Materials."

  The Company has entered into a supply agreement dated February 1, 1997 by and between the Company and Sterling Fibers, Inc. (the "Sterling Agreement"), pursuant to which the Company has the exclusive right to purchase from Sterling (and the Company has agreed not to purchase from any other supplier) colored micro-fiber for the purpose of manufacturing pile knits (other than pile knits based on stretchable yarns such as spandex) in the United States, Mexico and Canada, subject to the terms and conditions of the Sterling Agreement. Under the Sterling Agreement, the Company has agreed to purchase from Sterling certain minimum quantities of Sterling's Microsupreme(R) micro-fiber, and Sterling and the Company have agreed to promote and advertise micro-fiber and micro-fiber products. The Sterling Agreement has an initial term expiring on February 1, 2000, but will be automatically extended for successive one-year periods unless either party gives written notice to other party at least one year before the expiration of the current term. Either party may terminate the Sterling Agreement in the event of a default by the other party which is not cured within 30 days after notice.

COMPETITION

  The textile industry is highly competitive, with no one company dominating the industry. The Company's competitors range from large vertically integrated textile companies producing a variety of goods to numerous smaller companies which direct their efforts at particular niches in the textile markets. Each of these competitors seeks to set or anticipate fashion trends and respond quickly to changes in styles with new products. The primary competitive factors in the textile industry are price, product styling and differentiation, quality, manufacturing flexibility, delivery time and customer service. In addition, imports of foreign-made textile and apparel products are a significant source of competition for many domestic textile manufacturers. The Company believes that its manufacturing presence in the United States and its emphasis on shortening production and lead times allows the Company to respond more quickly than foreign producers to changing fashion trends and to its domestic customers' requirement that suppliers meet tight production schedules and provide rapid delivery. The Company's continued success, however, will be affected by the ability of certain of the Company's customers to remain competitive, which may be affected by the level of imports. The Company's continued success will also depend upon the Company's ability to maintain its manufacturing flexibility and capacity and, most importantly, its ability to continue to produce innovative, quality products to satisfy specific customer needs. See "Risk Factors--Competition."

  The Fabric Division competes directly with several smaller manufacturers of sliver-knit pile fabrics, including Monterey Mills, Inc., Tex-Tenn Corporation, Draper Knitting Company, Inc. and Roller Fabrics Inc. The Company also competes with manufacturers of competing non-sliver-knit natural and synthetic fabrics such as high-end fleece. Such manufacturers include Malden Mills Distributors Corp., Dyersberg Corporation and Menra Mills Corporation.

  The Consumer Products Division competes with various manufacturers of rugs for the home, including foreign rug producers. The Consumer Products Division's principal competitors are Bacoua Guild Ltd., a subsidiary of Burlington Industries, Inc., and American Rug Craftsmen, Inc., a subsidiary of Mohawk Industries, Inc.

EMPLOYEES

  The Company benefits from an experienced work force with which it maintains good working relationships. As of October 4, 1997, the Company employed 1,420 employees, of whom 1,240 were hourly and 180 were salaried.

  Of the Company's hourly employees, approximately 448 are represented by the Union of Needletrades, Industrial Textile Employees and are located in Jacksboro, Tennessee and Elmira, Ontario. The Tennessee agreement with this union expires on February 21, 1999. The Canadian agreement expires December 25, 1999. The Company's other facilities are non-unionized.

BACKLOG

  The Fabric Division's order backlog was approximately $15.0 million at October 4, 1997 as compared to approximately $13.5 million at September 28, 1996. Substantially all of the orders outstanding at October 4, 1997 are expected to be filled within three months of that date. Orders on hand are not necessarily indicative of total future sales.

  No significant order backlog exists for the Consumer Products Division as most customers order on a weekly basis.

ENVIRONMENTAL, SAFETY AND HEALTH REGULATION

  The Company is subject to increasingly stringent federal, state and local laws and regulations governing, among other things, the management of hazardous substances, discharges to air and water, and occupational health and safety. Such laws include the Federal Water Pollution Control Act, the Clean Air Act and the Resource Conservation and Recovery Act. The Company's operations, particularly its dyeing and finishing processes, result in the discharge of substantial quantities of wastewater and hazardous air emissions. Operating permits establishing discharge and emission limits for these processes are subject to revocation, modification or renewal, and violations of such permits may result in substantial fines and/or civil or criminal sanctions.

  The Company may be subject to the requirements of the 1990 Amendments to the Federal Clean Air Act, including those relating to emissions of hazardous air pollutants. The Company believes that it will be able to achieve compliance with such requirements at a cost which will not be material. However, the Company cannot currently estimate with certainty the impact of future emissions limitations or enforcement practices upon its operations.

  The Company's operations also are governed by certain requirements under the Occupational Safety and Health Act relating to workplace safety and worker health which, among other things, establish permissible exposure limits for cotton dust, formaldehyde, asbestos and noise. In addition, the Company may be liable under environmental laws, particularly the Federal Comprehensive Environmental Response, Compensation and Liability Act, for the cleanup of contamination that occurs on or from the Company's properties, including contamination that occurred prior to the Company's ownership or operation of the properties, or for cleanup of contamination on any off-site location to which the Company shipped hazardous substances for disposal.

  The Company believes that it is in compliance in all material respects with all applicable environmental, health and safety requirements. However, there can be no assurance that the costs or liabilities related to such requirements that may be imposed in the future will not result in a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Stringent Environmental, Safety and Health Regulation."

LEGAL PROCEEDINGS

  The Company is a party to various litigation matters incidental to the conduct of its business. The Company does not believe that the outcome of any of the matters in which it is currently involved will have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company's and Holding's federal income tax returns for January 1, 1994 and December 31, 1994, have been examined by the Internal Revenue Service ("IRS"). The IRS has assessed taxes, penalties and interest of approximately $2.7 million relating to the deductibility of certain expenses claimed as deductions by the Company. The Company is currently in the process of responding to the IRS. In the opinion of management, adequate provision has been made in the accompanying financial statements for its income tax obligations; however, should the Company be responsible for all taxes, penalties and interest assessed by the IRS, the Company would be required to pay an additional amount of approximately $1.6 million over amounts currently accrued. The Company believes that the proposed adjustments by the IRS are inappropriate and intends to vigorously contest these assessments.

  The Company's state income tax returns for the years ended January 1, 1994 and December 31, 1994, have been examined by the New York Department of Finance, which in April 1997, assessed taxes and interest in the amount of approximately $130,000. The Company is currently in the process of responding to the New York Department of Finance, as it believes that the proposed adjustments made by the New York Department of Finance are inappropriate and intends to vigorously contest these assessments.

  Pursuant to the Recapitalization, the Seller has agreed to indemnify Holdings against any tax liability of Holdings, the Company or its subsidiaries incurred prior to the Recapitalization. The term of such indemnity extends to the applicable statute of limitations for assessing any such tax. Any claims under the tax indemnity are required to be reduced by any tax benefit received by Holdings, the Company or its subsidiaries that arise in connection with the event giving rise to the indemnity claim and may be satisfied only by offset against the amounts owed by Holdings to the Seller under the terms of the Seller Notes.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the names, ages as of October 4, 1997, and a brief account of the business experience of each director and executive officer of the Company. Under the terms of the Stockholders Agreement (as defined), the board of directors of Holdings will be the same as the board of directors of the Company. See "Certain Relationships and Related Transactions--Stockholders Agreement." The Company's By-laws, provide that each director shall hold office for a term of one (1) year or until his or her successor is elected and qualified.

  NAME                 AGE                       POSITION
  ----                 ---                       --------
Thomas J. O'Gorman.... 63  President, Chief Executive Officer and Director
Larry Levine.......... 64  President and Chief Operating Officer--Fabric
                           Division
Robert B. Dale(1)..... 49  President and Chief Operating Officer--Consumer
                           Products Division
Lester D. Sears....... 48  Executive Vice President and Chief Financial Officer
John Mowbray O'Mara... 69  Director
Saleem Muqaddam....... 50  Director
Isaac Shapira......... 44  Director
Joseph M. Silvestri... 35  Director

--------
(1) Mr. Dale resigned from the Company effective as of July 1, 1997.

  Thomas J. O'Gorman. Mr. O'Gorman has served as the President, Chief Executive Officer and a Director of the Company since 1991. Mr. O'Gorman has been in the textile industry since 1956 and has served as the General Manager of the Menswear Business of Milliken & Co.; President of Knit-Away; and President of the Denim, Corduroy and Blended Fabrics Divisions of Burlington Industries, Inc., and Burlington's International Denim operations headquartered in London. Subsequently, Mr. O'Gorman was the President and a Director of Greenwood Mills Marketing Company, Inc. Mr. O'Gorman has served on the Market Committee of the American Textile Manufacturers Institute and as a member of the Steering Committee of Crafted With Pride in the U.S.A. Council.

  Larry Levine. Mr. Levine joined the Company in 1991 as Vice President of Marketing for the Company's Fabric Division and was promoted to President of the Fabric Division in 1996. Mr. Levine previously served as the President of Fabric View Ltd., a textile and marketing company, and was a Vice President and a founder of Monterey Mills, Inc.

  Robert B. Dale. Prior to joining the Company in August 1995 as President and Chief Operating Officer of the Consumer Products Division, Mr. Dale served 25 years in the textile industry in various capacities, including President/Corporate Officer of the Bedding Division at Fieldcrest Canon Inc. ("Fieldcrest"); President of Fieldcrest's St. Mary's Brand Division; Executive Vice President of Fieldcrest's Karastan Bigelow Carpet Division; and Fieldcrest Brand National Sales Manager. Mr. Dale is currently on the Board of Directors of the Home Products Fashion Association. Mr. Dale resigned from the Company effective as of July 1, 1997.

  Lester D. Sears. Mr. Sears joined the Company in 1996 as Executive Vice President and Chief Financial Officer. From 1989 to 1996, Mr. Sears was the Executive Vice President, Chief Financial Officer and an equity owner of Perfect Fit Industries, Inc., a privately held company. Prior to 1989, Mr. Sears was employed in various positions including as Controller of the Consumer Products Division of Springs Industries, Inc.; Vice President and Controller of Mill Fabrics, Inc.; and as a certified public accountant for Deloitte, Haskins and Sells.

  John Mowbray O'Mara. Mr. O'Mara has been a management consultant and private investor since January 1990. From July 1990 to May 1993, he served as Chairman of the Executive Committee of Quality Care

Systems, Inc., a provider of computer-based "expert" medical cost containment systems. From August 1988 through December 1989, Mr. O'Mara served as Chairman of the Board and Chief Executive Officer of Global Natural Resources, Inc. Prior to serving as Chairman of Global Natural Resources, Inc., Mr. O'Mara spent 22 years as an investment banker, serving most recently as Managing Director for Chase Securities Inc., a subsidiary of The Chase Manhattan Bank. Mr. O'Mara is a director of Baldwin & Lyons, Inc., Plantronics, Inc. and The Midland Company.

  Saleem Muqaddam. Mr. Muqaddam has served as a Vice President of CVC and its affiliated investment companies since 1989. Previously he spent 15 years with Citibank, N.A. and its affiliates in senior management positions. Mr. Muqaddam is a director of Pamida Holdings Corporation, Plantronics, Inc., Chromcraft Remington Inc. and Fairwood Corporation.

  Isaac Shapira. Mr. Shapira has served as a director of Stirling Investment Holdings, Inc. since December 1994. In addition, Mr. Shapira is the President of Glenoit (U.K.) Limited, and has been in this position for over 15 years.

  Joseph M. Silvestri. Mr. Silvestri has been a director of the Company since his appointment by CVC in 1994. Mr. Silvestri has been employed by CVC since 1990 and has been a Vice President since 1995. Mr. Silvestri served as Assistant Vice President of CVC from 1990 to 1995. Mr. Silvestri serves on the Board of Directors of International Media Group, Triumph Group, Polyfibron Technologies, Inc., Frozen Specialties, Inc. and Euramax International, Inc.

COMPENSATION OF DIRECTORS

  The Company's Board of Directors receive no compensation for their service as directors. Directors are reimbursed for their out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof.

EXECUTIVE COMPENSATION

  The following table sets forth certain information for the fiscal year ended January 4, 1997, concerning cash and non-cash compensation earned by the Chief Executive Officer and the three other most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 during such year.

                          SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION
                                                       ----------------------            OTHER ANNUAL
          NAME                PRINCIPAL POSITION       FISCAL YEAR SALARY ($) BONUS ($) COMPENSATION($)
          ----           ----------------------------  ----------- ---------- --------- ---------------
Thomas J. O'Gorman...... Chief Executive Officer          1996      $406,250  $615,271     $106,250(1)
Larry Levine............ President & Chief Operating      1996       204,846   213,100          --
                          Officer--Fabric Division
Robert B. Dale(4)....... President & Chief Operating      1996       305,769    37,120          --
                          Officer--Consumer Products
                          Division
Lester D. Sears(2)...... Executive Vice President &       1996        69,808    50,000       35,000(3)
                          Chief Financial Officer

--------
(1) Amount shown reflects deferred compensation from 1992 through 1995 which Mr. O'Gorman elected to receive in 1996.
(2) Employed as of August 5, 1996.
(3) Amount shown reflects a signing bonus under the employment agreement with Mr. Sears. See "--Employment Agreements."
(4) Mr. Dale resigned from the Company effective as of July 1, 1997.

DEFINED BENEFIT PLAN

  The Company's retirement benefit provides a maximum monthly benefit regardless of the employees compensation level of $2,000. The normal retirement benefit is 45% of the average final compensation of the employee, reduced pro rata for each year of service less than 25 years.

EMPLOYMENT AGREEMENTS

  Mr. O'Gorman has an employment agreement (the "O'Gorman Agreement") with the Company dated as of October 28, 1997, as amended, which expires on January 1, 2001. The O'Gorman Agreement provides for Mr. O'Gorman's employment as Chief Executive Officer and President or Chairman, if so elected, of Holdings and the Company at an annual salary of $400,000 and a bonus based on the financial performance of the Company. Mr. O'Gorman's employment may be terminated by him on 12-months' notice to the Company. In the event the Company were to terminate Mr. O'Gorman for other than "Cause" (as defined therein), Mr. O'Gorman would be entitled to severance payments consisting of a pro-rated portion of his annual bonus for the year of termination and his annual salary and other benefits for 12 months following the date of such termination. The O'Gorman Agreement also provides that he will not compete with the Company during the employment term and for a period of 18 months following termination.

  Mr. Sears has an employment agreement (the "Sears Agreement") dated as of August 5, 1996 which expires on December 31, 1999, subject to one year renewals thereafter unless either party elects not to renew at least six months prior to the termination date. The Sears Agreement provides for Mr. Sears' employment as Executive Vice President and Chief Financial Officer of the Company at an annual salary of $165,000 and a bonus of $50,000 for the year ended December 31, 1996. The salary is subject to a minimum increase each year of 5% and future minimum bonus payments will be the lesser of (x) 66.7% of Mr. Sear's base salary and (y) a fixed percentage of the Company's EBITDA. The fixed percentage is calculated by dividing $50,000 by the Company's EBITDA for the fiscal year ending December 31, 1995. In addition to the payments provided therein, Mr. Sears received an initial cash payment of $35,000. Mr. Sears' employment may be terminated by him or the Company at any time. In the event Mr. Sears' employment is terminated other than for "Cause" (as defined therein) or Mr. Sears terminates his employment for "Good Reason" (as defined therein), Mr. Sears will receive as a severance payment a cash lump sum in the amount of (A) the base salary at its then current annual rate and (B) the highest annual bonus paid to or accrued by the Company for the term of the agreement.

                            PRINCIPAL STOCKHOLDERS

  Holdings owns 100% of the Company's common stock. The following table sets forth, as of December 16, 1997, certain information with respect to each class of Holdings Common Stock (as defined) beneficially owned by each director of the Company, all officers and directors of the Company as a group, and each person known to the Company to own beneficially more than 5% of Holdings Common Stock of any such class. Unless otherwise noted, the individuals have sole voting and investment power. As described under "Description of Capital Stock and Indebtedness of Holdings," certain classes of Holdings Common Stock are convertible into other classes of Holdings Common Stock. Except as noted in the footnotes to the table, the information in the table assumes no such conversion.

                            CLASS A         CLASS B        CLASS C     CLASS D      CLASS E
                          --------------  --------------  ----------  ----------  ------------
    NAME AND ADDRESS      SHARES     %    SHARES     %    SHARES  %   SHARES  %   SHARES    %
    ----------------      ------    ----  ------    ----  ------ ---  ------ ---  -------  ---
Citicorp Venture          5,649     46.5% 17,026    78.5%   --   --    --    --       --   --
 Capital, Ltd. .........
 399 Park Avenue
 New York, New York
 10043
Isaac Shapira(a)........  1,826     15.0%    --      --   3,579  100%  --    --       --   --
 c/o Gratch Jacobs &
 Brozman
 950 Third Avenue
 New York, New York
 10022
Thomas J. O'Gorman......  3,112     25.6%    --      --     --   --    --    --       --   --
 111 West 40th Street
 New York, New York
 10018
The Equitable Life
 Assurance Society of     2,412(b)  16.6%    --      --     --   --    --    --   2,412(b) 100%
 the United States......
 c/o Alliance Corporate
 Finance
 Group Incorporated
 1345 Avenue of the
 Americas
 New York, New York
 10105
Banque Nationale de       1,715(c)  12.4%  1,715(c)  7.3    --   --    --    --       --   --
 Paris..................
 499 Park Avenue
 New York, New York
 10022-1245
CCT Partners II,            997      8.2%  3,005    13.8    --   --    --    --       --   --
 L.P.(d)................
 399 Park Avenue
 New York, New York
 10043
Saleem Muqaddam(e)......     55        *     167       *    --   --    --    --       --   --
 c/o Citicorp Venture
 Capital, Ltd.
 399 Park Avenue
 New York, New York
 10043
Joseph Silvestri(e).....      1        *       3       *    --   --    --    --       --   --
 c/o Citicorp Venture
 Capital, Ltd.
 399 Park Avenue
 New York, New York
 10043
John Mowbry O'Mara......    --       --      --      --     --   --     20   100      --   --
 623 Lake Avenue
 Greenwich, Connecticut
 06830
All officers and          4,994     41.1%    170       *  3,579  100%   20   100%     --   --
 directors as a group(e)
 (5 persons)............

--------
 * Represents less than 1%
(a) Includes shares held by Stirling Investment Holdings, Inc., a British Virgin Islands corporation (the "Seller"). Under Rule 13d-3 under the Exchange Act, Mr. Shapira is deemed to beneficially own shares held by the Seller.

(b) Includes a warrant to purchase 2,412 shares of Class A or Class E Stock with an exercise price of $0.01 per share and an expiration date of December 14, 2003.

(c) Includes a warrant to purchase 1,715 shares of Class A or Class B Stock with an exercise price of $0.01 per share and an expiration date of December 14, 2003.

(d) CCT Partners II, L.P. is a Delaware limited partnership, the limited partners of which are employees of CVC.

(e) Does not include shares held by CVC or CCT Partners II, L.P. that may be deemed to be beneficially owned by Messrs. Muqaddam and Silvestri. Messrs. Muqaddam and Silvestri disclaim beneficial ownership of shares held by CVC and CCT Partners II, L.P.

  Certain stockholders of the Company have entered into the Stockholders Agreement, which contains certain agreements relating to the composition of the board of directors of Holdings and its subsidiaries. See "Certain Relationships and Related Transactions--Stockholders Agreement."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEBTEDNESS OF MANAGEMENT

  In connection with the O'Gorman Agreement, Mr. O'Gorman received a loan in the amount of $300,000 from the Company. Pursuant to the O'Gorman Agreement, the loan bears a simple interest rate equal to the lowest rate in effect pursuant to the Treasury Regulations so as to preclude the loan from bearing imputed interest. The loan shall be due on the last day of the Employment Period (as defined therein) or shall be forgiven if Mr. O'Gorman is still employed by the Company on December 31, 2003.

STOCKHOLDERS AGREEMENT

  Holdings is a party to a stockholders agreement dated December 14, 1995 (the "Stockholders Agreement") by and among Holdings, CVC, John Mowbry O'Mara ("O'Mara"), BNP, The Equitable Life Assurance Society of the United States ("Equitable"), the Seller, Soannes Investment Corp. ("Soannes"), Thomas J. O'Gorman and certain other parties thereto (collectively, the "Stockholders"), which contains certain agreements among the Stockholders relating to the composition of the board of directors of Holdings and its subsidiaries and limiting the manner and terms by which the Stockholders may transfer their shares of Holdings Common Stock or warrants to purchase Holdings Common Stock.

  Pursuant to the Stockholders Agreement, the Board of Directors of Holdings will be composed at all times of five directors as follows: the Chief Executive Officer of Holdings; two directors appointed by CVC; one director appointed by O'Mara or the party that then holds the Holdings Common Stock owned by O'Mara on the date of the execution of the Stockholders Agreement; one director appointed by the Seller until such time as the Seller and Soannes together own less than 9.9% of the outstanding Holdings Common Stock, at which time the remaining director shall be appointed by the holders of a majority of the shares of Holdings Common Stock owned by the original parties to the Stockholders Agreement. The composition of the boards of directors of the Company and its subsidiaries shall be the same as the composition of the board of directors of Holdings.

  Rights Offering. The Stockholders Agreement provides the stockholders with the right to participate ratably, in accordance with their fully-diluted common equity ownership, in all additional offerings of Holdings Common Stock or preferred stock, if any, or of securities exercisable, convertible or exchangeable for or into Holdings Common Stock (other than certain offerings permitted by the Stockholders Agreement relating primarily to then outstanding options and warrants and a public offering of Holdings Common Stock having an aggregate value of at least $20 million).

  Right of First Offer. If a Stockholder wishes to transfer any Holdings Common Stock or if BNP or Equitable wish to transfer their warrants, Holdings must first be given the opportunity to purchase all of Holdings Common Stock or warrants offered (but not less than all) at the same price and on the same terms as those proposed by the Stockholder transferee. Each other Stockholder may elect to purchase its pro rata share (but not less than all of its pro rata share) of Holdings Common Stock or warrants at the same price and on the same terms, but only in the event that Holdings does not exercise its right to purchase such Common Stock or warrants.

  Tag Along Rights. In the event that CVC proposes to sell Holdings Common Stock which would result in CVC, O'Gorman and certain related investors collectively owning less than 50% of the then outstanding Holdings Common Stock (other than in a registered public offering or other permitted transaction), the other Stockholders will have the option to participate in the proposed sale on the same terms and conditions as CVC, with the participating Stockholders each selling a pro rata number of shares.

  Sale of Holdings. If the board of directors of Holdings and holders of a majority of the Holdings Common Stock then outstanding approve the sale of Holdings (an "Approved Sale"), each Stockholder has agreed to (i) consent to such sale and raise no objections against it, (ii) waive any dissenter's rights and other similar rights and (iii) if such Approved Sale includes the sale of Holdings Common Stock, each Stockholder will sell all of such Stockholder's Holdings Common Stock on the terms and conditions approved by the board of directors of Holdings and holders of the majority of the Holdings Common Stock then outstanding.

REGISTRATION RIGHTS AGREEMENT

  Holdings is a party to a registration rights agreement (the "Holdings Registration Rights Agreement") by and among Holdings and the Stockholders. Pursuant to the terms of the Holdings Registration Rights Agreement CVC, BNP and Equitable have the right to require Holdings, at the sole expense of Holdings and subject to certain limitations, to register under the Securities Act all or part of the shares of Holdings Common Stock (the "Registrable Securities") held by them. CVC is entitled to demand three long-form registrations and unlimited short-form registrations, while BNP and Equitable are entitled to demand one long-form registration and unlimited short-form registrations; provided, however, that no registration may be demanded within six months of the effective date of a previous demand registration. Additionally, CVC is entitled to demand one shelf registration.

  All Stockholders are entitled to an unlimited number of "piggyback" registrations, with Holdings paying all expenses of the offering, whenever Holdings proposes to register its Common Stock under the Securities Act (except in the case of an initial public offering).

  Pursuant to the Holdings Registration Rights Agreement, Holdings has agreed to indemnify all holders of Registrable Securities against certain liabilities, including liabilities under the Securities Act.

TAX SHARING AGREEMENT

  Holdings, the Company and GAC will be included in the consolidated United States federal income tax return of Holdings. Holdings, the Company and GAC have entered into a Tax Sharing Agreement whereby the Company and GAC will pay Holdings their respective pro rata share of the total consolidated tax liability, as set forth in the Tax Sharing Agreement. Under the Tax Sharing Agreement the Company and GAC are treated as separate tax groups for purposes of the agreement. The Tax Sharing Agreement provides that if the Company or GAC has losses that are absorbed by the rest of the consolidated tax group, the Company, as the case may be, cannot carry those losses forward to offset its own future taxable income. In the event that the Company and its subsidiaries are included in a joint, combined, consolidated or unitary state or local income or franchise tax return with Holdings, the Company will make payments to Holdings in a manner consistent with that described above for federal tax purposes. Under the Indenture, the Company will be permitted to make payments to Holdings under the Tax Sharing Agreement; provided, however, that certain amendments to the Tax Sharing Agreement will be required if more than a nominal amount of gross income is generated by Holdings or any subsidiary of Holdings (other than Mills). See "Description of Notes--Certain Covenants."

IMPORTANCE OF B&D LICENSE AGREEMENT; CVC'S INTEREST IN B&D; POSSIBLE SALE OF
B&D

  A substantial majority of the products sold by the Consumer Products Division are manufactured, marketed and sold under a license agreement with B&D. See "Business--Licenses and Trademarks." Although the Company has the right to perpetually renew the license agreement for successive one-year terms (subject to certain conditions), the loss of this license or a deterioration in B&D's business could have a material adverse effect on the Company's business, financial condition and results of operations.

  CVC, the Company's largest shareholder, has an interest in B&D as a result of CVC's purchase in 1991 of certain notes of Papercraft Corporation ("Papercraft"), the then-parent company of B&D, while Papercraft was the subject of a bankruptcy proceeding in the Western District of Pennsylvania. During the bankruptcy proceeding, a committee of certain other creditors of Papercraft (the "Committee") sought to have CVC's claim equitably subordinated to the claims of other creditors. In October 1995, the bankruptcy court denied the Committee's request for equitable subordination, but limited CVC's claim to the purchase price of the Papercraft notes (resulting in CVC receiving an 11% interest in the reorganized entity, which emerged from bankruptcy as BDK Holdings Inc. ("BDK")), rather than the face value of the notes (which would result in CVC receiving a 41% interest in BDK). CVC has appealed the bankruptcy court's decision, asserting that the court erred in establishing and applying a new and previously unrecognized rule which prohibited CVC from purchasing the notes without first disclosing to the sellers and the other creditors that it intended to purchase the notes and that it had a representative on the Papercraft board. The Committee has also filed an appeal contesting the bankruptcy court's decision not to equitably subordinate CVC's claim. In addition, CVC believes that the board of directors of BDK may be seeking to sell the company and has filed a complaint with the bankruptcy court seeking to prohibit any sale of the disputed interest in BDK until all appeals of the bankruptcy court's decision have been exhausted.

  The Company believes that its relationship with B&D is excellent and has no reason to believe that the matters relating to CVC's interest in BDK or any sale of BDK will have a material adverse effect on the Company's business, financial condition or results of operations.

           DESCRIPTION OF CAPITAL STOCK AND INDEBTEDNESS OF HOLDINGS

AUTHORIZED CAPITAL STOCK

  Holdings' Certificate of Incorporation ("Certificate") provides that Holdings may issue 126,598.85 shares of Common Stock ("Holdings Common Stock"), divided into five classes consisting of 49,000 shares of Class A Common Stock, par value $.001 per share ("Class A Stock"), 25,000 shares of Class B Common Stock, par value $.001 per share ("Class B Stock"), 3,578.85 shares of Class C Common Stock, par value $.001 per share ("Class C Stock"), 20 shares of Class D Common Stock, par value $.001 per share ("Class D Stock") and 49,000 shares of Class E Common Stock, par value $.001 per share ("Class E Stock").

  Holders of Class A Stock and Class C Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Class D Stock are entitled to 100 votes for each share held of record on all matters submitted to a vote of the stockholders. The holders of Class B Stock and Class E Stock have no right to vote on any matters submitted to a vote of the stockholders, other than in the case of certain mergers in which holders of Class B Stock or Class E Stock are being treated differently from holders of Class A Stock, Class C Stock or Class D Stock. The holders of all classes of stock receive dividends and participate in liquidations pro rata at the same rate per share of each class of Common Stock.

  Holders of Class B Stock can convert their shares into the same number of shares of Class A Stock at any time. Holders of Class C Stock can convert their shares at any time into shares of Class A Stock at the then-applicable conversion rate as described in the Certificate (currently 1.0 to 1.0). Holdings can at its option and at any time convert shares of Class C Stock into shares of Class A Stock at the same applicable conversion rate. Upon the transfer of ownership of Class E Stock from the original record owner, the shares will automatically convert into the same number of shares of Class A Stock. Upon the transfer of any shares other than Class E Stock to the holder of Class E Stock, such transferred shares automatically will be converted into the same number of shares of Class E Stock.

SELLER NOTES

  In connection with the Recapitalization, Holdings issued the following Seller Notes:

  .Split-Pay Subordinated Note due December 14, 2004. This note was issued at a discount from its face amount of approximately $2.9 million and the principal amount accretes at an annual rate of 5% until December 14, 1998. Thereafter, interest will be payable in cash at an annual rate of 7% or, if Available Excess Cash Flow (as defined in the note) is not sufficient to pay such interest in cash, interest will be payable in kind at an annual rate of 10%. Mandatory prepayments are required upon the occurrence of certain mergers, public offerings or a Change of Control (as defined in the note). This note may be prepaid at any time without penalty and is subordinated to all Senior Indebtedness (as defined in the note).

  .PIK Subordinated Note due December 14, 2004. This note has a face amount of approximately $1.0 million. Interest is payable in kind at an annual rate of 5% until December 14, 1998 and 10% thereafter. Mandatory prepayments are required upon the occurrence of certain mergers, public offerings or a Change of Control (as defined in the note). This note may be prepaid at any time without penalty and is subordinated to all Senior Indebtedness (as defined in the note).

  .Split-Pay Subordinated Note due December 14, 2004. This note was issued at a discount from its face amount of approximately $5.7 million and the principal amount accretes at an annual rate of 5% until December 14, 1998. Thereafter, interest will be payable in cash at an annual rate of 7% or, if Available Excess Cash Flow (as defined in the note) is not sufficient to pay such interest in cash, interest will be payable in kind at an annual rate of 10%. Mandatory prepayments are required upon the occurrence of certain mergers, public offerings or a Change of Control (as defined in the note). This note may be prepaid at any time without penalty and is subordinated to all Senior Indebtedness (as defined in the note).

  . Deferred Redemption Price Subordinated Note due December 14, 2004. This note was issued at a discount from its face amount of $1.4 million and the principal amount accretes at an annual rate of 5% until December 14, 1997. Thereafter, interest will be payable in kind at an annual rate of 7% until December 14, 1998 and 10% thereafter. Mandatory prepayments are required upon the occurrence of certain mergers, public offerings, a Change of Control (as defined in the note) or upon the exercise by Holdings of its right to repurchase the shares of Class A Stock owned by the Seller for a purchase price of $200,000. This note may be prepaid at any time without penalty and is subordinated to all Senior Indebtedness (as defined in the note). Holdings repaid the Deferred Redemption Price Subordinated Note on June 14, 1997.

JUNIOR SUBORDINATED NOTES

  In connection with the Recapitalization, Holdings issued a Junior PIK Subordinated Note (the "CVC Note") with an aggregate principal amount of $12.0 million to CVC. In addition, Holdings issued to an affiliate of the Seller Junior PIK Subordinated Notes in an aggregate principal amount of $1.6 million (the "Seller Junior Subordinated Notes" and, together with the CVC Note, the "Junior Subordinated Notes"). Interest on the Junior Subordinated Notes is payable in kind at an annual rate of 12.5% and such notes mature on December 14, 2005. The Junior Subordinated Notes may be prepaid at any time without penalty. There are no mandatory prepayment provisions and no put rights associated with the Junior Subordinated Notes. The Junior Subordinated Notes are subordinated in right of payment to all Senior Indebtedness (as defined in the Junior Subordinated Notes). Concurrently with the Initial Offering, Mr. O'Gorman exercised his right to purchase from the Seller a Junior Subordinated PIK Note in a principal amount of $800,000.

                      DESCRIPTION OF NEW CREDIT FACILITY

  In connection with the Initial Offering, the Company entered into the New Credit Facility with a syndicate of financial institutions for which BNP will act as agent (the "Agent"). The New Credit Facility provides up to a maximum aggregate amount of $70.0 million of revolving credit financing. The following is a summary of the material terms and conditions of the New Credit Facility and is subject to the detailed provisions of the credit agreement (the "Credit Agreement") and various related documents to be entered into in connection with the New Credit Facility.

  General. The New Credit Facility consists of a $70.0 million revolving credit facility, of which up to $45.0 million consists of a senior secured working capital revolving facility (the "Working Capital Revolver") and of which up to $25.0 million consists of a senior secured acquisition facility (the "Acquisition Revolver" and together with the Working Capital Revolver, the "Revolver"). Proceeds of the Revolver will be used to finance the working capital and general corporate requirements of the Company and its subsidiaries and to provide financing in connection with certain acquisitions by the Company and its subsidiaries. The Working Capital Revolver shall be available in multiple drawings from time to time to finance the working capital and general corporate requirements of the Company and its subsidiaries. Amounts borrowed and repaid may be reborrowed. Availability under the Working Capital Revolver shall be limited to an amount equal to the lesser of the Borrowing Base and the Working Capital Revolver commitment. "Borrowing Base" means the sum of (i) 85% of Eligible Receivables (as defined in the Credit Agreement) and (ii) 50% of Eligible Inventory (as defined in the Credit Agreement). The above percentages may be revised from time to time subject to the reasonable discretion of the Agent. The Acquisition Revolver shall be available in multiple drawings from time to time following the closing of the Offering and until December 31, 1999 (the "Acquisition Revolver Term Loan Date"), solely to provide financing in connection with the acquisition of any Consumer Textile Business (as defined in the Credit Agreement). Prior to the Acquisition Revolver Term Loan Date, amounts borrowed and repaid may be reborrowed and thereafter, amounts borrowed and repaid or prepaid may not be reborrowed.

  Interest Rates; Fees. The New Credit Facility may be maintained from time to time, at the Company's option, as (a) Base Rate Loans (as defined in the Credit Agreement) which bear interest at the Base Rate (defined in the Credit Agreement as the higher of (i) the rate of interest announced publicly by BNP in New York as its prime rate and (ii) a rate equal to 1/2 of 1% per annum above (x) the rate published by the Telerate service on page five of its daily report as the "New York Offered Rate" as of 10:00 a.m. New York City time for such day (or, if such day is not a business day, for the immediately preceding business day), or (y) if the Telerate service shall cease to publish or otherwise shall not publish such rates for any day that is a business day, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a business day, for the immediately preceding business day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a business day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it), plus the "Applicable Margin" (as defined below) or (b) Eurodollar Loans (as defined in the Credit Agreement) bearing interest at the Eurodollar Rate (adjusted for reserves) as determined by the Agent for the applicable interest period, plus the Applicable Margin. "Applicable Margin" means a per annum rate equal to, in the case of the Working Capital Revolver, 2.00% for Eurodollar Loans and 0.50% for Base Rate Loans, and in the case of the Acquisition Revolver, 2.50% for Eurodollar Loans and 1.00% for Base Rate Loans.

  Interest on Base Rate Loans will be payable quarterly in arrears on the last business day of each quarter. Eurodollar Loans may have 1, 2, 3 or 6 month interest periods. Interest on Eurodollar Loans will be payable in arrears at the earlier of the end of the applicable interest period and the date which is three months following the commencement of such interest period.

  During the occurrence and during the continuance of a financial covenant default or a payment default under the New Credit Facility, the Applicable Margin shall increase by 2% per annum.

  The Company has paid a commitment fee calculated at a rate of 0.5% per annum of the unutilized commitments of the Working Capital Revolver and 0.625% per annum of the unutilized commitments of the Acquisition Revolver. This fee will accrue from the date of consummation of the Initial Offering to and including the date of termination of the New Credit Facility, and will be payable quarterly in arrears. In addition, the Company will pay a letter of credit fee on all outstanding letters of credit at the rate of 2% per annum.

  Maturity; Optional Prepayments. The Revolver will mature on December 31, 2001 (the "Final Maturity Date"). Amounts outstanding under the Working Capital Revolver shall be due in full and such commitment shall expire on the Final Maturity Date. Borrowings under the Acquisition Revolver shall be paid on a quarterly basis, commencing March 31, 2000, in an amount equal to 5% of the aggregate outstandings of the Acquisition Revolver on the Acquisition Revolver Term Loan Date. All outstandings under the Acquisition Revolver shall be due in full and such commitment shall expire on the Final Maturity Date. The Company may, upon at least three business days' notice, terminate in whole or reduce in part the unused portion of the commitments under the New Credit Facility without premium or penalty. Subject to certain exceptions, the Company may, upon at least one business day's notice in the case of Base Rate borrowings and three business days' notice in the case of Eurodollar Rate borrowings, prepay all or a portion of the New Credit Facility without premium or penalty, together with accrued interest. Each such prepayment of any Acquisition Revolver borrowing on or after the Acquisition Revolver Term Loan Date shall be applied to the scheduled amortization payments thereof ratably.

  Mandatory Prepayments. All net cash proceeds from (i) the sale of assets of the Company and its subsidiaries (excluding Permitted Asset Sales (as defined in the Credit Agreement)), (ii) the issuance by the Company of additional indebtedness (other than Permitted Indebtedness (as defined in the Credit Agreement)) or equity (other than management stock options or any common stock issued in connection with the acquisition of a Consumer Textile Business), and
(iii) Extraordinary Receipts (as defined in the Credit Agreement) received by the Company and its subsidiaries are to be applied to repay first, outstanding borrowings and commitments under the Acquisition Revolver and, second, outstanding borrowings and commitments under the Working Capital Revolver.

  Collateral. All amounts owing under the New Credit Facility will be secured by a first priority (subject to permitted liens and encumbrances) perfected security interest in the present and future assets and property of the Company and its present and future subsidiaries, including, without limitation, accounts receivable, inventory, property, plant and equipment, intangibles, intercompany notes and other personal, intellectual and real property and the stock of the Company and its present and future subsidiaries.

  Covenants. The obligations of the lenders under the New Credit Facility will be subject to the satisfaction of certain conditions precedent customary in acquisition credit facilities or otherwise appropriate under the circumstances. The Company and each of its subsidiaries will be subject to certain affirmative and negative covenants contained in the New Credit Facility, including without limitation covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations and the granting of additional liens, (ii) mergers, acquisitions, investments and acquisitions and dispositions of assets, (iii) the incurrence of capitalized lease obligations, (iv) dividends, (v) prepayments or repurchase of other indebtedness and amendments to certain agreements governing indebtedness, including the Indenture and the Notes, (vi) engaging in transactions with affiliates and formation of subsidiaries, (vii) capital expenditures, (viii) the use of proceeds and (ix) changes in the Company's or its subsidiary's lines of business. There are also covenants relating to compliance with ERISA and environmental and other laws, payment of taxes, maintenance of corporate existence and rights, maintenance of insurance and financial reporting. Certain of these covenants are more restrictive than those set forth in the Indenture. In addition, the New Credit Facility will require the Company to maintain compliance with certain specified financial covenants, including covenants relating to maximum leverage ratios, minimum interest coverage ratios, minimum fixed charge coverage ratios and minimum net worth.

  Events of Default. The New Credit Facility also includes events of default including, without limitation, non-payment of principal, interest or fees; violation of covenants; inaccuracy of representations or warranties; cross-defaults to certain other indebtedness; bankruptcy; and Change of Control (as defined in the Credit Agreement). The occurrence of any of such events of default could result in payment blockage of the Notes or in acceleration of the Company's obligations under the New Credit Facility and foreclosure on the collateral securing such obligations.

                             DESCRIPTION OF NOTES

  The 11% Senior Subordinated Notes due 2007 (the "New Notes") are to be issued pursuant to the Indenture, dated as of April 1, 1997 (as defined), among Glenoit Corporation, Glenoit Asset Corporation and United States Trust Company of New York as trustee (the "Trustee"). The following is a summary of the material provisions of the Indenture. This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to all the provisions of the Notes and the Indenture (including provisions made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended), including the definitions therein of terms not defined herein. Certain terms used herein are defined below under "--Certain Definitions." Copies of the forms of the Indenture and Registration Rights Agreement are available as set forth under "Available Information." For purposes of this section, references to the "Notes" include the Old and New Notes.

GENERAL

  The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes will have been registered under the Securities Act and thus will not bear legends restricting their transfer pursuant to the Securities Act and (ii) holders of New Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement which will terminate upon the consummation of the Exchange Offer. The Old Notes have been, and the New Notes are to be, issued under an Indenture, dated as of April 1, 1997 (the "Indenture"), among the Company, the Subsidiary Guarantor and the United States Trust Company of New York, as Trustee (the "Trustee").

  The following is a summary of certain provisions of the Indenture and the Notes, copies of which are available upon request to the Company at the address set forth under "Available Information". The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used herein and not otherwise defined have the meanings set forth in the section "--Certain Definitions".

  The Indenture provides for the issuance of up to $100,000,000 of Notes and additional notes or additional series of notes in aggregate principal amounts not less than $10,000,000 per issuance and not to exceed $30,000,000 in the aggregate (the New Notes, the Old Notes and any additional series of notes issued under the Indenture are collectively referred to herein as the "Notes"). All the Notes will be identical in all respects other than interest rates and issuance dates.

  Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

  The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

  The Notes are unsecured senior subordinated obligations of the Company, limited to $130,000,000 aggregate principal amount, and will mature on April 15, 2007. The Old Notes were issued in an aggregate principal amount of $100,000,000. Interest on the Notes will bear interest at the rate per annum shown on the cover page hereof from April 1,1997, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year. Interest on the Old Notes commenced October 15, 1997. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful.

OPTIONAL REDEMPTION

  Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to April 15, 2002. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

      PERIOD                                                    REDEMPTION PRICE
      ------                                                    ----------------
      2002.....................................................     105.500%
      2003.....................................................     103.667%
      2004.....................................................     101.833%
      2005 and thereafter......................................     100.000%

  In addition, at any time and from time to time prior to April 15, 2000, the Company may redeem in the aggregate up to 25% of the original principal amount of the Notes with the proceeds of one or more Public Equity

Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 110% plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 75% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption.

SELECTION

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SUBSIDIARY GUARANTIES

  The Company's Domestic Restricted Subsidiary, Glenoit Asset Corporation (the "Initial Guarantor," and together with all future issuers of Subsidiary Guaranties, the "Subsidiary Guarantors") as primary obligors and not merely as sureties, will irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Subsidiary Guarantors being herein called the "Guaranteed Obligations"). The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guaranties. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. On or after the Issue Date, the Company will cause each Domestic Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary will guarantee payment of the Notes. See "Certain Covenants--Future Subsidiary Guarantors" below.

  Each Subsidiary Guaranty is a continuing Guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations,
(b) be binding upon each Subsidiary Guarantor and (c) enure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

  A Subsidiary Guaranty will be released upon the sale of all the capital stock, or all or substantially all of the assets, of the applicable Subsidiary Guarantor if such sale is made in compliance with the Indenture.

SUBORDINATION

  The Indebtedness evidenced by the Notes and the Subsidiary Guaranties will be senior subordinated obligations of the Company and the Subsidiary Guarantors, as the case may be. The payment of the principal of, premium (if any) and interest on the Notes and the payment of any Subsidiary Guaranty is subordinate in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter incurred, including the obligations of the Company and such Subsidiary Guarantor under the New Credit Facility. The Notes and the Subsidiary Guaranties will also be effectively subordinated to any Secured Indebtedness of the Company and the Subsidiary Guarantors (even if such Secured Indebtedness is not Senior Indebtedness) to the extent of the value of the assets securing such Indebtedness and the Notes will be effectively subordinated to any liabilities of Subsidiaries other than the Subsidiary Guarantors.

  As of October 4, 1997, after the application of the net proceeds from the Initial Offering, (i) Senior Indebtedness of the Company and the Subsidiary Guarantors is approximately $8.1 million (excluding trade payables, accrued liabilities and unused commitments under the New Credit Facility) and (ii) the Company and its subsidiaries have no Senior Subordinated Indebtedness outstanding (other than the Notes) and no indebtedness outstanding that was subordinate in right of payment to the Notes. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "Certain Covenants--Limitation on Indebtedness."

  Only Senior Indebtedness of the Company or a Subsidiary Guarantor will rank senior to the Notes and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively. The Company and each Subsidiary Guarantor has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

  The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on any such Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment, and, until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a payment or distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear. Senior Indebtedness will not be deemed to be paid in full unless all outstanding commitments thereunder have been terminated.

  If an Event of Default occurs (other than as a result of certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary), the Trustee or the Holders electing to accelerate the Notes shall give the holders of all Designated Senior Indebtedness or the Representative of such holders five business days' prior written notice before accelerating the Notes; provided, however, that the Trustee or the Holders may so accelerate the Notes immediately without such notice if at such time payment of any Designated Senior Indebtedness shall have been accelerated. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration and, thereafter, the Company and the Subsidiary Guarantors may pay the Notes only if the Indenture otherwise permits payment at that time.

  The obligations of a Subsidiary Guarantor under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

  By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Noteholders.

  The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "--Defeasance."

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the provisions of the next paragraph.

  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and relevant financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes repurchased.

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. The Indenture contains no provisions to protect Holders of Notes in the event of a highly leveraged transaction or other transaction involving the Company that may adversely affect them except to the extent that the negative covenants may impact the Company's ability to incur debt and make restricted payments. (See "Description of Notes--Certain Covenants"). The Company has no outstanding securities or liabilities that rank pari passu with the Notes and also contain Change of Control repayment provisions.

  The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the New Credit Facility. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. The Company's failure to purchase the Notes in connection with a Change in Control would result in a default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of the Notes.

  Neither the Board of Directors nor the Trustee may waive the provisions under the Indenture relative to the Company's obligations to make an offer to repurchase the Notes as a result of a Change of Control. For any waiver or modification of such provisions to occur, the approval of 100% of the Holders of Notes is required.

  Holders of Notes should be aware that a Change of Control can occur upon the "sale of all or substantially all the assets" of the Company. In the event of such a transaction, Holders of Notes may face uncertainty in filing a claim under the Indenture due to the lack of a precise definition for the phrase "all or substantially all the assets."

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Notes sold will be issued in the form of one or more Global Notes. The Global Notes will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, a Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in a Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

  Notes that are (i) originally issued to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who are not qualified institutional buyers ("QIBs") or (ii) issued as described below under "--Certificated Notes" will be issued in definitive form. Upon the transfer to a QIB of a Note in definitive form, such Note will, unless the Global Notes have previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Notes representing the principal amount of Notes being transferred.

  The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange

Act"). The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

  Upon the issuance of a Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Notes. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in a Global Note.

  So long as the Depository, or its nominee, is the registered Holder and owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and Holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or Holders of any Notes under such Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal of and interest on Notes represented by a Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and Holder of such Global Note.

  The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in such Global Note owning through such participants.

  Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, a Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

  Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

  The Notes represented by a Global Note are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S.$1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by such Global Note or (iii) a default entitling the Holders of the Notes to accelerate the maturity thereof has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Notes, to the provisions of such legend.

CERTAIN COVENANTS

  The Indenture contains covenants including, among others, the following:

  Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds 2.0 to 1 if such Indebtedness is Incurred prior to April 15, 2000, or
2.25 to 1 if such Indebtedness is Incurred thereafter.

  (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness: (1) Indebtedness Incurred pursuant to the New Credit Facility or any Permitted Receivables Financing; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the sum of (x) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries and (y) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries, in each case determined in accordance with GAAP; (2) Indebtedness of the Company owed to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness of the issuer thereof; (3) Indebtedness represented by the Offered Notes and the Subsidiary Guaranties; (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1) or (2) of this covenant); (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this clause (5);
(6) Indebtedness in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds entered into by the Company and the Restricted Subsidiaries in the ordinary course of their business; (7) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation; provided, however, that, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; (8) Purchase Money Indebtedness and Capital Lease Obligations Incurred to finance the acquisition by the Company or a Restricted Subsidiary of any assets in the ordinary course of business and which do not exceed $10 million in the aggregate at any time outstanding;
(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft of similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of Incurrence; (10) Indebtedness of the Company and its Restricted Subsidiaries, to the extent the proceeds thereof are immediately used after the Incurrence thereof to purchase Notes tendered in an offer to purchase made as a result of a Change of Control; (11) Indebtedness of the Company and its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in any case Incurred in connection with the disposition of any assets of the Company or any Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; and (12) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company and Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (11) above or paragraph (a)) does not exceed $30 million.

  (c) Notwithstanding the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance (i) any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes and the Subsidiary Guaranties, as applicable, to at least the same extent as such Subordinated Obligations or
(ii) any Senior Subordinated Indebtedness unless such Indebtedness shall be Senior Subordinated Indebtedness or shall be subordinated to the Notes and the Subsidiary Guaranties, as applicable.

  (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

  (e) Notwithstanding paragraphs (a) and (b) above, the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or (ii) any Secured Indebtedness that is not Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless contemporaneously therewith effective provision is made to secure the Notes or the Subsidiary Guaranty, as applicable, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

  Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment together with all other Restricted Payments (the amount of any payments made in property other than in cash to be valued at the fair market value of such property, as determined in good faith by the Board of Directors) declared or made since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 1997 to the end of the most recent fiscal quarter ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of the Company shall be provided to the Noteholders pursuant to the Indenture) prior to the date of such Restricted Payment (or, in case such Consolidated Net Income accrued during such period (treated as one accounting period) shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Subsidiary or for which the Company or any Subsidiary is liable, directly or indirectly, as a guarantor or otherwise (including by the making of cash contributions to such plan or trust which are used to pay interest or principal on such Indebtedness)); (C) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and
(D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets by any Unrestricted Subsidiary to the Company or any Restricted Subsidiary, or the receipt of proceeds by the Company or any Restricted Subsidiary from the sale or other disposition of any portion of the Capital Stock of any Unrestricted Subsidiary, in each case occurring subsequent to the Issue Date, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Subsidiary or for which the Company or any Subsidiary is liable, directly or indirectly, as a guarantor or otherwise (including by the making of cash contributions to such plan or trust which are used to pay interest or principal on such Indebtedness)); provided, however, that (A) such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase or redemption of (A) Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to paragraphs (b) and (c) of the covenant described under "--Limitation on Indebtedness" or (B) Subordinated Obligations of a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of such Restricted Subsidiary or the Company which is permitted to be Incurred pursuant to paragraphs (b) and (c) of the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of (A) Disqualified Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or (B) Disqualified Stock of a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Restricted Subsidiary or the Company; provided, however, that (1) at the time of such exchange, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) such purchase or redemption will be excluded from the calculation of the amount of Restricted Payments;
(iv) cash payments to Holdings (A) in an aggregate amount not to exceed $1.6 million to enable Holdings to (1) prepay the Deferred Redemption Price Note and (2) purchase 3,651.15 shares of Class A Stock of Holdings held by the Seller and (B) in an aggregate principal amount not to exceed $5.0 million to enable Holdings to prepay the Seller Notes; provided, however, that (I) in the case of subclause (B) of this clause (iv) only, at the time of such payment or prepayment, the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment and (II) at the time of such payment or prepayment, no Default shall have occurred and be continuing (or would result therefrom); provided further, however, that such payments will be included in the calculation of the amount of Restricted Payments; (v) cash payments to Holdings to enable Holdings to pay cash interest on the Split-Pay Notes, as and when the same shall become due and payable; provided, however, that (1) Holdings shall not have the right to pay such interest in-kind (including, without limitation, in the form of additional notes) or otherwise defer the payment of such interest in cash, (2) the aggregate amount of such payments shall not exceed $300,000 in any six-month period, (3) at the time of such payment, no Default shall have occurred and be continuing (or would result therefrom) and (4) such payments will be included in the calculation of the amount of Restricted Payments; (vi) Permitted Operating Expense Payments and payments to Holdings that are required to be made pursuant to the Tax Sharing Agreement; provided, however, that such payments will be excluded from the calculation of the amount of Restricted Payments; (vii) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the Notes pursuant to the covenant described under "-- Change of Control" above (including the purchase of all Notes tendered), any purchase or redemption of Subordinated Obligations of the Company required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default shall have occurred and be continuing (or would result therefrom), (B) the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment, (C) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any Issuance of Indebtedness by the Company or any Subsidiary and (D) such purchase or redemption will be included in the calculation of the amount of Restricted Payments; (viii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that (A) at the time of payment of such dividend, no other Default shall have occurred and be continuing (or would result therefrom) and (B) such dividend shall be included in the calculation of the amount of Restricted Payments; or (ix) the repurchase of, or payments to Holdings to enable Holdings to repurchase, shares of, or options to purchase shares of, common stock of the Company, Holdings or any of the Subsidiaries from employees, former employees, directors or former directors of the Company, Holdings or any of the Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors or the board of directors of Holdings, as the case may be, under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that (A) the aggregate amount of such repurchases shall not exceed the sum of (1) $1 million and (2) the aggregate amount of cash received by the Company after the Issue Date from the sale of such shares to, or the exercise of options to purchase such shares by, employees or directors of the Company, Holdings or any of the Subsidiaries and (B) such repurchases will be included in the calculation of the amount of Restricted Payments.

  Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary which was entered into on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant (or effecting a Refinancing of such Refinancing Indebtedness pursuant to this clause (iii)) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (vii) any encumbrance or restriction with respect to any Receivables Subsidiary pursuant to an agreement related to Indebtedness of the Receivables Subsidiary which is permitted under the covenant described under "--Limitation on Indebtedness" or pursuant to any agreement relating to a Financing Disposition to or by the Receivables Subsidiary.

  Limitation on Sales of Assets and Subsidiary Stock. The Company shall not, and shall not permit any Restricted Subsidiary to consummate any Asset Disposition unless the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 75% (or 100% in the case of lease payments) of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents. In the event and to the extent that the Net Available Cash received by the Company or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Issue Date exceeds $5 million, then the Company or such Restricted Subsidiary shall (i) within 360 days after the date such Net Available Cash so received exceeds $5 million and to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness) to
(A) apply an amount equal to such excess Net Available Cash to prepay, repay or purchase Senior Indebtedness of the Company or such Restricted Subsidiary, in each case owing to a Person other than the Company or any Affiliate of the Company or (B) invest (or enter into a binding commitment to invest, provided that such commitment shall be subject only to customary conditions (other than financing) and such investment shall be consummated within 180 days after the end of such 360-day period) an equal amount, or the amount not so applied pursuant to clause (A), in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) and (ii) apply such excess Net Available Cash (to the extent not applied pursuant to clause
(i)) as provided in the following paragraphs of the covenant described hereunder; provided, however, that in connection with any prepayment, repayment or purchase of Senior Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary shall retire such Senior Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. The amount of such excess Net Available Cash required to be applied pursuant to clause (ii) above and not theretofore so applied shall constitute "Excess Proceeds." Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments.

  If at any time the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $5 million, the Company shall, not later than 30 days after the end of the period during which the Company is required to apply such Excess Proceeds pursuant to clause (i) of the immediately preceding paragraph (or, if the Company so elects, at any time within such period), make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such Notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment"). Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds remaining after application pursuant to such Excess Proceeds Offer (including payment of the purchase price for Notes duly tendered) may be used by the Company for any corporate purpose (to the extent not otherwise prohibited by the Indenture).

  For the purposes of this covenant, the following are deemed to be cash: (x) the assumption of Senior Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted

Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by the Company under the covenant described hereunder and the Company is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1 million, (i) are set forth in writing, (ii) comply with clause (1) and (iii) have been approved by a majority of the disinterested members of the Board of Directors and (3) if such Affiliate Transaction involves an amount in excess of $5 million, (i) comply with clause (2) and (ii) have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments", (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business and approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company in the ordinary course of business and pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $1 million in the aggregate outstanding at any time, (v) fees, compensation or employee benefit arrangements paid to and indemnity provided for the benefit of directors, officers or employees of Holdings, the Company or any Subsidiary in the ordinary course of business, subject, in the case of Holdings, to the limitation set forth in clause (vi) of paragraph (b) of the covenant described under "--Limitation on Restricted Payments", (vi) the payment of principal, interest and other amounts under the Junior Subordinated Notes when due in accordance with the terms thereof, (vii) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries in the ordinary course of business (so long as the other stockholders of any participating Restricted Subsidiaries which are not Wholly Owned Subsidiaries are not themselves Affiliates of the Company), (viii) transactions with B&D pursuant to the B&D Licensing Agreement or (ix) transactions with a Receivables Subsidiary pursuant to any Permitted Receivables Financing.

  Limitation on the Issuance or Sale of Capital Stock of Restricted Subsidiaries. The Company shall not (i) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary (other than pledges of Capital Stock securing Designated Senior Indebtedness) or (ii) permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock other than (A) to the Company or a Wholly Owned Subsidiary or (B) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary. The proceeds of any sale of such Capital Stock permitted hereby will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

  Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any property of the Company or any

Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which secures Indebtedness that ranks pari passu with or subordinated to the Notes or the Subsidiary Guaranty unless (i) if such Lien secures Indebtedness that ranks pari passu with the Notes and the Subsidiary Guaranty, the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness that is subordinated to the Notes and the Subsidiary Guaranty, such Lien shall be subordinated to a Lien granted to the holders of the Notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the Note and the Subsidiary Guaranty.

  Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) except in the case of a merger the sole purpose of which is to change the Company's jurisdiction of incorporation, immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness, (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate, stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Notwithstanding the foregoing clauses (ii), (iii) and (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Wholly Owned Subsidiary.

  The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

  The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not such Subsidiary) shall expressly assume, by a supplemental indenture, in form satisfactory to the Trustee, all the obligations of such Subsidiary under its Subsidiary Guaranty, (ii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing, and (iii) the Company shall have delivered to the Trustee an Officers' Certificate, stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The provisions of clauses (i) and (iii) above shall not apply to any transactions which constitute an Asset Disposition if the Company has complied with the provisions of the covenant described under""--Limitation on Sales of Assets and Subsidiary Stock" above.

  Future Guarantors. The Company shall cause each Domestic Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

  Tax Sharing Agreement. In the event that, at any time after the Issue Date, it is expected that more than a nominal amount of gross income will arise in Holdings, the Company or any other member of Holdings' Federal consolidated tax group (the "Holdings Group") other than Mills and its subsidiaries, then the Tax Sharing Agreement will be amended to provide that (a) the Company and all its subsidiaries in the Holdings Group (including Mills and its subsidiaries) will be treated as the "Glenoit Group" for purposes of such Agreement, (b) any interest expense of Holdings (whether or not paid directly or indirectly by the Company or any of its subsidiaries), and any other expense of Holdings that is directly or indirectly paid by the Company or any of its subsidiaries, shall be treated as a deduction of such Glenoit Group, and (c) such Glenoit Group will be compensated on a current basis to the extent that its net operating loss deductions or similar items provide a tax benefit to other members of the Holdings Group.

  SEC Reports. Until such time as the Company shall become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (a) the Company shall provide the Trustee, the Initial Purchasers, the Noteholders and prospective Noteholders (upon request) with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a United States corporation subject to such Sections, such information, documents and other reports to be so provided at the times specified for the filing of such information, documents and reports under such Sections and (b) not later than 45 days after the end of each fiscal quarter of the Company, the Company shall issue a press release setting forth a summary of the results of operations of the Company for such fiscal quarter and shall publish such press release on one of the following national business and financial wire services: Dow Jones News Service, Reuters Financial Service, Bloomberg News, PR Newswire or Business Wire. Thereafter, notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders and prospective Noteholders (upon request) with such annual reports and such information, documents and other reports as are specified in such Sections and applicable to a United States corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be required to file any report, document or other information with the SEC if the SEC does not permit such filing.

DEFAULTS

  An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due (whether or not such payment is prohibited by the provisions described under "Subordination" above), continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not such payment is prohibited by the provisions described under "Subordination" above), (iii) the failure by the Company to comply with its obligations under "Certain Covenants--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described above under "--Change of Control" or "--Certain Covenants" (other than a failure to purchase Notes), (v) the failure by the Company to comply for 30 days after notice with its other agreements contained in the Indenture, (vi) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness unpaid or accelerated exceeds $5 million and such failure continues for 10 days after notice (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) the rendering of any judgment or decree for the payment of money in excess of $5 million against the Company or a Significant Subsidiary, if such judgment or decree remains outstanding for a period of 60 days and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary

Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty and such Default continues for 10 days. However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in aggregate principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the

Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder's Notes or any Subsidiary Guaranty on or after the due date therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or any Subsidiary Guaranty or (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or (viii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders.

  Without the consent of any Holder of the Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to release Subsidiary Guarantors when permitted by the Indenture, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any Holder of Senior Indebtedness then outstanding unless the Holders of such Senior Indebtedness (or their Representative) consent to such change.

  The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

  The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "--Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses
(iii) and (iv) under "Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "Certain Covenants-- Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

  United States Trust Company of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

  The Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "Certain Covenants-- Limitation on Affiliate Transactions" and "Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" and the definition of the term "Restricted Payment" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders), (ii) all or substantially all the assets of any division, business segment or comparable line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary having a fair market value (as determined in good faith by the Board of Directors) in excess of $250,000 disposed of in a single transaction or series of related transactions outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (y) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary and (z) for purposes of the covenant described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "Certain Covenants--Limitation on Restricted Payments").

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "B&D Licensing Agreement" means the Licensing Agreement dated April 21, 1988, between the Company and B&D, as amended on November 21, 1988 and January 23, 1992 (including any extension thereof in accordance with its terms).

  "Bank Indebtedness" means any and all amounts payable under or in respect of the New Credit Facility and the other Loan Documents (as defined in the New Credit Facility), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means each day which is not a Legal Holiday.

  "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Change of Control" means the occurrence of any of the following events:

    (i) prior to the first public offering of common stock of the Company or Holdings, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Holdings, whether as a result of issuance of securities of Holdings, any merger, consolidation, liquidation or dissolution of Holdings, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (i), the Permitted Holders shall be deemed to beneficially own any Voting Stock of any entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

    (ii) prior to the first public offering of common stock of the Company, Holdings shall cease to own, directly or through one or more wholly owned subsidiaries, 100% of the issued and outstanding Voting Stock of the Company, whether as a result of the issuance of securities, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by Holdings or otherwise;

    (iii) after the first public offering of common stock of the Company or Holdings, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that for purposes of this clause (iii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company or Holdings; provided, however, that the Permitted Holders beneficially own (as defined in clause
  (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or Holdings, as the case may be, than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors or the board of directors of Holdings, as the case may be (for the purposes of this clause (iii), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (iii)), directly or indirectly, of more than 40% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause
  (i)), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

    (iv) after the first public offering of common stock of the Company or Holdings, (A) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors or the board of directors of Holdings, as the case may be (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Company or Holdings, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors or the board of directors of Holdings, as the case may be, then in office and (B) at any time during such period, the Permitted Holders cease to be the beneficial owners (as defined in clause (i) above), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company or Holdings, as the case may be; or

    (v) after the first public offering of common stock of the Company or Holdings, the merger or consolidation of the Company or Holdings with or into another Person or the merger of another Person with or into the Company or Holdings, or the sale of all or substantially all the assets of Holdings or the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company or Holdings that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company or Holdings are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation;

provided, however, that a Change of Control shall not be deemed to occur as a result of a merger of the Company with or into Holdings in compliance with the covenant described under "Certain Covenants--Mergers and Consolidation" so long as a Change of Control has not occurred pursuant to clauses (i), (iii),
(iv) or (v) above with respect to the Successor Company.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of the Company shall be provided to the Noteholders pursuant to the Indenture) prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in the case of Indebtedness used to finance working capital needs incurred under a revolving credit or similar arrangement, the amount thereof shall be deemed to be the average daily balance of such Indebtedness during such four-fiscal-quarter period), (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a third person (to the extent the Company and its Restricted Subsidiaries are no longer liable for such Indebtedness) or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or Holdings shall have consummated a Public Equity Offering following which there is a Public Market, Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such Public Equity Offering for such period,
(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company in accordance with Article 11 of Regulation S-X. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, (a) to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount,
(iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest actually paid on any Indebtedness of any other Person that is Guaranteed by the Company or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or any Wholly Owned Subsidiary) in connection with Indebtedness Incurred by such plan or trust, minus, (b) to the extent included in such total interest expense, amortization of deferred financing costs, fees and expenses.

  "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (or loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income; (ii) for purposes of subclause (a)(3)(a) of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary consistent with such restriction during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (or loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a

Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

  "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus
(ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

  "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

  "CVC Investor" means (i) CVC, (ii) Citicorp, N.A. and (iii) any officer, employee or director of CVC so long as such person shall be an officer, employee or director of CVC.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Deferred Redemption Price Note" means the Deferred Redemption Price Note due December 14, 2004, issued by Holdings to the Seller pursuant to the Redemption Agreement, in an aggregate principal amount of $1,400,000.

  "Designated Senior Indebtedness" means (i) the Bank Indebtedness, and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable, at the option of the holder thereof, for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes.

  "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Restricted Subsidiary.

  "EBITDA" for any period means the sum of Consolidated Net Income plus Consolidated Interest Expense plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (a) income tax expense, (b) depreciation expense, (c) amortization expense and (d) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Financing Disposition" means any sale of any accounts receivable, or interest therein, by the Company or any Subsidiary to any Receivables Subsidiary, or by the Receivables Subsidiary, pursuant to a Permitted Receivables Financing.

  "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) such other statements by such other entity as approved by a significant segment of the accounting profession.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

  "Holdings" means Glenoit Universal, Ltd., a Delaware corporation.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness, but the entire face amount of such security shall be deemed Incurred upon the issuance of such security. The term "Incurrence" when used as a noun shall have a correlative meaning.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
(ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payables arising in the ordinary course of business), which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date.

  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "Certain Covenants--Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, but in no event shall such Investment be reduced below zero; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

  "Issue Date" means the date on which the Offered Notes are originally issued.

  "Junior Subordinated Notes" means the 12.50% Junior PIK Subordinated Notes due December 14, 2005 of Holdings, issued to CVC and Soannes Investment Corp., in an original aggregate principal amount of $13,600,000.

  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Management Investors" means each of the officers, employees and directors of the Company or Holdings who own Voting Stock (or options to acquire Voting Stock) of Holdings on the Issue Date, in each case so long as such person shall remain an officer, employee or director of Holdings or the Company.

  "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest Holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

  "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "New Credit Facility" means the revolving credit facility made available pursuant to the Second Amended and Restated Credit Agreement dated as of the Issue Date, among the Company, as borrower, Holdings and certain Subsidiaries, as guarantors, and BNP, as agent and issuing bank for the lenders from time to time, as the same may be amended, waived, modified, Refinanced or replaced from time to time (including any successive amendments, modifications, Refinancings or replacements that increase the aggregate amount of borrowings outstanding or the aggregate commitments of the lenders thereunder), except to the extent that any such amendment, waiver, modification, replacement or Refinancing would be prohibited by the terms of the Indenture) (or, in the case of any such increase, except to the extent that such increased amount of borrowings or commitments shall exceed the total amount of such borrowings or commitments permitted under the terms of the Indenture).

  "Permitted Holders" means the CVC Investors, the Management Investors and their respective Permitted Transferees; provided, however, that in no event shall the Management Investors and the CVC Investors (other than CVC and Citicorp, N.A.), collectively, be deemed "Permitted Holders" with respect to more than 30% of the total voting power of all classes of Voting Stock of the Company.

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, (ii) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (iii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iv) Temporary Cash Investments; (v) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vii) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $1 million in the aggregate outstanding at any time; (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (ix) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock".

  "Permitted Operating Expense Payments" means payments to Holdings to enable Holdings to pay its operating and administrative expenses incurred in the ordinary course of business in an aggregate amount not to exceed $250,000 in any year; provided, however, that (i) such payments shall not exceed the sum of (A) the amount of such costs that are directly related to the business of the Company and its Restricted Subsidiaries and not to any other business, subsidiary or investment of Holdings and (B) the Company's allocable share (as reasonably determined in good faith by the Board of Directors) of such costs that are not directly related to the business of the Company and its Restricted Subsidiaries or to any other business, subsidiary or investment of Holdings (including, without limitation, directors' fees, legal and audit expenses and corporate franchise taxes), and (ii) such payments are used by Holdings for such purpose within 10 days of the receipt of such payments.

  "Permitted Receivables Financing" means any financing pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary or any other Person (in the case of a transfer by a Receivables Subsidiary), or grant a security interest in, any accounts receivable (and related assets) of the Company or any Restricted Subsidiary; provided, however, that (i) the covenants, events of default and other provisions applicable to such financing shall be customary for such transactions and shall be on market terms (as determined in good faith by the Board of Directors) at the time such financing is entered into, (ii) the interest rate applicable to such financing shall be a market interest rate (as determined in good faith by the Board of Directors) at the time such financing is entered into and (iii) such financing shall be non-recourse to the Company and its Subsidiaries (other than the Receivables Subsidiary) except to a limited extent customary for such transactions.

  "Permitted Transferee" means (a) with respect to any CVC Investor who is an employee, officer or director of CVC, any spouse or lineal descendant (including by adoption) of such CVC Investor so long as such CVC Investor shall be an employee, officer or director of CVC and (b) with respect to any Management Investor, any spouse or lineal descendant (including by adoption) of such Management Investor so long as such Management Investor shall be an employee, officer or director of the Company or Holdings.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "PIK Subordinated Note" means the PIK Subordinated Note due December 14, 2004, issued by Holdings to the Seller pursuant to the Redemption Agreement, in an aggregate principal amount of $1,008,884.01.

  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

  "Public Equity Offering" means an underwritten primary public offering of common stock of the Company or Holdings pursuant to an effective registration statement under the Securities Act.

  "Public Market" means any time after (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding common stock of the Company or Holdings has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

  "Purchase Money Indebtedness" mean Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset (including Additional Assets), including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided further, however, that such Indebtedness is Incurred within 90 days after such acquisition of such asset by the Company or Restricted Subsidiary.

  "Receivables Subsidiary" means a bankruptcy-remote, special-purpose Wholly Owned Subsidiary formed in connection with a Permitted Receivables Financing.

  "Redemption Agreement" means the Redemption Agreement dated October 23, 1995, between Holdings and the Seller as in effect on the Issue Date.

  "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

  "Related Business" means the business of the Company and its Restricted Subsidiaries on the Issue Date or any business related, ancillary or complementary (as determined in good faith by the Board of Directors) to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

  "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

  "Restricted Payment" means, with respect to any Person, (i) the declaration or payment of any dividends or any other distributions on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the holders of its Capital Stock, except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable solely to the Company or a Restricted Subsidiary (and, in the case of dividends or distributions by a Restricted Subsidiary which is not wholly owned, to its other shareholders on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis),
(ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition),
(iv) the payment of any amount pursuant to any agreement with Holdings or any officer, director or employee of Holdings or (v) the making of any Investment in any Person (other than a Permitted Investment).

  "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Sale Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

  "SEC" means the Securities and Exchange Commission.

  "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien. "Secured Indebtedness" of any Subsidiary Guarantor has a correlative meaning.

  "Seller" means Stirling Investment Holdings, Inc., a British Virgin Islands corporation.

  "Seller Notes" means (i) the Split-Pay Notes, the PIK Subordinated Note and the Deferred Redemption Price Note, in an aggregate principal amount of $10,980,312.58, and (ii) any additional notes issued in payment of interest on any notes described in clause (i).

  "Senior Indebtedness" of the Company means (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred, and all Bank Indebtedness, and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect (other than as a result of the Indebtedness being unsecured) to any other Indebtedness or other obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (5) any obligations with respect to any Capital Stock or (6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture. "Senior Indebtedness" of any Subsidiary Guarantor has a correlative meaning.

  "Senior Subordinated Indebtedness" of the Company means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness; provided, however, that "Senior Subordinated Indebtedness" shall specifically include the Seller Notes (and any Senior Subordinated Indebtedness Incurred to Refinance such notes). "Senior Subordinated Indebtedness" of any Subsidiary Guarantor has a correlative meaning.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

  "Split-Pay Notes" means (i) the Split-Pay Subordinated Note due December 14, 2004, issued by Holdings to the Seller pursuant to the Redemption Agreement, in an aggregate principal amount of $2,888,930.82, and (ii) the Split-Pay Subordinated Note due December 14, 2004, issued by Holdings to Iris Holdings, Inc. pursuant to the Redemption Agreement, in an aggregate principal amount of $5,682,497.75.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect. "Subordinated Obligation" of any Subsidiary Guarantor has a correlative meaning.

  "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or
(iii) one or more Subsidiaries of such Person.

  "Subsidiary Guarantor" means each Subsidiary designated as such on the signature pages of the Indenture and any other Subsidiary that has issued a Subsidiary Guaranty.

  "Subsidiary Guaranty" means the Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

  "Tax Sharing Agreement" means the Tax Sharing Agreement dated as of December 14, 1995, among Holdings, the Company and Glenoit Assets Corp., as in effect on the Issue Date and as the same shall be amended in accordance with the covenant described under "Certain Covenants--Tax Sharing Agreement."

  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by an registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "Certain Covenants--Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company and/or one or more Wholly Owned Subsidiaries.

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration date" means 5:00 P.M.,
New York City time, on      , 1998; provided, however, that if the Company has
extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

  As of the date of this Prospectus, $100.0 million aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about , 1998 to all holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for any exchange of any Old Notes, by giving notice of such extension to the holders thereof. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

  The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to United States Trust Company of New York (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER, IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures are required to be guaranteed, such guarantees must be by a firm that is a member or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program or by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by, the registered holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date. The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification. The Exchange Offer is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by any staff of the Commission, or any order of any governmental agency or court of law. See "--Certain Conditions to the Exchange Offer."

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to do so must be submitted.

  By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the holder and any beneficial holder, that neither the holder nor any such beneficial holder has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such person is an "affiliate," as defined under Rule 405 of the Securities Act of the Company. If the holder is a broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer, it must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities, and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. If a holder of Notes is not a broker-dealer, the holder must represent that it is not engaged in and does not intend to engage in a distribution of the New Notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when and if the Company has given oral and written notice thereof to the Exchange Agent.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's accountant the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

BOOK-ENTRY TRANSFER

  Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed deliver procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be affected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile and transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility (a "Book-Entry Confirmation"), as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

  Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial number of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book entry transfer described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time before the Expiration Date, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if prior to the Expiration Date any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). In any such event, the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

  United States Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    United States Trust
    Company of New York
    114 West 47 Street
    New York, NY 10036

    Via Facsimile: (212) 852-1626
    Confirm by Telephone: (212) 852-1614
    For Information: (212) 858-2103

 DELIVERY OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The Company will not make any payments to brokers, dealers or other soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

  The expenses to be incurred in connection with the Exchange Officer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs among others.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be capitalized for accounting purposes.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF NEW NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities law. Old Notes not exchanged pursuant to the Exchange Offer will continue to accrue interest at 11% per annum and will otherwise remain outstanding in accordance with their terms. Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that Old Notes are exchanged for New Notes, the market for the Old Notes may be adversely affected. The Company does not currently anticipate that it will registered the Old Notes under the Securities Act. However, (i) if the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by them following consummation of the Exchange Offer or (ii) if any holder of Old Notes is not eligible to participate in the Exchange Offer, or, in the case of any holder of Old Notes that participates in the Exchange Offer, does not receive freely tradable New Notes in exchange for Old Notes, the Company is obligated to file a Registration Statement on the appropriate form under the Securities Act relating to the Old Notes held by such persons.

  Based on certain interpretive letters issue by the staff of the Commission to third parties in unrelated transactions, it is the Company's view that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no intention, or any arrangement or understanding with any person, to participate in the distribution of such New Notes. If a holder of Notes is not a broker-dealer, the holder must represent that it is not engaged in and does not intend to engage in a distribution of the New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. Each such broker-dealer that acquired New Notes as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will delivery a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

  In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a discussion of certain material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original owners of the Notes and who hold such Notes as capital assets. As used in this discussion, a "U.S. Holder" means any beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or of any political subdivision thereof or (iii) a person otherwise subject to United States federal income taxation on its worldwide income regardless of the sources of such income. This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, foreign persons, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment) except where otherwise specifically stated. This discussion does not address the tax consequences to persons that have a functional currency other than the United States dollar. In addition, this discussion does not address United States federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly on a retroactive basis.

  PROSPECTIVE TENDERERS OF THE OLD NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

INTEREST INCOME

  A U.S. Holder will recognize ordinary income when it receives or accrues interest on the Notes in accordance with such Holder's method of tax accounting. A U.S. Holder may be entitled to treat interest income on the Notes as "investment income" for purposes of computing certain limitations concerning the deductibility of investment interest expense.

  The Notes are not expected to be issued with "original issue discount" within the meaning of Section 1273 of the Code ("OID"). A U.S. Holder who purchases a Note after the initial distribution thereof at a discount that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules of the Code, and a U.S. Holder who purchases a Note at a premium will be subject to the bond premium amortization rules of the Code.

DISPOSITION OF NOTES

  Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will be equal to such Holder's cost for the Note, (i) increased by any interest that has accrued on the Note since the last interest payment date, as well as any OID, market discount and gain previously included by such Holder in income with respect to the Note, and
(ii) decreased by any bond premium previously amortized and any principal payments previously received by such Holder with respect to such Note. Subject to the market discount rules, any such gain or loss will be capital gain or loss, long- or short-term depending upon whether the U.S. Holder has held the Note for more than one year. Subject to certain limited exceptions, capital losses cannot be used to offset ordinary income.

  A cash basis holder that sells a Note between interest payment dates will be required to treat an amount equal to accrued but unpaid interest through the date of sale as ordinary interest income, and to add such amount to its basis in the Offered Note.

     THE EXCHANGE BY A U.S. HOLDER OF AN OLD NOTE FOR A NEW NOTE PURSUANT
         TO THE EXCHANGE OFFER WILL NOT CONSTITUTE A TAXABLE EXCHANGE.

TAX CONSEQUENCES TO FOREIGN HOLDERS

  For purposes of this discussion, a "Foreign Holder" is any beneficial owner that is not a U.S. Holder, and a "Holder" is any U.S. Holder or Foreign Holder.

  A Foreign Holder generally will not be subject to United States federal income taxes on payments of principal or interest on the Notes so long as the Foreign Holder (i) is not actually or constructively a "10 percent shareholder" of the Company or a "controlled foreign corporation" with respect to which the Company is "related" (directly or indirectly) through stock ownership within the meaning of the Code, and (ii) provides an appropriate statement, signed under penalties of perjury, certifying that the beneficial owner of the Note is a foreign person and providing that foreign person's name and address. If the information provided in this statement changes, the foreign person must so inform the Company within 30 days of such change. The statement generally must be provided in the year a payment of principal or interest occurs or in either of the two preceding years. If the foregoing conditions are not satisfied, then interest paid on the Notes will be subject to United States withholding tax at a rate of 30 percent, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

  Any capital gain a Foreign Holder realizes on the sale, redemption, retirement or other taxable disposition of an Offered Note will be exempt from United States federal income and withholding tax, provided that (i) the gain is not effectively connected with the Foreign Holder's conduct of a trade or business in the United States, and (ii) in the case of a Foreign Holder that is an individual, the Foreign Holder is not present in the United States for 183 days or more in the taxable year.

  If the interest gain or other income a Foreign Holder recognizes on an Offered Note is effectively connected with the Foreign Holder's conduct of a trade or business in the United States, the Foreign Holder (although exempt from the withholding tax previously discussed if an appropriate statement is furnished) generally will be subject to United States federal income tax on the interest, gain or other income at regular federal income tax rates. In addition, if the Foreign Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its "effectively connected earnings and profits", as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company will be required to report annually to the IRS and to each Holder of record, the amount of interest paid on the Offered Notes (and the amount of interest withheld for federal income taxes, if any) for each calender year, except as to certain Holders (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status). Each Holder (other than Holders who are not subject to the reporting requirements) will be required to provide to the Company, under penalties of perjury, certain information relating to backup withholding. Should a Holder that is required to provide such information fail to do so, the Company will be required to withhold 31% of the interest otherwise payable to such Holder and to remit the withheld amount to the IRS as a credit against the Holder's federal income tax liability.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company and the Subsidiary Guarantor have agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer to use
in connection with any such resale. In addition, until      , 1998 (90 days
after the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a Prospectus.

  Neither the Company nor the Subsidiary Guarantor will receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on such resale of New Notes and any commissions or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to an Broker-Dealer that requests such documents in the Letter of Transmittal. The Company and the Subsidiary Guarantor have jointly and severally agreed to pay all expenses incident to the Exchange Offer (including expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any Broker-Dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the New Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, New York, New York.

                                    EXPERTS

  The Consolidated Financial Statements of the Company for each of the two years in the period ended January 4, 1997 included in this Prospectus and Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing elsewhere herein. The Consolidated Financial Statements of the Company for the year ended December 31, 1994 included in this Prospectus and Registration Statement have been audited by BDO Seidman, LLP, independent accountants, as stated in their report appearing elsewhere herein. Such financial statements are so included in reliance on such reports given upon the authority of said firms as experts in accounting and auditing.

  BDO Seidman, LLP, independent accountants ("BDO"), were dismissed by the Company on December 13, 1995. BDO's reports on the 1993 and 1994 financial statements of the Company did not contain an adverse opinion or a disclaimer of an opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by the Board of Directors of the Company. There were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                      GLENOIT CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Financial Data--Pro Forma Consolidated Statement of
 Income for the year ended January 4, 1997................................   F-2
Unaudited Pro Forma Financial Data--Pro Forma Consolidated Statement of
 Income for the nine months ended October 4, 1997.........................   F-3
Notes to Unaudited Pro Forma Consolidated Statements of Income............   F-4
Report of Independent Accountants.........................................   F-5
Report of Independent Accountants.........................................   F-6
Consolidated Balance Sheets as of December 30, 1995, January 4, 1997 and
 October 4, 1997 (unaudited)..............................................   F-7
Consolidated Statements of Income for the years ended December 31, 1994,
 December 30, 1995 and January 4, 1997 and for the nine months ended
 September 28, 1996 (unaudited) and October 4, 1997 (unaudited)...........   F-9
Consolidated Statements of Stockholder's Deficit for the periods ended
 December 31, 1994, December 30, 1995, January 4, 1997 and October 4, 1997
 (unaudited)..............................................................  F-10
Consolidated Statements of Cash Flows for the years ended December 31,
 1994, December 30, 1995 and January 4, 1997 and for the nine months ended
 September 28, 1996 (unaudited) and October 4, 1997 (unaudited)...........  F-11
Notes to Consolidated Financial Statements................................  F-12

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The unaudited pro forma consolidated statements of income data for fiscal 1996 and the nine months ended October 4, 1997 set forth below gives pro forma effect to the issuance of the Notes and the application of the net proceeds therefrom to repay in full the Old Credit Facility and the 12.5% Senior Subordinated Note due 2003 (the "Senior Subordinated Note"), as if such transactions had been consummated at the beginning of the period presented. The pro forma adjustments are described in the notes hereto and are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma financial data does not purport to reflect the results of operations of the Company that actually would have resulted had the transactions described above been consummated for the period indicated or to project the Company's results of operations or financial position for any future period. The unaudited pro forma financial data should be read in conjunction with the notes hereto and the Consolidated Financial Statements of the Company and related notes thereto included elsewhere in this Prospectus and Registration Statement.

                  PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED JANUARY 4, 1997
                                  (UNAUDITED)

                                                         OFFERING
                                             ACTUAL    ADJUSTMENTS    PRO FORMA
                                            --------  --------------  ---------
                                                      (IN THOUSANDS)
Net sales.................................. $121,751                  $121,751
Costs of sales.............................   86,525                    86,525
                                            --------                  --------
    Gross profit...........................   35,226                    35,226
                                            --------                  --------
Operating expenses:
  Selling..................................   10,262                    10,262
  Administrative...........................    5,636                     5,636
  Research and development.................    2,147                     2,147
                                            --------                  --------
    Total operating expenses...............   18,045                    18,045
                                            --------                  --------
Income from operations.....................   17,181                    17,181
                                            --------                  --------
Other income (expense):
  Interest expense.........................   (9,161)       8,842 (1)  (11,700)
                                                          (11,381)(2)
  Interest income..........................       36                        36
  Amortization of deferred financing            (642)         642 (3)     (600)
   costs...................................                  (600)(4)
  Other....................................       53                        53
                                            --------     --------     --------
    Total other expense....................   (9,714)      (2,497)     (12,211)
                                            --------     --------     --------
Income before income taxes.................    7,467       (2,497)       4,970
Income tax expense.........................    3,354         (964)(5)    2,390
                                            --------     --------     --------
Net income................................. $  4,113     $ (1,533)    $  2,580
                                            ========     ========     ========

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                       NINE MONTHS ENDED OCTOBER 4, 1997
                                  (UNAUDITED)

                                                       OFFERING
                                             ACTUAL   ADJUSTMENTS    PRO FORMA
                                            --------  -----------    ---------
                                                    (IN THOUSANDS)
Net sales.................................. $120,822                 $120,822
Costs of sales.............................   77,959                   77,959
                                            --------                 --------
    Gross profit...........................   42,863                   42,863
                                            --------                 --------
Operating expenses:
  Selling..................................    9,646                    9,646
  Administrative...........................    6,725                    6,725
  Research and Development.................    1,488                    1,488
                                            --------                 --------
                                              17,859                   17,859
                                            --------                 --------
Income from operations.....................   25,004                   25,004
                                            --------                 --------
Other income (expense):
  Interest expense.........................   (8,094)    1,930 (6)     (9,009)
                                                        (2,845)(7)
  Amortization of deferred financing
   costs...................................     (429)      160 (8)       (419)
                                                          (150)(9)
  Other....................................     (157)                    (157)
                                            --------    ------       --------
    Total other expense....................   (8,680)     (905)        (9,585)
                                            --------    ------       --------
Income before income taxes and
 extraordinary loss........................   16,324      (905)        15,419
Income tax expense.........................    6,542      (362)(10)     6,180
                                            --------    ------       --------
Income before extraordinary loss........... $  9,782    $ (543)      $  9,239
                                            ========    ======       ========

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

(1) Adjustment to eliminate interest expense incurred under the Old Credit Facility and the Senior Subordinated Note (collectively the "Old Debt") refinanced by the Company with the net proceeds from the sale of the Notes.
(2) Adjustment to reflect interest expense associated with the Notes, assuming an interest rate of 11.0% per annum and commitment fees on the New Credit Facility of $381,000.
(3) Adjustment to eliminate amortization expense for deferred financing costs incurred under the Old Debt refinanced by the Company with the net proceeds from the sale of the Notes. As a result of the early extinguishment of debt, the Company recognized an extraordinary loss of $4,384,000, representing the charge-off of deferred loan costs of $2,884,000 and the payment of prepayment penalties of $1,500,000, and a tax benefit of $1,527,000.
(4) Adjustment to reflect the amortization of underwriting discounts and commissions and other expenses of the Offering and the cost associated with the New Credit Facility.
(5) Adjustment to income tax expense for impacts of the adjustments from the sale of the Notes at the marginal income tax rate of the Company of approximately 39%.
(6) Adjustment to eliminate interest expense incurred under the Old Debt that was refinanced on April 1, 1997 by the Company with the net proceeds for the sale of the Notes.
(7) Adjustment to reflect interest expense associated with the Notes, assuming an interest rate of 11.0% per annum, and commitment fees on the New Credit Facility, for the unused portion of the New Credit Facility, of $95,250 for the period from January 5, 1997 to April 1, 1997.
(8) Adjustment to eliminate amortization expense for deferred financing costs incurred under the Old Debt which was refinanced on April 1, 1997.
(9) Adjustment to reflect amortization of underwriting discounts and commissions and other expenses of the Offering and the cost associated with the New Credit Facility.
(10) Adjustment to income tax expense for impacts of the adjustments from the sale of the Notes at the Company's effective tax rate of 40%.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Glenoit Corporation

  We have audited the accompanying consolidated balance sheets of Glenoit Corporation and subsidiary (the "Company"), a wholly-owned subsidiary of Glenoit Universal, Ltd., as of December 30, 1995 and January 4, 1997, and the related consolidated statements of income, stockholder's deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Glenoit Corporation and subsidiary as of December 30, 1995 and January 4, 1997, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Raleigh, North Carolina

February 5, 1997, except for the
information presented in Note 8,
for which date is March 5, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Glenoit Mills, Inc. and Subsidiary

  We have audited the accompanying consolidated statements of income, cash flows and stockholder's deficit of Glenoit Mills, Inc. and subsidiary, a wholly-owned subsidiary of Glenoit Universal, Ltd., for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Glenoit Mills, Inc. and subsidiary for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP

Greensboro, North Carolina
February 8, 1995

                      GLENOIT CORPORATION AND SUBSIDIARIES
             (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

                          CONSOLIDATED BALANCE SHEETS

                                      DECEMBER 30,   JANUARY 4,    OCTOBER 4,
                                          1995          1997          1997
                                      ------------  ------------  ------------
                                                                  (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.......... $  1,022,756  $     48,817  $    887,092
  Receivables:
    Trade accounts receivable, net of
     allowance of $250,000, $470,000
     and $449,000 (unaudited) as of
     December 30, 1995, January 4,
     1997 and October 4, 1997,
     respectively....................   16,085,004    18,615,029    39,517,284
    Other receivables................      682,809       349,980       229,045
  Inventories........................    7,851,716     7,535,920     9,424,041
  Deferred tax asset.................      474,100       300,824       300,824
  Due from parent....................    1,639,029
  Prepaid expenses and other current
   assets............................    1,414,055       750,340       483,605
                                      ------------  ------------  ------------
      Total current assets...........   29,169,469    27,600,910    50,841,891
                                      ------------  ------------  ------------
Property, plant and equipment:
  Land...............................      340,923       340,923     1,018,614
  Buildings and improvements.........    5,800,876     6,717,146     8,998,320
  Machinery and equipment............   19,894,765    21,632,224    30,175,462
  Computer equipment.................      614,582       711,220       766,604
  Furniture and fixtures.............      513,526       681,327       800,228
  Leasehold improvements.............      263,430       397,884       411,276
  Equipment under capital leases.....      850,277     1,636,246     1,636,246
  Construction-in-progress...........      906,678                   5,914,105
                                      ------------  ------------  ------------
      Total..........................   29,185,057    32,116,970    49,720,855
  Less accumulated depreciation and
   amortization......................  (15,558,683)  (17,687,558)  (19,616,853)
                                      ------------  ------------  ------------
      Net property, plant and
       equipment.....................   13,626,374    14,429,412    30,104,002
                                      ------------  ------------  ------------
Other assets:
  Notes receivable from related
   party.............................      235,000       211,500       193,500
  Intangible assets, net of
   accumulated amortization of
   $801,948, $1,015,755 and
   $1,186,755 (unaudited)
   as of December 30, 1995, January
   4, 1997 and
   October 4, 1997, respectively ....    4,302,547     4,246,737     4,049,776
  Deferred loan costs and other, net
   of accumulated amortization of
   $18,876, $660,673 and $307,200
   (unaudited) as of December 30,
   1995, January 4, 1997 and October
   4, 1997, respectively.............    3,612,431     3,008,762     5,116,709
                                      ------------  ------------  ------------
      Total assets................... $ 50,945,821  $ 49,497,321  $ 90,305,878
                                      ============  ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                      GLENOIT CORPORATION AND SUBSIDIARIES
             (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

                          CONSOLIDATED BALANCE SHEETS

                                       DECEMBER 30,   JANUARY 4,    OCTOBER 4,
                                           1995          1997          1997
                                       ------------  ------------  ------------
                                                                   (UNAUDITED)
LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Accounts payable...................  $  5,951,661  $  2,994,133  $  8,675,106
  Accrued expenses...................       626,177     1,180,682     8,649,500
  Accrued compensation...............       744,897     1,464,622     3,203,307
  Current maturities of the line of
   credit............................                   1,316,239
  Current maturities of long-term
   debt..............................     4,000,000     5,000,000
  Current maturities of capital lease
   obligations.......................       111,862       571,037       571,037
  Due to Parent......................                   1,734,023     3,269,664
                                       ------------  ------------  ------------
      Total current liabilities......    11,434,597    14,260,736    24,368,614
Line of credit--less current
 maturities..........................    16,433,768    12,683,761     7,100,000
Long-term debt--less current
 maturities..........................    68,000,000    63,000,000   100,000,000
Capital lease obligations--less
 current maturities..................                     814,403       404,752
Deferred income taxes................     1,988,411     1,536,739     1,536,739
                                       ------------  ------------  ------------
      Total liabilities..............    97,856,776    92,295,639   133,410,105
                                       ------------  ------------  ------------
Commitments and contingencies
Stockholder's deficit:
  Common stock, $.01 par value, 1,000
   shares authorized, issued and
   outstanding as of December 30,
   1995, January 4, 1997 and October
   4, 1997 (unaudited)...............            10            10            10
  Additional paid-in capital.........     1,161,713     1,161,713     1,161,713
  Accumulated deficit................   (48,072,678)  (43,960,041)  (44,378,492)
  Currency translation adjustment....           --            --        112,542
                                       ------------  ------------  ------------
      Total stockholder's deficit....   (46,910,955)  (42,798,318)  (43,104,227)
                                       ------------  ------------  ------------
      Total liabilities and
       stockholder's deficit.........  $ 50,945,821  $ 49,497,321  $ 90,305,878
                                       ============  ============  ============


   The accompanying notes are an integral part of the consolidated financial statements.

                      GLENOIT CORPORATION AND SUBSIDIARIES
             (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

                       CONSOLIDATED STATEMENTS OF INCOME

                                       YEARS ENDED                      NINE MONTHS ENDED
                          ----------------------------------------  --------------------------
                          DECEMBER 31,  DECEMBER 30,   JANUARY 4,   SEPTEMBER 28,  OCTOBER 4,
                              1994          1995          1997          1996         1997
                          ------------  ------------  ------------  ------------- ------------
                                                                           (UNAUDITED)
Net sales...............  $72,469,849   $93,840,334   $121,750,833   $95,633,007  $120,821,914
Cost of sales...........   49,594,359    67,249,156     86,525,495    66,449,572    77,958,622
                          -----------   -----------   ------------   -----------  ------------
    Gross profit........   22,875,490    26,591,178     35,225,338    29,183,435    42,863,292
                          -----------   -----------   ------------   -----------  ------------
Operating expenses:
  Selling...............    6,588,033     8,872,334     10,262,349     7,490,001     9,646,405
  Administrative........    4,213,999     5,488,617      5,635,692     4,013,916     6,725,045
  Research and develop-
   ment.................    1,747,973     1,874,306      2,146,627     1,642,781     1,487,977
                          -----------   -----------   ------------   -----------  ------------
    Total operating
     expenses...........   12,550,005    16,235,257     18,044,668    13,146,698    17,859,427
                          -----------   -----------   ------------   -----------  ------------
Income from operations..   10,325,485    10,355,921     17,180,670    16,036,737    25,003,865
                          -----------   -----------   ------------   -----------  ------------
Other income (expense):
  Interest expense......   (2,328,424)   (3,807,550)    (9,160,537)   (6,857,503)   (8,093,954)
  Interest income.......      120,166        62,740         35,882
  Deferred gain on sale
   of land and build-
   ing..................      213,210
  Amortization of
   deferred financing
   costs................     (376,314)     (225,429)      (641,806)     (472,154)     (429,077)
  Other.................       80,195        59,085         52,932      (133,633)     (156,737)
                          -----------   -----------   ------------   -----------  ------------
    Total other ex-
     pense..............   (2,291,167)   (3,911,154)    (9,713,529)   (7,463,290)   (8,679,768)
                          -----------   -----------   ------------   -----------  ------------
Income before income
 taxes and extraordinary
 loss...................    8,034,318     6,444,767      7,467,141     8,573,447    16,324,097
Income tax expense......    2,850,000     3,082,934      3,354,504     3,604,703     6,542,083
                          -----------   -----------   ------------   -----------  ------------
Income before extraordi-
 nary loss..............    5,184,318     3,361,833      4,112,637     4,968,744     9,782,014
Extraordinary loss on
 early extinguishment of
 debt, net of tax
 benefit of $1,240,000
 for the year ended
 December 30, 1995 and
 $1,527,000 (unaudited)
 for the nine months
 ended October 4, 1997..                  2,407,006                                  2,856,884
                          -----------   -----------   ------------   -----------  ------------
Net income..............  $ 5,184,318   $   954,827   $  4,112,637   $ 4,968,744  $  6,925,130
                          ===========   ===========   ============   ===========  ============
Net income per common
 share
  Income before extraor-
   dinary loss..........  $     5,184   $     3,362   $      4,113   $     4,969  $      9,782
  Extraordinary loss on
   early extinguishment
   of debt..............                     (2,407)                                     2,857
                          -----------   -----------   ------------   -----------  ------------
  Net income............  $     5,184   $       955   $      4,113   $     4,969  $      6,925
                          ===========   ===========   ============   ===========  ============
Weighted average shares
 outstanding............        1,000         1,000          1,000         1,000         1,000
                          ===========   ===========   ============   ===========  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                      GLENOIT CORPORATION AND SUBSIDIARIES
             (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIT
FOR THE PERIODS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995, JANUARY 4, 1997 AND
                          OCTOBER 4, 1997 (UNAUDITED)

                                                        RETAINED
                          SHARES OF        ADDITIONAL   EARNINGS     CURRENCY
                           COMMON   COMMON  PAID-IN   (ACCUMULATED  TRANSLATION
                            STOCK   STOCK   CAPITAL     DEFICIT)    ADJUSTMENT     TOTAL
                          --------- ------ ---------- ------------  ----------- ------------
Balance as of January 1,
 1994...................    1,000    $10   $  139,990 $  8,813,925   $     --   $  8,953,925
Net income..............                                 5,184,318                 5,184,318
Dividends...............                               (20,368,946)              (20,368,946)
                            -----    ---   ---------- ------------   --------   ------------
Balance as of December
 31, 1994...............    1,000     10      139,990   (6,370,703)               (6,230,703)
Combination of Tarboro
 Properties, Ltd........                    1,021,723                              1,021,723
Net income..............                                   954,827                   954,827
Property dividends......                                (2,170,541)               (2,170,541)
Cash dividends..........                               (40,486,261)              (40,486,261)
                            -----    ---   ---------- ------------   --------   ------------
Balance as of December
 30, 1995...............    1,000     10    1,161,713  (48,072,678)              (46,910,955)
Net income..............                                 4,112,637                 4,112,637
                            -----    ---   ---------- ------------   --------   ------------
Balance as of January 4,
 1997...................    1,000     10    1,161,713  (43,960,041)              (42,798,318)
Net income (unaudited)..                                 6,925,130                 6,925,130
Dividends (unaudited)...                                (7,343,581)               (7,343,581)
Currency translation
 adjustment
 (unaudited)............                                              112,542        112,542
                            -----    ---   ---------- ------------   --------   ------------
Balance as of October 4,
 1997 (unaudited).......    1,000    $10   $1,161,713 $(44,378,492)  $112,542   $(43,104,227)
                            =====    ===   ========== ============   ========   ============


   The accompanying notes are an integral part of the consolidated financial statements.

                      GLENOIT CORPORATION AND SUBSIDIARIES
             (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      YEARS ENDED                     NINE MONTHS ENDED
                         ---------------------------------------  ---------------------------
                         DECEMBER 31,  DECEMBER 30,  JANUARY 4,   SEPTEMBER 28,   OCTOBER 4,
                             1994          1995         1997          1996           1997
                         ------------  ------------  -----------  -------------  ------------
                                                                         (UNAUDITED)
Cash flows from
 operating activities:
 Net income............. $ 5,184,318   $    954,827  $ 4,112,637  $  4,968,744   $  6,925,130
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
  Loss on early
   extinguishment of
   debt.................                  3,647,006                                 4,383,884
  Interest on notes
   "pushed down" from
   Parent...............   1,092,307
  Deferred income
   taxes................     120,000        264,311     (278,396)
  Depreciation and
   amortization.........   1,491,278      1,946,085    3,096,902     2,262,280      2,617,233
  Gain on sale of
   property and
   equipment............    (126,088)                    (22,311)      (26,158)       129,255
  Deferred income.......    (213,210)
  Effect of foreign
   currency exchange
   rate.................                                                              112,542
  Changes in operating
   assets and
   liabilities, net of
   acquired operating
   assets and
   liabilities:
    Trade and other
     receivables........  (6,181,774)    (3,210,376)  (2,329,232)  (18,020,269)   (17,064,678)
   Inventories..........  (1,237,547)    (2,124,194)     315,796      (675,364)      (855,182)
   Prepaid expenses and
    other...............    (721,408)      (800,049)     660,715       625,026        324,996
   Due to/from parent...                 (1,639,029)   2,555,722     2,262,108      1,535,641
   Accounts payable.....     320,675        836,296   (2,957,528)    4,395,590      4,619,346
   Accrued expenses and
    other liabilities...     413,683        306,277    1,274,230     3,693,883      8,986,004
                         -----------   ------------  -----------  ------------   ------------
    Net cash provided by
     (used in) operating
     activities.........     142,234        181,154    6,428,535      (514,160)    11,714,171
                         -----------   ------------  -----------  ------------   ------------
Cash flows from
 investing activities:
 Purchases of acquired
  business..............                 (7,836,137)                               (8,013,406)
 Purchases of and
  additions to property,
  plant and equipment...  (1,393,537)    (5,239,490)  (1,704,631)   (1,283,542)   (13,314,999)
 Proceeds from sale of
  property and equipment
  and refunds of
  deposits..............     192,099                     316,400       200,139         26,650
                         -----------   ------------  -----------  ------------   ------------
    Net cash used in
     investing
     activities.........  (1,201,438)   (13,075,627)  (1,388,231)   (1,083,403)   (21,301,755)
                         -----------   ------------  -----------  ------------   ------------
Cash flows from
 financing activities:
 Advances on notes
  receivable-related
  parties...............    (181,633)    (1,297,787)
 Collections of notes
  receivable-related
  parties...............                    888,328
 Combination of Tarboro
  Properties, Ltd.......                    303,574
 Decrease in restricted
  cash..................     200,000
 Payments on capital
  lease obligations.....    (300,385)      (155,806)    (362,668)     (283,626)      (409,651)
 Proceeds from line of
  credit and issuance of
  debt..................                 93,281,453    8,200,000     2,650,000     25,100,000
 Payments on line of
  credit and debt.......    (722,084)   (27,137,681) (14,633,768)
 Payments for financing
  costs.................                 (6,283,760)     (35,137)                  (6,920,909)
 Net change in advances
  from factor on
  accounts receivable...   2,828,327     (5,578,598)
 Decrease of deferred
  financing costs.......      71,834
 Increase (decrease) in
  due to parent.........    (248,693)                    817,330
 Dividends paid.........    (400,000)   (40,486,261)                               (1,600,000)
 Payment of note payable
  to related party......                                                           (5,743,581)
                         -----------   ------------  -----------  ------------   ------------
    Net cash provided by
     (used in) financing
     activities.........   1,247,366     13,533,462   (6,014,243)    2,366,374     10,425,859
                         -----------   ------------  -----------  ------------   ------------
    Net increase
     (decrease) in cash
     and cash
     equivalents........     188,162        638,989     (973,939)      768,811        838,275
Cash and cash
 equivalents at
 beginning of period....     195,605        383,767    1,022,756     1,022,756         48,817
                         -----------   ------------  -----------  ------------   ------------
Cash and cash
 equivalents at end of
 period................. $   383,767   $  1,022,756  $    48,817  $  1,791,567   $    887,092
                         ===========   ============  ===========  ============   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  On December 13, 1995, Glenoit Universal, Ltd., (the "Company's Parent") formed a wholly-owned subsidiary, Glenoit Corporation, formerly Glenoit Intermediate, Inc., and exchanged all of the issued and outstanding stock of Glenoit Mills, Inc. and subsidiary ("Mills") for all of the issued and outstanding shares of common stock of Glenoit Corporation. Accordingly, the accompanying financial statements of Glenoit Corporation and subsidiary (the "Company") reflect the historical results of Mills prior to December 13, 1995. The Company is engaged primarily in the manufacture of fabric and household rugs with plants in eastern North Carolina and a plant in eastern Tennessee. The Company offers a wide variety of textile products to customers in the retail, apparel, and automotive industries throughout the United States.

 Basis of Presentation

  On December 13, 1995, the Company's Parent acquired all of the issued and outstanding stock of Tarboro Properties, Ltd. ("Tarboro"), a company related through common ownership. Tarboro owns the plants located in eastern North Carolina in which Mills operates. The Company's Parent has accounted for the acquisition similar to a pooling-of-interests and, accordingly, has restated all financial data for the year ended December 30, 1995 as of January 1, 1995. Due to immateriality, the Company's Parent has not restated any periods prior to January 1, 1995.

  On December 13, 1995, the Company's Parent contributed all of the issued and outstanding stock of Tarboro, with a carryover basis of $1,021,723, to the Company. In accordance with the accounting followed by the Company's Parent, the Company has recorded the contribution as of January 1, 1995 at Tarboro's basis. Further, the results of operations of Tarboro have been included with the Company since January 1, 1995.

  In September 1997, Glenoit Corporation's newly formed wholly-owned subsidiary, Glenoit Corporation of Canada ("Glenoit Canada"), acquired certain assets and liabilities of Collins & Aikman Canada, Inc. (see Note 3). In addition, Glenoit Corporation merged with Glenoit Mills, Inc. and Tarboro in September 1997. Accordingly, at October 4, 1997 the financial statements presented include the amounts of Glenoit Corporation and its wholly-owned subsidiaries Glenoit Canada and Glenoit Asset Corporation.

  The consolidated financial statements of the Company as of December 31, 1994 include a $15 million guaranteed secured note (the "Guaranteed Secured Note") and a note payable to a financial institution with an original principal amount of $8 million ("Note Payable") entered into by the Company's Parent during 1994. Mills was the guarantor and its assets were primary collateral under these obligations. Accordingly, the Company has reflected ("pushed down") the debt, the related debt issue costs, interest expense, amortization of the debt issue costs, and extraordinary losses from early extinguishment of the debt in its financial statements. All proceeds from the issuance of the Guaranteed Secured Note and the Note Payable, net of interest expense and debt issue costs, have been treated as "deemed" dividends to the Company's Parent in the 1994 financial statements. As described in Note 7, these obligations were paid off by the Company's Parent during 1995.

 Interim Financial Presentation

  The financial statements and related notes thereto as of October 4, 1997 and for the nine months ended September 28, 1996 and October 4, 1997 (collectively the "Interim Financial Statements") are unaudited. The unaudited Interim Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. In connection with the repayment of the Company's previously existing debt, the Company recorded an extraordinary loss of $2,856,884, net of an income tax benefit, during the first quarter of 1997. See Note 7. Operating results for interim periods are not necessarily indicative of results for the full year.

 Principles of Consolidation

  The consolidated financial statements as of and for the three years ended January 4, 1997 include the accounts of Glenoit Corporation and its wholly-owned subsidiary Glenoit Mills, Inc. and its subsidiaries Glenoit Asset Corp. and Tarboro Properties, Ltd. At October 4, 1997, the accompanying financial statement include the accounts of Glenoit Corporation and its wholly-owned subsidiaries Glenoit Canada and Glenoit Asset Corporation. All material intercompany accounts and transactions are eliminated. The Company reports its operations on a fifty-two/fifty-three week fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Flow Statements

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. During 1994, the Company had noncash financing activities of $23,000,000 of debt borrowings, $750,000 of debt repayments, acquisition of deferred loan costs of $1,188,747, and $1,092,307 of interest paid as a result of debt and related accounts being pushed down from its Parent. In addition, the Company also had $19,968,946 of deemed dividends as a result of this push down of debt. During 1996, the Company entered into a capital lease of $1,636,246, which is a noncash investing and financing activity.

 Inventories

  Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

 Property, Plant and Equipment

  Property, plant and equipment is stated at cost; property, plant and equipment obtained through purchase business combinations is stated at estimated fair value as of the date of acquisition. Property and equipment under capital leases are initially recorded at the lower of the present value of the future minimum lease payments or the fair value of the related equipment.

  Depreciation (which includes the amortization of capital leased assets) is computed using the straight-line method over the related asset's estimated useful life as follows:

   Buildings and improvements.................................... 27 to 40 years
   Machinery and equipment.......................................  5 to 12 years
   Computer equipment............................................        5 years
   Furniture and equipment.......................................  5 to 12 years

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Deferred Loan Costs

  Deferred loan costs, primarily composed of loan origination costs and legal fees, are amortized over the term of the related loan agreement using the straight-line method.

 Intangible Assets

  Intangible assets principally represent the amount by which the costs of acquired net assets exceeded their related fair value (goodwill) as of the date of acquisition. Goodwill is being amortized on a straight-line basis over lives of twenty and forty years. The carrying value of goodwill will be reviewed if the facts and circumstances suggest that it is impaired. If this review indicates that goodwill will not be recoverable as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company will adjust the carrying value of goodwill.

 Net Sales

  The Company recognizes a sale when title passes to the customer (usually at the date of shipment). Amounts which are determined to be uncollectible are charged to operating expense. Sales returns and allowances are recorded against sales based on management's estimates of sales returns. Net sales from customers in excess of 10% of consolidated net sales in the respective year is as follows:

                             DECEMBER 31, 1994 DECEMBER 30, 1995 JANUARY 4, 1997
                             ----------------- ----------------- ---------------
   Customer A...............         14%               10%              11%
   Customer B...............         10%               11%               9%

 Research and Development Costs

  Research and development costs are charged to expense as incurred.

 Income Taxes

  The Company follows the asset and liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Net Income Per Common Share

  Net income per common share is based upon the weighted average number of common shares outstanding in the respective year.

 Concentration of Credit Risk

  The Company's principal financial instruments subject to potential concentration of credit risk are cash and cash equivalents and trade accounts receivable. The Company places cash deposits with federally insured financial institutions; however, at times deposits have exceeded the amounts insured by the Federal Deposit Insurance Corporation. The concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers and their dispersion across different geographic locations. Although the

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Company does not require collateral for unpaid balances, credit losses have been within management's expectations.

 Fair Values of Financial Instruments

  On January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS No. 107"). The Company's primary financial instruments subject to the provisions of FAS No. 107 are debt instruments. The fair values of these instruments are based on market quotations for similar instruments and present value calculations using market interest rates. Based on the Company's calculation of fair value, the Company believes there is no material difference between the carrying value and fair value of these instruments.

 Foreign Currency

  Foreign currency activity is reported in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("FAS No. 52"). FAS No. 52 generally provides that the assets and liabilities of foreign operations be translated at the current exchange rate as of the end of the accounting period and that revenues and expenses be translated using average exchange rates. The resulting translation adjustments arising from foreign currency translations are accumulated as a separate component of stockholder's deficit. Gains and losses resulting from foreign currency transactions are recognized in income.

 Adoption of New Accounting Pronouncements

  The Company will adopt Statement of Financial Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") for its 1998 fiscal year. SFAS No. 131 requires the Company to report selected information about operating segments in its financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has yet to determine the impact, if any, of adoption of the new pronouncement.

  The Company will adopt Statement of Financial Standards No. 130 "Reporting Comprehensive Income" ("SFAS No. 130") for its 1998 fiscal year. SFAS No. 130 requires the Company to display an amount representing the total comprehensive income for the period in a financial statement which is displayed with the same prominence as other financial statements. Upon adoption, all prior period data presented will be restated to conform to the provisions of SFAS No. 130. The Company has yet to determine the impact, if any, of adoption of the new pronouncement.

 Reclassifications

  Certain amounts in the prior years' financial statements have been reclassified to conform to the presentation used in the current year with no effect on stockholder's deficit or net income.

2. RECAPITALIZATION

  On December 13, 1995, the Company's Parent completed a series of transactions in order to consummate a leveraged recapitalization (the "Recapitalization"). The Company obtained two new financing arrangements: an $80 million credit facility from a financial institution and a $15 million note from another financial institution. The Company used the proceeds from these borrowings to pay off all of the Company's outstanding debt as of December 13, 1995 (see Note 7 for further discussion of this financing and payoff of the Company's debt) and

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. RECAPITALIZATION (CONTINUED)

to terminate the Company's factor agreement (see Note 4). In addition, the Company paid a cash dividend of $40,486,261 to the Company's Parent.

3. ACQUISITIONS

  On September 9, 1995, the Company, through a wholly-owned subsidiary, acquired certain assets and liabilities of Borg Textiles Corporation ("Borg"), a manufacturer of textile goods in Jacksboro, Tennessee, in a transaction accounted for as a purchase business combination for cash consideration of approximately $7.8 million. The purchase price allocation attributed approximately $1.8 million to net working capital items, approximately $2.7 million to property, plant and equipment and $3.3 million to goodwill. The goodwill is being amortized over a twenty year life. The results of operations of the acquired business have been included in the consolidated financial statements since the acquisition date.

  The following unaudited pro forma summary of consolidated results of operations have been prepared as if Borg had been acquired as of January 2, 1994.

                                                           YEAR ENDED
                                                    -------------------------
                                                    DECEMBER 31, DECEMBER 30,
                                                        1994         1995
                                                    ------------ ------------
   Net sales....................................... $86,022,000  $108,161,000
                                                    ===========  ============
   Income before extraordinary loss................ $ 4,838,000  $  2,205,000
                                                    ===========  ============
   Net income (loss)............................... $ 4,838,000  $   (202,000)
                                                    ===========  ============
   Income per common share before extraordinary
    loss........................................... $     4,838  $      2,205
                                                    ===========  ============
   Net income (loss) per common share.............. $     4,838  $       (202)
                                                    ===========  ============

  These pro forma results do not purport to be indicative of the results that would have actually been obtained if Borg had been acquired as of January 2, 1994.

  Effective August 30, 1997, Glenoit Corporation through Glenoit Canada, acquired certain assets and certain liabilities of Collins & Aikman Canada, Inc. for cash consideration of approximately $8.0 million, subject to post-closing adjustment. The acquisition has been accounted for as a purchase and, accordingly, the operating results of the acquired business have been included in the results of operations since the acquisition date. The purchase price allocation attributed approximately $3.5 million to net working capital items and approximately $4.5 million to property, plant and equipment. For the years ended December 28, 1996 and December 23, 1995, the acquired business had sales of approximately $11.6 million and $9.6 million, respectively. Net income and net income per common share for the periods presented in the accompanying unaudited consolidated statements of income would not differ significantly on a pro forma basis adjusted for this acquisition.

4. FACTOR RECEIVABLES

  On December 13, 1995, the Company terminated its agreement with a factor for total cash consideration of approximately $9,160,000. The consideration paid included the repayment of $4,283,000 to the factor for advances and related interest previously borrowed, the repurchase of $4,727,000 of accounts receivable previously sold to the factor under the factor agreement, and a termination fee of $150,000. The Company has accounted for this termination fee as an extraordinary loss on the early extinguishment of debt.

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. FACTOR RECEIVABLES (CONTINUED)

  Prior to December 13, 1995, the Company's factor agreement called for the factor to purchase substantially all trade receivables without recourse up to maximums established by the factor for each customer account. Receivables purchased in excess of these limitations were subject to recourse in the event of nonpayment by the customer. The factor agreement, as amended on June 14, 1994, allowed for advances up to 95% of the factored receivables with interest charged on the net advances at 1% over the prime rate.

5. RELATED PARTY TRANSACTIONS

  The Company has an unsecured 4% note receivable from an officer with a face amount of $300,000. The note will be forgiven by the Company under certain circumstances and, accordingly, the Company is recognizing compensation expense over the term of the note, which is expected to be December 31, 2005. The unamortized balance at December 30, 1995, January 4, 1997, and October 4, 1997 was $235,000, $211,500 and $193,500 (unaudited), respectively.

  During 1995, the Company loaned a shareholder of the Company's Parent a total of $1,297,787 in the form of notes receivable bearing interest at rates ranging from 4% to 9%. During 1995, the shareholder repaid $888,328 of these notes. On December 13, 1995, the Company distributed a noncash dividend of $2,170,541, which represented the balance of these notes at the distribution date and certain other receivables and assets to the Company's Parent.

  During the year ended December 30, 1995, the Company sold approximately $645,000 in merchandise to a company owned indirectly by a shareholder of the Company's Parent. During the years ended December 30, 1995 and January 4, 1997, the Company paid a total of approximately $650,000 and $175,000, respectively, to companies under common ownership and related parties for management and consulting fees.

  Included in other receivables at January 4, 1997 are receivables of approximately $297,000 from companies indirectly owned by a shareholder of the Company's Parent.

  All expenses of the Company are reflected in the Consolidated Financial Statements. No costs are incurred by the Company's Parent on behalf of the Company. As discussed in Note 10, the Company has a tax sharing agreement with the Company's Parent whereby the Company will pay the Company's Parent its respective pro rata share of the total federal consolidated tax liability or receive its respective pro rata share of the total federal consolidated tax refund. The impact to the Company is recorded in the "Due from Parent" or "Due to Parent" accounts.

  On March 5, 1997, the Company declared a dividend and issued a note in the amount of approximately $5.8 million (the "Note") to a shareholder of the Company's Parent in satisfaction of a contingent earnout obligation of the Company's Parent related to the Recapitalization discussed in Note 2. This note contained a mandatory prepayment provision which required the Company to retire the Note and accrued interest as of the date of a bond offering of the Company. On April 1, 1997, the date of the bond offering described in Note 7, the Company retired the Note from the proceeds of the bond offering.

  On June 14, 1997, the Company declared a dividend in the amount of $1.6 million to enable the Company's Parent to exercise an option to repurchase shares of the Company's Parent's common stock and to repay a note due to a shareholder of the Company's Parent. This transaction was related to the Recapitalization discussed in Note 2. Additionally, as part of the same transaction the Company made a loan of $931,263 to an officer at an interest rate of prime plus 1/2%. The principal and interest were repaid in full on August 12, 1997.

  In August 1997, the Company's Parent granted an officer of the Company 1,286.211 options for shares of the Company's Parent's Class A common stock at an exercise price of $37,500 in the aggregate. The officer

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. RELATED PARTY TRANSACTIONS (CONTINUED)

exercised the options immediately; however, the stock is restricted and subject to certain vesting requirements. Under the grant, the officer is entitled to one-third of the shares of stock immediately, which are subject to vesting requirements. The Company must meet certain financial targets in each of the Company's 1997 and 1998 fiscal years in order for the officer to be entitled to the remaining two-thirds shares, which are then subject to vesting requirements. All options in which the officer becomes entitled vest 50% after the delivery of the independent accountants' report on the Company's 1998 fiscal year and 50% one year thereafter.

6. INVENTORIES

  Inventories are summarized as follows:

                                         DECEMBER 30, JANUARY 4, OCTOBER 4,
                                             1995        1997       1997
                                         ------------ ---------- -----------
                                                                 (UNAUDITED)
   Raw materials........................  $3,330,118  $2,567,060 $3,097,508
   Work-in-progress.....................   1,322,157   1,432,577  1,887,762
   Finished goods.......................   3,199,441   3,536,283  4,438,771
                                          ----------  ---------- ----------
     Total Inventories..................  $7,851,716  $7,535,920 $9,424,041
                                          ==========  ========== ==========  ===

7. CREDIT FACILITY AND LONG-TERM DEBT

  At December 30, 1995, January 4, 1997 and October 4, 1997, long-term debt with financial institutions consisted of the following:

                                       DECEMBER 30,  JANUARY 4,    OCTOBER 4,
                                           1995         1997          1997
                                       ------------  -----------  ------------
                                                                  (UNAUDITED)
   Term A Note Payable issued under
    the Senior Credit Facility.......  $32,000,000   $28,000,000  $        --
   Term B Note Payable issued under
    the Senior Credit Facility.......   25,000,000    25,000,000
   Senior Subordinated note payable
    at 12.5%.........................   15,000,000    15,000,000
   Senior Subordinated Notes at 11%..          --            --    100,000,000
                                       -----------   -----------  ------------
     Total...........................   72,000,000    68,000,000   100,000,000
   Less: current maturities..........   (4,000,000)   (5,000,000)
                                       -----------   -----------  ------------
     Total long-term debt............  $68,000,000   $63,000,000  $100,000,000
                                       ===========   ===========  ============

  On April 1, 1997, the Company issued $100,000,000 of senior subordinated notes (the "Senior Subordinated Notes") in a private placement bond offering. The Senior Subordinated Notes bear interest at a fixed rate of 11% and are redeemable on April 15, 2007. The Company at its option, can prepay these notes at a price of 105.5% of the original principal amount, beginning on April 15, 2002. The premium declines by 1.833% thereafter each year beginning on April 15 until reduced to the original principal amount. Additionally, prior to April 15, 2000, the Company may redeem in the aggregate up to 25% of the original aggregate principal amount with the proceeds of one or more Public Equity Offerings, as defined in the Indenture governing the Senior Subordinated Notes, at a redemption price of 110% of the original principal amount. Upon a Change of Control of the Company, as defined in the Indenture governing the Senior Subordinated Notes, the holder of a Senior Subordinated Note may require the Company to redeem the note at a price of 101% of the principal amount. Interest is payable semi-annually, commencing October 15, 1997.

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. CREDIT FACILITY AND LONG-TERM DEBT (CONTINUED)

  On April 1, 1997, the Company also entered into a $70 million senior credit facility (the "Facility") with a financial institution. Of the total commitment of $70 million under the Facility, $25 million is designated as an Acquisition Commitment and $45 million as a Working Capital Commitment, which is limited to the Borrowing Base as defined in the Facility. The Company may borrow under the Acquisition Facility through December 31, 1999. The bank also extended up to a total of $5 million in letters of credit to the Company; however, the amount is limited to the amount of the unused Working Capital Commitment. At October 4, 1997, the Company had $7.1 million outstanding under the Working Capital Commitment, had approximately $30.3 million available under the Working Capital Commitment and $25 million available under the Acquisition Commitment.

  At the option of the Company, the Company may designate advances under the Facility to bear interest at the Base Rate, as defined in the Facility, plus
 .5% for an Acquisition Commitment Advance and 1% for a Working Capital Commitment Advance or the Eurodollar Rate plus 2% for an Acquisition Commitment Advance or 2.5% for a Working Capital Commitment Advance. The Company must pay a commitment fee equal to five eighths of one percent per year of the unused Acquisition Commitment and one half of one percent per year of the unused Working Capital Commitment. Additionally, the Company must pay a letter of credit fee of two percent per year of the average available amount under the letters of credit for each quarter such letters of credit are outstanding.

  All interest, commitment fees and letter of credit fees under the Facility are payable quarterly beginning June 30, 1997. The principal balance of the Acquisition Commitment is repayable quarterly commencing on March 31, 2000 in amounts equal to one-twentieth of the aggregate principal balance then outstanding, with the balance due on December 31, 2001. The Working Capital commitment is due on December 31, 2001. Prior to December 31, 1999, the Company may be required to prepay the Acquisition Commitment and Working Capital Commitment in amounts equal to the Net Cash Proceeds of the sale of assets, stock, debt securities or any other Net Cash Proceeds, as defined by the Facility. The Acquisition and Working Capital Commitments would then be permanently reduced by such payment.

  The Facility and Senior Subordinated Notes have various covenants that require the Company to: maintain key financial ratios, restrict corporate borrowings, limit the Company's ability to pay dividends, limit the type and amount of certain investments which may be undertaken by the Company, limit the Company's disposition of assets, limit the Company's ability to enter into operating and capital leases, and restrict the Company's ability to issue shares of its stock.

  Substantially all of the Company's assets and operations are pledged as collateral for the Facility. The Company's Parent and Glenoit Asset Corporation have guaranteed the Company's obligations under the Facility and pledged their assets as collateral; however, the Company's Parent and Glenoit Asset Corporation have no substantive assets or operations and rely on the Company to fund their obligations.

  The Senior Subordinated Notes are fully and unconditionally guaranteed, on a joint and several basis, by Glenoit Asset Corporation. Glenoit Asset Corporation's operations consist solely of leasing certain trademarks and other intangibles to Glenoit Corporation. Accordingly, Glenoit Asset Corporation's assets and operations consist primarily of intercompany assets and operations with Glenoit Corporation. Glenoit Canada has not guaranteed the Senior Subordinated Notes. Prior to the formation of Glenoit Canada in June 1997, all of Glenoit Corporation's wholly-owned subsidiaries fully and unconditionally guaranteed the Senior Subordinated Notes. For periods prior to the formation of Glenoit Canada, the Company had no independent operations or assets other than its investment in its subsidiaries. The financial information of the Subsidiary Guarantors for these periods has been excluded because management believes that this information is not material to investors.

  The following tables present summarized unaudited balance sheet information of Glenoit Corporation, Glenoit Asset Corporation, and Glenoit Canada as of October 4, 1997 and the related summarized unaudited

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. CREDIT FACILITY AND LONG-TERM DEBT (CONTINUED)

operating statement information for the nine months then ended. The Company believes that separate financial statements and other disclosures regarding Glenoit Asset Corporation, the sole subsidiary guarantor of the Senior Subordinated Notes, are not material to investors. Summarized balance sheet information, in thousands, as of October 4, 1997 are as follows (unaudited):

                                                                   CONSOLIDATED
                                        GLENOIT ASSET                DOMESTIC   GLENOIT
                          GLENOIT CORP.  CORPORATION  ELIMINATIONS  OPERATIONS  CANADA   ELIMINATIONS CONSOLIDATED
                          ------------- ------------- ------------ ------------ -------  ------------ ------------
Cash and cash equiva-
 lents..................          67           67                        134       753                      887
Accounts and other re-
 ceivables, net.........      36,011                                  36,011     3,735                   39,746
Inventories.............       8,501                                   8,501       923                    9,424
Other current assets....         765                                     765        20                      785
                             -------       ------       -------      -------    ------      ------      -------
 Total current assets...      45,344           67                     45,411     5,431                   50,842
Property, plant and
 equipment, net.........      24,758                                  24,758     5,346                   30,104
Other assets............      41,390       22,798       (45,663)      18,525                (9,165)       9,360
                             -------       ------       -------      -------    ------      ------      -------
 Total assets...........     111,492       22,865       (45,663)      88,694    10,777      (9,165)      90,306
                             =======       ======       =======      =======    ======      ======      =======
Accounts payable........       7,587                                   7,587     1,088                    8,675
Accrued expenses........      15,277          164          (164)      15,277       417                   15,694
                             -------       ------       -------      -------    ------      ------      -------
 Total current liabili-
  ties..................      22,864          164          (164)      22,864     1,505           0       24,369
Long-term debt..........     107,100                                 107,100                            107,100
Other long-term liabili-
 ties...................      24,739                    (22,798)       1,941                              1,941
Stockholder's
 equity(deficit)........     (43,211)      22,701       (22,701)     (43,211)    9,272      (9,165)     (43,104)
                             -------       ------       -------      -------    ------      ------      -------
 Total liabilities and
  equity (deficit)......     111,492       22,865       (45,663)      88,694    10,777      (9,165)      90,306
                             =======       ======       =======      =======    ======      ======      =======

  Summarized operating statements information, in thousands, for the nine month period ended October 4, 1997 is as follows (unaudited):

                                                                   CONSOLIDATED
                                        GLENOIT ASSET                DOMESTIC   GLENOIT
                          GLENOIT CORP.  CORPORATION  ELIMINATIONS  OPERATIONS  CANADA   ELIMINATIONS CONSOLIDATED
                          ------------- ------------- ------------ ------------ -------  ------------ ------------
Net sales...............     119,134                                 119,134     1,688                  120,822
Cost of sales...........      76,752                                  76,752     1,207                   77,959
                             -------       ------       -------      -------    ------      ------      -------
Gross profit............      42,382            0             0       42,382       481                   42,863
Operating expenses......      17,755            9                     17,764        95                   17,859
Royalty income (ex-
 pense).................      (3,846)       3,846                          0                                  0
                             -------       ------       -------      -------    ------      ------      -------
Income from operations..      20,781        3,837             0       24,618       386           0       25,004
Interest expense (in-
 come)..................       9,381       (1,307)                     8,074        20                    8,094
Other expense (income)..      (3,011)                     3,344          333        52         201          586
Income taxes............       4,629        1,800                      6,429       113                    6,542
Extraordinary loss,
 net....................       2,857                                   2,857                              2,857
                             -------       ------       -------      -------    ------      ------      -------
 Net income.............       6,925        3,344        (3,344)       6,925       201        (201)       6,925
                             =======       ======       =======      =======    ======      ======      =======

  Summarized cashflow statement information, in thousands, for the nine month period ended October 4, 1997 is as follows (unaudited):

                                                                   CONSOLIDATED
                                        GLENOIT ASSET                DOMESTIC   GLENOIT
                          GLENOIT CORP.  CORPORATION  ELIMINATIONS  OPERATIONS  CANADA   ELIMINATIONS CONSOLIDATED
                          ------------- ------------- ------------ ------------ -------  ------------ ------------
Cashflows from operating
 activities.............       7,352        3,508                     10,860       854                   11,714
Cashflows used in
 investing activities...     (21,201)                                (21,201)     (101)                 (21,302)
Cashflows from financing
 activities.............      13,957       (3,531)                    10,426                             10,426
                             -------       ------       -------      -------    ------      ------      -------
Net increase (decrease)
 in cash................         108          (23)                        85       753                      838
Cash at beginning of pe-
 riod...................        (41)           90                         49         0                       49
                             -------       ------       -------      -------    ------      ------      -------
Cash at end of period...          67           67             0          134       753           0          887
                             =======       ======       =======      =======    ======      ======      =======

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. CREDIT FACILITY AND LONG-TERM DEBT (CONTINUED)

  On April 1, 1997, the Company utilized the proceeds from the 11% Senior Subordinated Notes to retire the Company's existing debt with financial institutions, which included the balance of the $80 million senior credit facility (the Term A and B Notes and the Working Capital line of credit) and the $15 million 12.5% Senior Subordinated Note. Additionally, on April 1, 1997, the Company retired a note to a shareholder of the Company's Parent in the amount of approximately $5.8 million (see Note 5). As a result of the Company's payoff of these obligations, the Company charged to earnings $2,884,000 of net deferred loan costs and a $1,500,000 prepayment penalty related to the $15 million 12.5% Senior Subordinated Note. The Company has recognized an extraordinary loss from the early extinguishment of debt of $2,857,000, which is net of a tax benefit of $1,527,000 related to these changes.

  Prior to the refinancing, the Company had an $80 million credit facility (the "Old Facility") and a $15 million senior subordinated note (the "$15 Million Senior Subordinated Note"). At the option of the Company, the Company could designate the Term A and Term B portions of the Old Facility to bear interest at the Base Rate (which is defined as the higher of the bank's prime rate or one-half of one percent above the Federal Funds Rate) plus 1.75% and 2.25%, respectively, or the LIBOR rate plus 3.25% and 3.75%, respectively. The working capital line of credit portion of the Old Facility bore interest at the Base Rate plus 1.5% or the LIBOR rate plus 3%. The $15 Million Senior Subordinated Note bore interest at 12.5%.

  On December 13, 1995, the Company utilized the proceeds from the Old Facility and the $15 Million Senior Subordinated Note to pay off the Company's then existing debt with financial institutions, including $4.8 million of debt issued in connection with the 1995 acquisition described in Note 3 and the debt pushed down to the Company. As a result of the Company's payoff of these debts, the Company charged to earnings $1,218,000 of net deferred loan costs and $2,279,000 paid as a prepayment penalty related to the Guaranteed Secured Notes. The Company recognized an extraordinary loss from the early extinguishment of debt of $3,497,000 related to these charges in 1995.

  During the years ended December 31, 1994, December 30, 1995 and January 4, 1997, the Company paid $2,199,000, $3,870,000, and $8,730,000, respectively, in cash for interest.

8. COMMITMENTS AND CONTINGENCIES

  The Company's Parent is a holding company and as a result does not have any substantive assets or operations that generate revenues or cash flows. Accordingly, the Company's Parent relies on the Company's distribution of dividends in order to fund its operations and meet its obligations, including its interest and principal payments. In April 1997, the Company declared a dividend of $1.6 million to the Company's Parent (see Note 5). The dividend was used to pay a $1.4 million obligation to a shareholder of the Company's Parent and to repurchase shares of the Company's Parent's common stock.

  As of October 4, 1997, the Company's Parent has obligations with a face amount of approximately $24 million, bearing interest at stated rates between 5% to 12.5%, to shareholders ("Shareholder Notes") with principal due in 2004 and 2005. These obligations are not reflected in the Company's accompanying balance sheets or income statements. Subject to existing debt restrictions, Shareholder Notes with a face amount of approximately $9.7 million contain certain acceleration clauses. They include the sale of stock in a registered public offering, certain mergers and certain changes of existing shareholder ownership. At the option of the Company's Parent, subject to the Company's existing debt restrictions (Note 7), the interest may be paid by the issuance of additional notes or in cash. However, the Company's Parent must pay interest in cash on certain of the Shareholder Notes if defined levels of consolidated cash flows of the Company's Parent are attained.

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Annual interest payments during the next five years are approximately $2 million in 1997 and 1998, and approximately $2.6 million per year thereafter, excluding interest on notes that may be issued to pay interest. Assuming the Company's Parent pays all interest payments related to the Shareholder Notes with additional notes, the Company's ultimate distribution of dividends in order for the Company's Parent to meet its existing debt obligations is expected to be approximately $63 million beginning December 2004 through December 2005. However, the Company may be required to declare dividends in order for the Company's Parent to fund certain of its obligations in cash as discussed above. Such amounts could approximate $3 million in the aggregate and are due through December 2004, if the defined levels of consolidated cash flow of the Company's Parent are met.

  On February 1, 1997, the Company entered into a supply agreement with a large raw material supplier to purchase minimum quantities of raw material for fiscal 1997, 1998 and 1999. At current prices, the minimum requirements commit the Company to purchasing between approximately $2.8 million and approximately $6.2 million per year depending on the type of fiber purchased.

9. LEASES

  The Company leases certain equipment under operating leases that expire through December 2005. Rent expense, including the rent of the buildings discussed below, was $2,778,000, $2,797,000, and $3,640,000 during the years ended December 31, 1994, December 30, 1995 and January 4, 1997, respectively.

  In December 1982, the Company sold its land and manufacturing facility located in Tarboro, North Carolina to Tarboro Properties, Ltd. ("Tarboro"), and leased the facility back under the terms of a lease originally expiring in December 1994. The sale resulted in a deferred gain which was fully amortized through 1994. Rent expense related to this facility in 1994 was $1,000,000 (see Note 1, "Basis of Presentation").

  On January 1, 1995, the Company entered into a lease with a company, whose shareholders are indirectly shareholders of the Company's Parent, for a warehouse in Tarboro, North Carolina. On December 13, 1995, the Company through its wholly-owned subsidiary Mills, acquired the warehouse from this company for a purchase price of approximately $1,263,000, which approximated its net carrying value. As a result, the Company was released from obligation under this lease effective December 13, 1995. Rent expense related to this facility during 1995 was $458,000.

  As of January 4, 1997 future net minimum lease payments under capital leases and future minimum rental payments required under operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:

                                                         CAPITAL     OPERATING
                                                          LEASES      LEASES
                                                        ----------  -----------
   1997...............................................  $  697,500  $ 3,679,000
   1998...............................................     747,000    3,679,000
   1999...............................................     124,500    3,492,000
   2000...............................................                3,311,000
   2001...............................................                2,585,000
   Thereafter.........................................                4,074,000
                                                        ----------  -----------
     Total minimum lease payments.....................   1,569,000  $20,820,000
                                                                    ===========
     Less amounts representing interest, calculated at
      the Company's incremental borrowing rate........     183,560
                                                        ----------
   Present value of net minimum lease payments........   1,385,440
   Current maturities of capital lease obligations....    (571,037)
                                                        ----------
   Capital lease obligations--less current obliga-
    tions.............................................  $  814,403
                                                        ==========

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


10. INCOME TAXES

  The provision for federal and state income taxes consist of the following components:

                                           DECEMBER 31, DECEMBER 30, JANUARY 4,
                                               1994         1995        1997
                                           ------------ ------------ ----------
   Current:
     Federal..............................  $2,670,000   $1,455,623  $3,260,957
     State................................      60,000      123,000     371,943
                                            ----------   ----------  ----------
                                             2,730,000    1,578,623   3,632,900
                                            ----------   ----------  ----------
   Deferred:
     Federal..............................     100,000      339,551    (263,662)
     State................................      20,000      (75,240)    (14,734)
                                            ----------   ----------  ----------
                                               120,000      264,311    (278,396)
                                            ----------   ----------  ----------
       Total..............................  $2,850,000   $1,842,934  $3,354,504
                                            ==========   ==========  ==========

  The 1995 provision for federal and state income taxes has been allocated to income before income taxes and extraordinary loss, and the extraordinary loss on early extinguishment of debt.

  A reconciliation of the provision for income taxes to the federal statutory rate of 34% is as follows:

                                           DECEMBER 31, DECEMBER 31, JANUARY 4,
                                               1994         1995        1997
                                           ------------ ------------ ----------
   Statutory federal income tax expense..   $2,732,000   $  951,000  $2,539,000
   State income taxes, net of federal
    benefit..............................       80,000      107,000     275,000
   Contingencies and nondeductible ex-
    penses...............................       25,000      709,000     475,000
   Foreign sales corporation profits.....      (44,000)
   Other.................................       57,000       75,934      65,504
                                            ----------   ----------  ----------
   Income tax expense....................   $2,850,000   $1,842,934  $3,354,504
                                            ==========   ==========  ==========

  Deferred income taxes reflect the tax effects of differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of the Company's deferred tax assets and liabilities at December 30, 1995 and January 4, 1997 are as follows:

                                                        DECEMBER 31, JANUARY 4,
                                                            1995        1997
                                                        ------------ ----------
Deferred tax assets:
  Capital loss carry forwards..........................  $  416,440  $  416,440
  Accrued liabilities..................................      88,404     141,366
  Asset valuation allowances...........................     385,696     138,473
  Other................................................                  20,985
                                                         ----------  ----------
  Gross deferred assets................................     890,540     717,264
  Valuation allowance..................................    (416,440)   (416,440)
                                                         ----------  ----------
    Total..............................................  $  474,100  $  300,824
                                                         ==========  ==========
Deferred tax liabilities:
  Depreciation and amortization........................  $1,315,411  $1,515,248
  Contingencies........................................     673,000
  Other................................................                  21,491
                                                         ----------  ----------
    Total..............................................  $1,988,411  $1,536,739
                                                         ==========  ==========

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


10. INCOME TAXES (CONTINUED)

  A deferred tax asset is required to be recognized for the tax benefit of deductible temporary differences and net operating loss carryforwards. A valuation allowance is recognized if it is more likely than not that some or all of the deferred tax asset will not be realized. The valuation allowance was provided for the charge-off of an investment in 1993 which is a capital loss realizable as an offset against capital gains in future periods.

  The Company's and its Parent's federal income tax returns for January 1, 1994 and December 31, 1994, have been examined by the Internal Revenue Service ("IRS"). The IRS has assessed taxes, penalties and interest relating to the deductibility of certain expenses claimed as deductions by the Company. The Company is currently in the process of responding to the IRS. In the opinion of management, adequate provision has been made in the accompanying financial statements for its income tax obligations; however, should the Company be responsible for all taxes, penalties and interest assessed by the IRS, the Company would be required to pay an additional amount of approximately $1.6 million over amounts currently accrued. The Company believes that the proposed adjustments by the IRS are inappropriate and intends to vigorously contest these assessments. It is reasonably possible that the Company's current estimate of its obligations related to the IRS assessment will change in the near term.

  The Company's state income tax returns for the years ended January 1, 1994 and December 31, 1994, have been examined by the New York Department of Finance. In April 1997, the New York Department of Finance assessed taxes and interest in the amount of approximately $130,000. The Company is currently in the process of responding to the New York Department of Finance. The Company believes that the proposed adjustments made by the New York Department of Finance are inappropriate and intends to vigorously contest these assessments.

  The Company's Parent has an indemnification agreement with a shareholder with respect to certain tax obligations. While tax obligations are the expense and liability of the Company and its Parent, the indemnification agreement provides for an additional contribution of capital to the Company's Parent from this shareholder via reductions of long-term obligations due the shareholder from the Company's Parent.

  The Company and the Company's Parent have entered into a Tax Sharing Agreement whereby the Company will pay the Company's Parent its respective pro rata share of the total consolidated tax liability or receive its respective pro rata share of the total consolidated tax refund, as set forth in the tax sharing agreement. Under the Tax Sharing Agreement, the Company and the Company's Parent are treated as separate tax groups.

  During the years ended December 31, 1994, December 30, 1995 and January 4, 1997, the Company paid $2,997,000, $3,486,000, and $2,952,000, respectively, in cash for taxes.

                     GLENOIT CORPORATION AND SUBSIDIARIES
            (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


11. EMPLOYEE BENEFIT PLANS

  The Company has non-contributory pension plans covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the years of credited service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Assets of the plan are managed by a trustee and invested in marketable securities, money market instruments, and mutual funds. Based on the actuarial valuation as of January 1, 1996 no contribution was required for 1996. The following sets forth the plan's status based on actuarial studies as of December 31, 1995 and December 31, 1996:

                                                        DECEMBER 30, JANUARY 4,
                                                            1995        1997
                                                        ------------ ----------
   Actuarial present value of benefit obligations:
     Accumulated benefit obligation, including vested
      benefits of $6,843,489 and $7,878,842,
      respectively....................................   $7,208,001  $8,362,919
                                                         ==========  ==========
     Projected benefit obligation for service rendered
      to date.........................................   $8,008,890  $9,905,860
     Plan assets at fair value, primarily money market
      funds, guaranteed investment contracts, and an-
      nuity contracts.................................    8,340,668   9,242,634
                                                         ----------  ----------
     Plan assets in excess of projected benefit
      obligation (projected benefit obligation in
      excess of plan assets)..........................      331,778    (663,226)
     Unrecognized prior service cost..................      626,603     474,714
     Unrecognized net asset being amortized over 12
      years (salaried) and 9 years (non-salaried).....     (439,941)   (325,462)
     Unrecognized (gain) loss.........................     (360,151)    364,639
                                                         ----------  ----------
     Prepaid pension cost (accrued pension) included
      in other current assets (accrued expenses)......   $  158,289  $ (149,335)
                                                         ==========  ==========

                                          DECEMBER 31, DECEMBER 30,  JANUARY 4,
                                              1994         1995         1997
                                          ------------ ------------  ----------
   Net pension cost includes the follow-
    ing components:
     Service cost--benefits earned dur-
      ing the period....................   $ 376,390   $   432,085   $ 530,689
     Interest cost on projected benefit
      obligations.......................     485,993       556,019     666,149
     Actual return on plan assets.......     116,262    (1,452,735)   (972,441)
     Net amortization and deferral of
      unrecognized net gain (loss)......    (642,973)      952,598     344,316
                                           ---------   -----------   ---------
     Net periodic pension expense for
      year..............................   $ 335,672   $   487,967   $ 568,713
                                           =========   ===========   =========

  A weighted average discount rate of 7.5% and a 4.5% rate of increase in future compensation levels was used in determining the actuarial present value of the projected benefit obligations for both 1995 and 1996. The expected long-term rate of return of pension plan assets was 8% for both 1995 and 1996.

  In 1995, the Company established a defined contribution plan (the "Plan") for all hourly employees in Tennessee. Under the Plan, the Company must contribute 2.5% of employee salaries to the Plan each plan year. Contributions were approximately $25,000 and $95,000 during the years ended December 30, 1995 and January 4, 1997, respectively. Amounts contributed are invested by a trustee in a variety of investment options, including marketable securities and mutual funds.

                      GLENOIT CORPORATION AND SUBSIDIARIES
             (A WHOLLY OWNED SUBSIDIARY OF GLENOIT UNIVERSAL, LTD.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


12. OTHER CONTINGENCIES

  From time to time, the Company is involved in litigation which arises in the ordinary course of business. Management believes the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

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 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS REG-ISTRATION STATEMENT IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. NEITHER THE DELIVERY OF THIS REGISTRATION STATEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS REGISTRATION STATEMENT. THIS REGISTRATION STATEMENT DOES NOT CONSTITUTE AN OF-FER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SO-LICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SO-LICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   3
Summary..................................................................   4
Risk Factors.............................................................  16
Use of Proceeds..........................................................  22
Selected Historical Consolidated Financial Data..........................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Business.................................................................  30
Management...............................................................  38
Principal Stockholders...................................................  41
Certain Relationships and Related Transactions...........................  43
Description of Capital Stock and Indebtedness of Holdings................  46
Description of New Credit Facility.......................................  47
Description of Notes.....................................................  49
Exchange Offer; Registration Rights......................................  79
Certain Federal Income Tax Considerations................................  85
Plan of Distribution.....................................................  86
Legal Matters............................................................  87
Experts..................................................................  87
Index to Consolidated Financial Statements............................... F-1

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                                 $100,000,000

                              GLENOIT CORPORATION

                    11% SENIOR SUBORDINATED NOTES DUE 2007








                              DATED       , 1998

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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, inter alia, ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it currently exists or may hereafter be amended.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  The Company maintains and has in effect insurance policies covering all of the Company's directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.

    3.1 Certificate of Incorporation of Glenoit Corporation.**
    3.2 By-Laws of Glenoit Corporation**
    3.3 Certificate of Incorporation of Glenoit Asset Corporation**
    3.4 By-Laws of Glenoit Asset Corporation**
    4.1 Indenture dated as of April 1, 1997 between Glenoit Corporation, the
        Subsidiary Guarantors (as defined therein) and United States Trust
        Company of New York.**
    4.2 Purchase Agreement dated as of March 26, 1997 among Glenoit
        Corporation, the Subsidiary Guarantors (as defined therein), Salomon
        Brothers Inc. and CIBC Wood Gundy Securities Corp.**
    4.3 Registration Agreement dated as of March 26, 1997 among Glenoit
        Corporation, the Subsidiary Guarantors (as defined therein), Salomon
        Brothers Inc. and CIBC Wood Gundy Securities Corp.**
    5.1 Opinion and consent of Kirkland & Ellis.**
   10.1 Second Amended and Restated Credit Agreement dated as of April 1, 1997 among Glenoit Corporation, the banks, financial institutions and other institutional lenders listed on the signature pages thereto as the Restatement Lenders, the Banque Nationale de Paris, as Administrative
        Agent for the Lender Parties (as defined therein).**
   10.2 Supply Agreement dated February 1, 1997 by and between the Company and
        Sterling Fibers, Inc.**
   10.3 Employment Agreement dated October 28, 1997 by and among the Company,
        Glenoit Universal, Inc. and Thomas J. O'Gorman.**
   10.4 Employment Agreement dated August 5, 1996 by and between the Company and Lester D. Sears.**
   10.5 Stockholders Agreement dated as of December 14, 1995 by and among Glenoit Universal, Inc., Citicorp Venture Capital, John Mowbry O'Mara,
        Banque Nationale de Paris, The Equitable Life Assurance Society of the
        United States, the Seller, Soannes Investment Corp., Thomas J. O'Gorman and certain other parties thereto.**
   16.1 Letter from BDO Seidman, LLP, independent auditors.**
   21.1 Subsidiaries of Glenoit Corporation.**
   23.1 Consent of Coopers & Lybrand L.L.P., independent auditors.*
   23.2 Consent of BDO Seidman, LLP, independent auditors.*
   23.3 Consent of Kirkland & Ellis (included in Exhibit 5.1).*
   24.1 Powers of Attorney (included in signature page).**
   25.1 Statement of Eligibility of Trustee on Form T-1.**
   27.1 Financial Data Schedule.**
   99.1 Form of Letter of Transmittal.**
   99.2 Form of Notice of Guaranteed Delivery.**
   99.3 Form of Tender Instructions.**

--------
 * Filed herewith.
** Previously filed.

  (b) Financial Statement Schedules

  Not applicable

ITEM 22. UNDERTAKINGS.

  The undersigned registrant and co-registrant (together the "Registrants") hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at the time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering; and

    (4) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (5) That for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (8) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (9) That every prospectus: (i) that is filed pursuant to paragraph (8) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  In so far as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 20 or otherwise, the Registrants have been advised that in the opinion of the Securities and exchange Commission such indemnification is against public policy as expressed in the Securities At and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on February 17, 1998.

                                          GLENOIT CORPORATION

                                                             *
                                          By___________________________________
                                            Thomas J. O'Gorman
                                            President, Chief Executive Officer
                                            and Director  (principal executive
                                            officer)

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on February 17, 1998 in the capacities indicated:

                                                             *
                                          By___________________________________
                                            Thomas J. O'Gorman
                                            President, Chief Executive Officer
                                            and Director  (principal executive
                                            officer)

                                                    /s/ Lester D. Sears
                                          By___________________________________
                                            Lester D. Sears
                                            Executive Vice President and Chief
                                             Financial Officer (principal
                                             financial and accounting officer)

                                                            *
                                          By___________________________________
                                            John Mowbray O'Mara
                                            Director

                                                            *
                                          By___________________________________
                                            Saleem Muqaddam
                                            Director

                                                            *
                                          By___________________________________
                                            Isaac Shapira
                                            Director

                                                            *
                                          By___________________________________
                                            Joseph M. Silvestri
                                            Director

         /s/ Lester D. Sears
*By__________________________________
  Lester D. Sears
  as Attorney-in-fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on February 17, 1998.

                                          GLENOIT ASSET CORPORATION

                                                            *
                                          By
                                            -----------------------------------
                                              Thomas J. O'Gorman
                                              President, Chief Executive
                                              Officer and Director (principal
                                              executive officer)

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons on February 17, 1998 in the capacities indicated:

                                                            *
                                          By
                                            -----------------------------------
                                              Thomas J. O'Gorman
                                              President, Chief Executive
                                              Officer and Director (principal
                                              executive officer)

                                                   /s/ Lester D. Sears
                                          By
                                            -----------------------------------
                                              Lester D. Sears
                                              Executive Vice President,
                                              Assistant Secretary (principal
                                              financial and accounting
                                              officer)

                                                            *
                                          By
                                            -----------------------------------
                                              Peter J. Winnington
                                              Secretary and Vice President

                                                            *
                                          By
                                            -----------------------------------
                                              Thomas L. Harrell
                                              Assistant Treasurer

         /s/ Lester D. Sears
*By__________________________________
  Lester D. Sears
  as Attorney-in-fact